  As filed with the Securities and Exchange Commission on April 26, 2000
                                                     Registration No. 333-30674
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                               ----------------

                             AMENDMENT NO. 3
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ----------------

                               SUPPORT.COM, INC.
            (Exact name of registrant as specified in its charter)

            Delaware                           7389                       94-3282005
  (State or other jurisdiction     (Primary Standard Industrial        (I.R.S. Employer
of incorporation or organization)   Classification Code Number)       Identification No.)

                                 575 Broadway
                            Redwood City, CA 94063
                                (650) 556-9440
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                             RADHA RAMASWAMI BASU
                            Chief Executive Officer
                               SUPPORT.COM, INC.
                                 575 Broadway
                            Redwood City, CA 94063
                                (650) 556-9440
 (Name, address, including zip code and telephone number, including area code, of agent for service of process)

                               ----------------

                                  Copies to:

    Jorge del Calvo, Esq.                 Mark A. Bertelsen, Esq.
Allison Leopold Tilley, Esq.                Jose F. Macias, Esq.
    Davina K. Kaile, Esq.                     Betsey Sue, Esq.
Pillsbury Madison & Sutro LLP         Wilson Sonsini Goodrich & Rosati
     2550 Hanover Street                     650 Page Mill Road
     Palo Alto, CA 94304                    Palo Alto, CA 94304

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.


   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement numbers of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration filed with the Securities + +and Exchange Commission is effective. This prospectus is not an offer to sell + +securities and it is not soliciting offers to buy these securities in any +
+state where the offer or sale is not permitted.                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 26, 2000

                                          Shares

                                     (logo)

                                  Common Stock

                                   --------

  Before this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between
$      and $      per share. We have applied to list our common stock on The
Nasdaq Stock Market's National Market under the symbol SPRT.

  The underwriters have an option to purchase a maximum of additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See Risk Factors on page 7.

                                                     Underwriting
                                            Price to Discounts and Proceeds to
                                             Public   Commissions  Support.com
                                            -------- ------------- -----------
Per Share..................................   $           $            $
Total......................................  $           $            $

  Delivery of the shares of common stock will be made on or about .

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

             Chase H&Q

                           Bear, Stearns & Co. Inc.

                                         Wit SoundView

                     The date of this prospectus is      .

                  Graphic depicting Support.com's business:
                              Support.com Logo

        eBusiness infrastructure software that automates, personalizes and enhances user support over the Internet

Corporate information technology       [GRAPHIC OF PERSON WEARING HEADSET]         Internet      [SUPPORT.COM LOGO]
departments use our software to        Corporate                                                 Customers  [GRAPHIC OF PERSON
provide support for the systems        Information Technology Departments                                    FACING A COMPUTER
and applications used by their                                                                               TERMINAL]
employees, partners and customers.


Support outsourcers use our            [GRAPHIC OF PERSON WEARING HEADSET]
software to meet customer service      Support outsourcers
requirements for the complex
environments they support.


Internet service providers use our     [GRAPHIC OF PERSON WEARING HEADSET]                       [SUPPORT.COM LOGO]
software to address Internet           Internet Service       [SUPPORT.COM LOGO]   Extranet      Partners
connectivity, email, browser and       Providers                                                 Clients
other subscriber issues.                                                                         Suppliers


Application service providers use      [GRAPHIC OF PERSON WEARING HEADSET]         Intranet      [SUPPORT.COM LOGO]
our technology to enhance their        Application Service                                       Employees
web-based software delivery with       Providers
automated, web-based support.

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Summary.............................    3
Risk Factors........................    7
Special Note About Forward-Looking
 Statements.........................   17
Use of Proceeds.....................   18
Dividend policy.....................   18
Capitalization......................   19
Dilution............................   20
Selected Consolidated Financial
 Data...............................   22
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   23
Business............................   32

                                   Page
                                   ----
Management.......................   51
Related Party Transactions.......   62
Principal Stockholders...........   64
Description of Capital Stock.....   67
Recission Offer..................   71
Shares Eligible for Future Sale..   72
Underwriting.....................   74
Notice to Canadian Residents.....   77
Legal Matters....................   78
Experts..........................   78
Where You Can Find More
 Information.....................   78
Index To Financial Statements....  F-1

                                 ------------



                     Dealer Prospectus Delivery Obligation

   Until 25 days after the commencement of this offering, all dealers that participate in transactions with these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and unsold allotments or subscriptions.

                                    SUMMARY

   This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making a decision whether to purchase our common stock.

                                  Support.com

   We provide eBusiness infrastructure software that automates, personalizes and enhances user support over the Internet. Our eSupport software is designed to accelerate eBusiness growth by increasing the efficiency and capabilities of support organizations that would otherwise constrain expanding Internet initiatives. eBusiness refers to business conducted over the Internet and eSupport is the automated delivery of user support over the Internet. Our eSupport product suite offers customers automated problem avoidance through system self-healing, call avoidance through user self-service portals and improved problem resolution through intelligent online assisted support.

   We sell our products and services to corporate information technology departments, Internet service providers, application service providers and support outsourcers. Our customers include Bear Stearns, Cisco, Compaq, Computer Sciences Corporation, everdream, Excite@Home, Globo Cabo, JCPenney, micronpc.com and Samsung.

   Businesses are rapidly implementing Internet technologies to automate and improve interactions between employees, customers, and their network of suppliers, distributors and business partners. We believe high-quality user support is essential to succeed in this environment. Organizations can deploy eSupport solutions to transform support operations from inefficient cost centers to highly productive and scalable competitive assets that increase customer loyalty, improve operational efficiencies and generate incremental revenue. IDC estimates that the market for these eSupport solutions will grow to over $14 billion in 2003.

   We believe technical support has become the most critical form of user support, as businesses and users increasingly rely upon complex information technology and the Internet to conduct business. The growing complexity of information systems, the proliferation of electronic devices, and the escalation in the number of users has made technical support increasingly difficult to deliver. These complexities require a highly personalized, automated and web-based approach to support that intelligently identifies and resolves user problems.

   Our eSupport solution is an integrated suite of web-based software products--Healing Agent, Support Center, Support Portal, and Foundry--that can deliver:

  . reduced costs through the automation and personalization of the support process.

  . increased customer satisfaction through rapid problem resolution.

  . accelerated eBusiness growth by converting the traditional call center into a business services desk that increases the efficiency of the support process and generates revenues.

   We believe that our leadership in providing eSupport infrastructure software gives us a competitive advantage as we develop solutions to address broader customer service opportunities.

   We were incorporated in Delaware in December 1997 under the name Replicase, Inc. We changed our name to Tioga Systems, Inc. in October 1998 and to Support.com, Inc. in December 1999. Our principal executive offices are located at 575 Broadway, Redwood City, California 94063, and our telephone number at that address is (650) 556-9440. Our web site is located at www.support.com. The information on our web site is not part of this prospectus.

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                  The Offering

 Common stock offered by Support.com................            shares
 Common stock to be outstanding after the offering..            shares
 Use of proceeds.................................... For repayment of debt and general corporate
                                                     purposes, including
                                                     working capital.
 Proposed Nasdaq National Market symbol............. SPRT

                                ----------------

   Unless otherwise indicated, the number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding on March 31, 2000 and assumes:

  . no exercise of the underwriters' over-allotment option,

  . the exercise of warrants to purchase 38,461 shares of our preferred stock that will expire if not exercised before completion of this offering and

  . conversion of all outstanding shares of preferred stock into common stock,

and excludes:

  . 2,139,784 shares issuable upon exercise of options outstanding at a weighted average exercise price of $2.51 per share,

  . 245,189 shares issuable upon exercise of warrants outstanding and

  . 6,470,434 additional shares available for future issuance under our stock plans.

                    Summary Consolidated Financial Data
                     (in thousands, except per share data)

                                 Period from
                               incorporation on                Three months
                               December 3, 1997  Year ended  ended March 31,
                               to December 31,  December 31, -----------------
                                     1998           1999      1999      2000
                               ---------------- ------------ -------  --------
                                                               (unaudited)
Consolidated Statement of
 Operations Data:
Total revenue................      $    18        $  3,315   $   334  $  2,413
Loss from operations.........       (2,804)        (14,464)   (1,209)   (9,909)
Net loss.....................       (2,750)        (14,294)   (1,207)   (9,849)
Accretion on redeemable
 convertible preferred
 stock.......................         (214)         (1,072)     (101)     (402)
Net loss attributable to
 common stockholders.........       (2,964)        (15,366)   (1,308)  (10,251)
Net loss per share:
  Basic and diluted..........        (0.57)          (2.31)    (0.20)    (1.21)
  Weighted average shares--
   basic and diluted.........        5,227           6,643     6,481     8,442
Pro forma net loss per share:
  Basic and diluted..........                        (0.71)              (0.41)
  Weighted average shares--
   basic and diluted.........                       20,137              23,998

                                                        March 31, 2000
                                                 ------------------------------
                                                                     Proforma
                                                  Actual   Proforma as Adjusted
                                                 --------  -------- -----------
                                                          (unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term
 investments...................................  $ 11,773  $11,773
Working capital................................     4,683    4,683
Total assets...................................    17,321   17,321
Long-term obligations, net of current portion..     2,423    2,423
Redeemable convertible preferred stock.........    21,851      --
Stockholders' equity (deficit).................  $(18,452) $ 3,399

                                ----------------

   The statement of operations for the year ended December 31, 1998 is presented for the period from our incorporation on December 3, 1997. Operating expenses totaled approximately $9,000 for the period from our incorporation on December 3, 1997 to December 31, 1997.

   Please see note 1 of the notes to the financial statements for an explanation of the determination of the number of shares used in computing per share data.

   The pro forma as adjusted balance sheet data includes the sale of the shares of common stock that we are offering under this prospectus at an
assumed initial public offering price of $     per share and after deducting
the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

   You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. If any of these risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Support.com

We have a history of losses and if we do not become profitable, we may not be able to continue to operate.

   We incurred net losses of approximately $26.9 million for the period from December 3, 1997, through March 31, 2000. We expect to continue to incur substantial net losses in the future. If we do not become profitable within the timeframe expected by securities analysts or investors, the market price of our stock will likely decline. If we continue to incur net losses, we may not be able to increase our number of employees or our investment in capital equipment, sales, marketing and research and development programs. We do not know when or if we will become profitable. If we do achieve profitability, we may not sustain or increase profitability in the future and may not be able to continue to operate.

Our quarterly results are difficult to predict and may fluctuate. If we do not meet quarterly financial expectations, our stock price would likely decline.

   Because of our limited operating history, our quarterly revenue and operating results are difficult to predict and may fluctuate from quarter to quarter. Our operating results in some quarters may fall below the expectations of securities analysts or investors, which would likely cause the market price of our common stock to decline.

   Several factors are likely to cause fluctuations in our operating results, including:

  . demand for our eSupport infrastructure software;

  . the price and mix of products and services we or our competitors offer;

  . our ability to retain customers; and

  . the amount and timing of operating costs and capital expenditures relating to expansion of our business, infrastructure and marketing activities.

Our quarterly results depend on the size of a small number of orders, so the delay or loss of any single large order during a quarterly period, and especially an order for a perpetual license rather than a subscription license, could harm that quarter's results and cause our stock price to decline.

   Our operating results could suffer if any large orders are delayed or cancelled in any future period. Each quarter, we derive a significant portion of our license revenue from a small number of relatively large orders for the licensing of our eSupport infrastructure software. We also license our eSupport infrastructure software under perpetual and subscription licenses. Perpetual licenses typically result in our recognition of a larger amount of revenue in the quarter in which the license is granted as compared with subscription licenses. Revenue from a perpetual license is generally recognized upon delivery of a product. Revenue from a subscription license is recognized on a monthly basis over the term of the subscription, which is typically three years. We expect that we will continue to depend upon a small number of large orders for a significant portion of our license revenue.

Because a small number of customers has accounted for and may continue to account for substantial portions of our revenue, our revenue could decline because of delays of customer orders or the failure of existing customers to renew licenses.

   For the first quarter of 2000, Schlumberger accounted for 27% of our total revenue, General Electric accounted for 15% of our revenue and Computer Sciences Corporation accounted for 10% of our total revenue. No other single customer accounted for 10% or more of our total revenue for the first quarter of 2000. Because we have a small number of customers and a few customers are likely to continue to account for a significant portion of our revenue, our revenue could decline because of the loss or delay of a single customer order or the failure of an existing customer to renew its subscription license. We may not obtain additional customers. The failure to obtain additional customers, the loss or delay of customer orders and the failure of existing customers to renew licenses will harm our operating results.

We must achieve broad adoption and acceptance of our eSupport products and services or we will not increase our market share or grow our business.

   We must achieve broad market acceptance and adoption of our products and services or our business and operating results will suffer. Specifically, we must encourage our customers to transition from using traditional support methods. To accomplish this, we must:

  . continually improve the performance, features and reliability of our products and services to address changing industry standards and customer needs and

  . develop integration with other support-related technologies.


We must attract and retain qualified personnel, which is particularly difficult for us because we are headquartered in the San Francisco Bay Area, where competition for personnel is extremely intense.

   If we fail to retain and recruit the necessary personnel, our ability to develop new products and services and to provide acceptable levels of customer service could suffer. We currently plan to substantially increase our number of employees over the next 12 months. Competition for these personnel is intense, especially in the San Francisco Bay Area. We have had difficulty hiring qualified personnel as quickly as we have desired. Specifically, we may be unable to hire a sufficient number of qualified support, training and engineering professionals. If we hire employees from our competitors, these competitors may claim that we have engaged in unfair hiring practices. We could incur substantial costs in defending ourselves against any of these claims, regardless of their merits.


Our product innovations may not achieve the market penetration or price stability necessary for profitability.

   If we fail to develop, in a timely manner, new or enhanced versions of our eSupport infrastructure software or to provide new products and services that achieve rapid and broad market acceptance or price stability, we may not become profitable. We may fail to identify new product and service opportunities successfully. Our existing products will become obsolete if we fail to introduce new products or product enhancements that meet new customer demands, support new standards or integrate with new or upgraded versions of packaged applications. We may have little or no control over the factors that might influence market acceptance of our products and services. These factors include:

  . the willingness of enterprises to transition to automated support and eSupport and

  . acceptance of competitors' automated support or eSupport solutions.

Our eSupport software may not operate with the hardware and software platforms that are used by our customers now or in the future, and as a result our business and operating results may suffer.

   We currently serve a customer base with a wide variety of constantly changing hardware, packaged software applications and networking platforms. With the exception of our Support Portal, our eSupport infrastructure software is currently available only on Microsoft Windows operating systems. If there is widespread adoption of other operating system environments, or if we fail to release versions of our eSupport infrastructure software that are compatible with these other operating systems, our business and operating results will suffer. Our future success also depends on:

  . our ability to integrate our product with multiple platforms and to modify our product as new versions of packaged applications are introduced;

  . the number of different operating systems and databases that our product can work with; and

  . our management of software being developed by third parties for our customers or for use with our product.


We rely on third-party technologies and our inability to use or integrate third-party technologies could delay product or service development.

   We intend to continue to license technologies from third parties including applications used in our research and development activities and technologies, which are integrated into our products and services. Our inability to obtain or integrate any of these licenses could delay product and service development until equivalent technology can be identified, licensed and integrated. These technologies may not continue to be available to us on commercially reasonable terms or at all. We may fail to successfully integrate any licensed technology into our products or services. This would harm our business and operating results. Third-party licenses also expose us to increased risks that include:

  . risks of product malfunction after new technology is integrated;

  . the diversion of resources from the development of our own proprietary technology; and

  . our inability to generate revenue from new technology sufficient to offset associated acquisition and maintenance costs.

We may engage in future acquisitions or investments that could dilute our existing stockholders, or cause us to incur significant expenses.

   We may acquire or invest in complementary businesses, technologies or products. For example, we recently entered into an agreement to evaluate technology that relates to problem identification, and as part of the agreement, we have an option to purchase this technology for up to $11,350,000, which we may or may not exercise. If we are unable to use or integrate any newly acquired entities or technologies effectively or profitably, our operating results could suffer. Future acquisitions by us could also result in large and immediate write-offs, incurrence of debt and contingent liabilities or amortization of expenses related to goodwill and other intangibles, which could harm our operating results. Additional funds to finance any acquisitions may not be available on terms that are favorable to us, or at all, and, in the case of equity financings, may dilute our stockholders.

Our recent growth has placed a strain on our management systems, network infrastructure and resources and our failure to manage growth could harm our ability to provide adequate levels of service to our customers, disrupt our operations and delay execution of our business plan.

   Our rapid expansion in our personnel, facilities, systems and infrastructure has placed, and we expect that it will continue to place, a significant strain on our management controls, network infrastructure and financial resources. Our failure to manage growth could harm our ability to provide adequate levels of customer service, delay execution of our business plan or disrupt our operations. We expect further significant expansion, including expansion outside the San Francisco Bay Area. We will need to obtain additional office space before the end of 2000, and if we fail to obtain sufficient space, our business operations will be disrupted.

We have recently hired a number of new senior management personnel and their failure to integrate effectively may interfere with our operations.

   Over the last 12 months, we have hired a number of new officers, including our chief executive officer, Radha R. Basu, our chief financial officer, Brian
M. Beattie, and our senior vice president of sales and business development, Jim R. Hilbert. These individuals, who have worked together for only a short period of time, must spend a significant amount of time learning our business model and management system while performing their regular duties. The integration of new personnel could disrupt our ongoing operations.

Because we do not have long-term employment agreements with most of our key personnel, we may lose their services, which in turn would harm the market's perception of our business.

   Our success will depend on the skills, experience and performance of our senior management, engineering, sales, marketing and other key personnel. We do not have long-term employment agreements with many of our key employees. The loss of the services of any of our senior management or other key personnel, including our chief executive officer, Radha R. Basu, our chief financial officer, Brian Beattie, our vice president of engineering, Scott W. Dale, and our chief software officer, Cadir B. Lee, could harm the market's perception of our business and our ability to achieve our business goals.

Our failure to establish and expand our strategic alliances would harm our ability to achieve market acceptance of our eSupport infrastructure software.

   If we fail to maintain, establish or successfully implement strategic alliances, our ability to achieve market acceptance of our eSupport infrastructure software will suffer and our business and operating results will be harmed. Specifically, we must establish and extend existing distribution alliances with specialized technology and services firms such as support outsourcers. We must also establish and extend existing solutions alliances with leading providers of complementary support technologies, including call center or help desk management companies, knowledge management companies and systems management firms.

Our eSupport products depend on and work with products containing complex software and if our products fail to perform properly due to errors or similar problems in the software, we may need to spend resources to correct the errors or compensate for losses from these errors and our reputation could be harmed.

   Our eSupport products depend on complex software, both internally developed and licensed from third parties. Also, our customers may use our products with other companies' products which also contain complex software. Complex software often contains errors. These errors could result in:

  . delays in product shipments;

  . unexpected expenses and diversion of resources to identify the source of errors or to correct errors;

  . damage to our reputation;

  . lost sales;

  . product liability claims; and

  . product returns.

Our system security is important to our customers and we may need to spend significant resources to protect against or correct problems caused by security breaches.

   A fundamental requirement for online communications, transactions and support is the secure transmission of confidential information. Third parties may attempt to breach our security or that of our customers. We may be liable to our customers for any breach in security and any breach could harm our business and reputation. Also, computers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to further protect against security breaches or to correct problems caused by any breach.

We may face claims of invasion of privacy or inappropriate disclosure, use or loss of our customers' information and any liability imposed could harm our reputation and cause us to lose customers.

   Our software contains features which may allow us or our customers to control, monitor or collect information from computers running the software without notice to the computing users. Therefore we may face claims about invasion of privacy or inappropriate disclosure, use or loss of this information. Any imposition of liability could harm our operating results.

Our sales cycle can be lengthy and if revenue forecasted for a particular quarter is not realized in that quarter, significant expenses incurred may not be offset by corresponding sales.

   Our sales cycle for our eSupport infrastructure software can range from one week to nine months or more and may vary substantially from customer to customer. While our customers are evaluating our products and services, we may incur substantial sales and marketing expenses and spend significant management effort. Any delay in completing sales in a particular quarter could cause our operating results to be below expectations.

We have limited experience in international operations and if our revenue from international operations does not exceed the expense of establishing and maintaining our international operations, our business could suffer.

   We intend to expand further into international markets. We have limited experience in international operations and may not be able to compete effectively in international markets. If we do not generate enough revenue from international operations to offset the expense of these operations, our business could suffer. Risks we face in conducting business internationally include:

  . difficulties and costs of staffing and managing international operations;

  . differing technology standards;

  . longer sales cycles and collection periods;

  . changes in currency exchange rates and controls; and

  . dependence on local vendors.


Any system failure that causes an interruption in our customers' ability to use our eSupport products or services or a decrease in their performance could harm our relationships with our customers and result in reduced revenue.

   Our eSupport software depends on the uninterrupted operation of our internal and outsourced communications and computer systems. These systems are vulnerable to damage or interruption from computer viruses, human error, natural disasters and intentional acts of vandalism and similar events. We have no formal disaster recovery plan and business interruption insurance may not be enough to compensate us for losses that occur. These problems could interrupt our customers' ability to use our eSupport products or services which could harm our reputation and cause us to lose customers and revenue.

We may not obtain sufficient patent protection, and this could harm our competitive position and increase our expenses which would harm our business.

   Our success and ability to compete depend to a significant degree upon the protection of our software and other proprietary technology. It is possible that:

  . our four pending patent applications may not be issued,

  . competitors may independently develop similar technologies or design around any of our patents,

  . patents issued to us may not be broad enough to protect our proprietary rights and

  . issued patents could be successfully challenged.

We rely upon trademarks, copyrights and trade secrets to protect our proprietary rights and if these rights are not sufficiently protected, it could harm our ability to compete and to generate revenue.

   We also rely on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights and our ability to compete and grow our business could suffer if these rights are not adequately protected. Our proprietary rights may not be adequately protected because:

  . laws and contractual restrictions may not prevent misappropriation of our technologies or deter others from developing similar technologies and


  . policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use.

   Also, the laws of other countries in which we market our products may offer little or no protection of our proprietary technologies. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us for it, which would harm our competitive position and market share.

We may face intellectual property infringement claims that could be costly to defend and result in our loss of significant rights.

   Other parties may assert intellectual property infringement claims against us and our products may infringe the intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert management's attention from our business. If there is a successful claim of infringement, we may be required to develop non-infringing technology or enter into royalty or license agreements which may not be available on acceptable terms, if at all. Our failure to develop non-infringing technologies or license the proprietary rights on a timely basis would harm our business. Our products may infringe issued patents that may relate to our products. Also, patent applications may have been filed which relate to our software products.

Industry Risks

We must compete successfully in the eSupport market or we will lose market share and our business will fail.

   The market for our products is intensely competitive, rapidly changing and significantly affected by new product introductions and other market activities of industry participants. Competitive pressures could reduce our market share or require us to reduce the price of products and services and therefore our gross margin, which could harm our business and operating results. Our integrated software solution competes against various vendors' software products designed to accomplish specific elements of a complete eSupport solution. For example, in the market for automated development of support solutions, we compete with companies such as Serena Software, Inc. In the market for automated delivery of support solutions, we compete with Motive Communications, Inc.

   We may encounter competition from companies such as:

  . customer communications software companies;

  . question and answer companies;

  . customer relationship management solution providers;

  . consolidated service desk solution vendors;

  . Internet infrastructure companies; and

  . operating systems providers.

Our potential competitors may have longer operating histories, significantly greater financial, technical, and other resources or greater name recognition than we do. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements.

Because our eSupport infrastructure software is designed to support businesses operating over the Internet, our success depends on the continued growth and levels of performance of Internet usage.

   Because a majority of our products are designed to support businesses operating over the Internet, the success of our business will depend on the continued improvement of the Internet as a convenient means of consumer interaction and commerce, as well as an efficient medium for the delivery and distribution of information by enterprises to their employees and extended enterprise. Because global commerce on the Internet and the online exchange of information is evolving, we cannot predict whether the Internet will continue to be a viable commercial marketplace.

Governmental regulation and legal changes could impair the growth of the Internet and decrease demand for our products or increase our cost of doing business.

   The laws and regulations that govern our business change rapidly. Any changes in laws and regulations could impair the growth of the Internet and could reduce demand for our products, subject us to liability or increase our cost of doing business. The United States government and the governments of other states and foreign countries have attempted to regulate activities on the Internet and the distribution of software. Also, in 1998, Congress passed the Internet Freedom Act, which imposes a three-year moratorium on state and local taxes on Internet-based transactions. Failure to renew this moratorium would allow various states to impose taxes on e-commerce. This might harm our business directly and indirectly by harming the businesses of our customers, potential customers and business alliances. The applicability to the Internet of existing laws governing issues is uncertain and may take years to resolve. Evolving areas of law that are relevant to our business include privacy law, intellectual property laws, proposed encryption laws, content regulation and sales and use tax laws and regulations.

Offering Risks

Our stock price may be volatile because we are an eBusiness software company, and you may not be able to sell your shares at or above the offering price.

   Before this offering, our common stock has not been publicly traded, and an active trading market may not develop or be sustained after this offering. You may not be able to sell your shares at or above the offering price. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially because of:

  . actual or anticipated fluctuations in our operating results,

  . changes in or our failure to meet securities analysts' expectations,

  . conditions and trends in the Internet and other technology industries and

  . fluctuations in stock market price and volume, which are particularly common among securities of software and Internet-oriented companies.

After this offering, our directors, executive officers and principal
stockholders will own   % of our common stock and this concentration of
ownership will allow them to elect most of our directors and could delay or prevent a change in control of Support.com.

   After this offering, our directors, executive officers and stockholders who currently own over 5% of our common stock will collectively beneficially own
approximately      % of our outstanding common stock. These stockholders, if
they vote together, will be able to significantly influence all matters requiring stockholder approval. For example, they may be able to elect most of our directors, delay or prevent a transaction in which stockholders might receive a premium over the market price for their shares or prevent changes in control or management.

Most of our outstanding shares of common stock may be sold in the market shortly after this offering, which may cause our stock price to decline.

   Sales of a substantial number of shares of common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market after this offering or after the expiration of lockup and holding periods could cause the market price of our common stock to decline. All the shares sold in this offering will be freely tradable. The remaining shares of common stock outstanding after this offering are under lock-up agreements that prohibit the sale of the shares for 180 days after the date of this prospectus. Any or all of these shares may be released before expiration of the 180-day lockup period at the discretion of Credit Suisse First Boston
Corporation. Immediately after the 180-day lockup period,            shares
will become available for sale.

Our stock price may decline significantly because of stock market fluctuations that affect the prices of technology stocks. A decline in our stock price could result in securities class action litigation against us, that could divert management's attention and harm our business.

   The stock market has experienced significant price and volume fluctuations that have affected the market prices for the common stocks of technology companies. These broad market fluctuations may cause the market price of our common stock to decline. After periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could harm our ability to execute our business plan.

We may need additional capital and if funds are not available on acceptable terms, we may not be able to hire and retain employees, fund our expansion or compete effectively.

   We believe that our existing capital resources, including the anticipated proceeds of this offering, will enable us to maintain our operations for at least the next 12 months. However, we may choose to, or be required to, raise additional funds. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. This financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing stockholders. If adequate funds are not available or are not available on acceptable terms, our ability to hire, train or retain employees, to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products, or respond to competitive pressures would be significantly limited.

Our management has significant flexibility in using the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. If our management does not use the proceeds in a manner that increases our operating results or market value, our business could suffer.

   Our management will have significant flexibility in applying the net proceeds of this offering. The net proceeds could be applied in ways that do not increase our operating results. We intend generally to use the net proceeds from this offering to repay $2.2 million in debt and for general corporate purposes, including working capital. We also have an option to acquire technology for $11.4 million which we may or may not exercise. We have not determined the actual expected expenditures and thus cannot estimate the amounts to be used for each specified purpose. The actual amounts and timing of these expenditures will vary significantly depending on a number of factors, including the amount of cash used in or generated by our operations and the market response to the introduction of any new product and service offerings. Depending on future developments and circumstances, we may use some of the proceeds for purposes other than those described above.

We may be required to repurchase or be liable under state securities laws for shares issued, and option grants made, under our 1998 stock option plan in violation of registration requirements of state securities laws.

   Some of the shares issued and options granted under our 1998 stock option plan violated state securities laws because these stock issuances and option grants were not exempt from registration or qualification under state securities laws and registration or qualification was not obtained. We could be required to make total payments to the holders of these shares and options of up to $215,000 plus statutory interest of 7% per year, if our offer to repurchase options and common stock issued upon exercise of options is accepted. If any or all of these holders reject the repurchase offer, we may continue to be liable under state securities laws for up to a total amount of approximately $215,000 plus statutory interest of 7% per year.

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These statements relate to our, and in some cases our customers' or alliance partners', future plans, objectives, expectations, intentions and financial performance. In some cases, you can identify forward-looking statements because they use terms such as anticipates, believes, continue, could, estimates, expects, intends, may, plans, potential, predicts, should or will or the negative of those terms or other comparable words. These statements involve risks and uncertainties that may cause industry trends or our actual results, activities or achievements to be materially different from those expressed or implied by these statements. These factors include those listed under Risk Factors, Business, Management's Discussion and Analysis of Financial Condition and Results of Operations and other sections in this prospectus.

   Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or changes in our expectations. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds of approximately $
million from the sale of           shares of our common stock. If the
underwriters exercise their over-allotment option in full, we estimate that we
will receive total net proceeds of approximately $     . These net proceed
amounts are based on an initial public offering price of $           per share
less the estimated underwriting discounts, commissions and offering expenses payable by us.

   We intend to use the net proceeds of this offering to repay $2.2 million in principal under secured and subordinated debt facilities and for general corporate purposes, including working capital.

   We may also use a portion of the net proceeds to acquire additional businesses, products and technologies that we believe will complement our business. We have a 90-day option, which we may or may not exercise, to purchase technology related to problem identification for up to $11.4 million. We may use some of the proceeds from this offering to purchase the technology.

   We do not have more specific plans for the net proceeds from this offering. The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

   Pending the uses described above, we will invest the net proceeds of this offering in short term interest bearing, investment-grade securities. We may not invest the proceeds to yield a favorable return. We believe that our available cash and the net proceeds of this offering will be sufficient to meet our capital requirements for at least the next 12 months.

                                DIVIDEND POLICY

   We have never declared or paid dividends on our capital stock and do not anticipate paying any dividends. We expect to retain our earnings, if any, for the development of our business. Our bank line of credit currently prohibits the payment of dividends.

                                 CAPITALIZATION

   The table below lists our capitalization as of March 31, 2000:

  . on an actual basis;

  . on a pro forma basis assuming:

   . the exercise of outstanding warrants to purchase an aggregate of 38,461 shares of preferred stock at an exercise price of $6.50 that expire upon completion of this offering and

   . the conversion of all outstanding shares of preferred stock into common stock and changes to our authorized capital stock upon completion of this offering;

  . on the same pro forma basis as adjusted to include the sale of shares of common stock by us at an assumed initial public offering price
    of $           per share and after deducting the underwriting discounts
    and commissions and estimated offering expenses payable by us.

                                                        March 31, 2000
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  as Adjusted
                                                --------  ---------  -----------
                                                  (in thousands except share
                                                            data)
Long-term obligations, excluding current
 portion....................................... $  2,423  $  2,423      $
                                                --------  --------      ----
Redeemable convertible preferred stock:
 12,280,108 shares authorized:
  series B--7,346,108 shares designated,
   7,346,108 issued and outstanding actual,
   none authorized, issued and outstanding pro
   forma and pro forma as adjusted.............    5,741       --        --
  series C--4,934,000 shares designated,
   4,638,618 issued and outstanding actual,
   none authorized, issued and outstanding pro
   forma and pro forma as adjusted.............   16,110       --        --
Stockholders' equity (net capital deficiency):
  series A preferred stock, 3,571,600 shares
   designated, 3,571,600 shares issued and
   outstanding actual, none authorized, issued
   and outstanding pro forma and pro forma as
   adjusted....................................        1       --        --
  common stock, 31,060,000 shares authorized,
   13,569,596 shares issued and outstanding
   actual; 150,000,000 shares authorized,
   29,164,383 shares issued and outstanding pro
   forma;            shares issued and
   outstanding pro forma as adjusted...........        1         3
  Additional paid-in capital...................   27,168    49,268
  Receivable from stockholders.................   (2,121)   (2,121)
  Deferred compensation........................  (16,608)  (16,608)
  Accumulated deficit..........................  (26,893)  (26,893)
                                                --------  --------
    Total stockholders' equity (deficit).......  (18,452)    3,649
                                                --------  --------
    Total capitalization....................... $  5,822  $  6,072
                                                ========  ========

   This table excludes:

  . 245,189 shares of common stock issuable upon exercise of warrants that will be outstanding after this offering at a weighted average exercise price of $9.91 per share;

  . 2,139,784 shares of common stock under options outstanding under our 1998 stock option plan as of March 31, 2000; and

  . 6,470,434 shares of common stock reserved for issuance under our 1998 stock option plan, 2000 omnibus equity incentive plan and our 2000 employee stock purchase plan.

                                    DILUTION

Pro forma net tangible book value

   The pro forma net tangible book value of our common stock was approximately $3.6 million, or approximately $0.13 per share, on March 31, 2000. We calculated pro forma net tangible book value assuming that a warrant for 38,461 shares of preferred stock will be exercised and all outstanding shares of preferred stock will convert into common stock when the offering is completed. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding.

Dilution after this offering

   Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

   Assuming our sale of            shares of common stock offered by this
prospectus at an assumed initial public offering price of $      per share, and
after deducting estimated underwriting discounts, commissions and offering expenses, our pro forma net tangible book value at March 31, 2000 would have
been approximately $      million or $      per share. This represents an
immediate increase in net tangible book value of $           per share to the
existing stockholders and an immediate dilution of $           per share to new
investors purchasing common stock in this offering.

   The table below illustrates this per share dilution:

   Assumed initial public offering price per share...................     $
    Pro forma net tangible book value per share at March 31, 2000....
    Increase per share attributable to new investors.................
                                                                      ---
   Pro forma net tangible book value per share after this offering...
                                                                          ----
   Pro forma dilution per share to new investors.....................     $
                                                                          ====

Differences between new and existing stockholders in number of shares and amount paid

   The table below summarizes, on a pro forma basis, as of March 31, 2000, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering. We
used the assumed initial public offering price of $      per share, and we have
not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

                                 Shares Purchased   Total Consideration   Average
                                ------------------  -------------------    Price
                                  Number   Percent    Amount    Percent  Per Share
                                ---------- -------  ----------- -------  ---------
Existing stockholders.......... 29,164,383       %  $22,275,000       %    $0.76
New investors..................                     $                      $
                                ---------- ------   ----------- ------
  Total........................            100.00%  $           100.00%
                                ========== ======   =========== ======

   This discussion and table assume no exercise of any outstanding stock options. The exercise of options outstanding under our stock option plans having an exercise price less than the offering price would increase dilution to new investors.

   If the underwriters exercise the over-allotment in full:

  . the number of shares of common stock held by existing stockholders will
    decrease to approximately     % of the total number of shares of our
    outstanding common stock; and

  . the number of shares held by new investors will increase to           ,
    or approximately     % of the total number of shares of our common stock
    outstanding after completion of this offering.

                   SELECTED CONSOLIDATED FINANCIAL DATA

   The consolidated statement of operations data for the period from our incorporation on December 3, 1997 through December 31, 1998, and the year ended December 31, 1999 and the consolidated balance sheet data at December 31, 1998 and 1999, are derived from our audited consolidated financial statements that have been prepared based on generally accepted accounting principles. The consolidated balance sheet data as of March 31, 2000 and the consolidated statement of operations data for the three months ended March 31, 1999 and 2000 are derived from unaudited consolidated financial statements and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair presentation of our financial position and results of operations for those periods. Historical results are not necessarily indicative of future results. The pro forma consolidated balance sheet data as of March 31, 2000 is unaudited and reflects the assumed conversion of all outstanding shares of preferred stock into common stock when this offering is completed. This data should be read together with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and related notes included in this prospectus.

                                 Period from
                               incorporation on                Three months
                               December 3, 1997  Year ended   ended March 31,
                               to December 31,  December 31, ------------------
                                     1998           1999      1999      2000
                               ---------------- ------------ -------  ---------
                                    (in thousands except per share data)
Statement of Operations Data:
Revenue:
  License fees...............      $    18        $  2,746   $   330  $   1,618
  Services...................           --             569         4        795
                                   -------        --------   -------  ---------
    Total revenue............           18           3,315       334      2,413

Costs and expenses:
  Cost of license fees.......           --               4         1         36
  Cost of services...........           --             965        73        882
  Research and development...        1,132           2,401       373      1,647
  Sales and marketing........        1,197           8,974       862      5,291
  General and
   administrative............          477           1,881       182        771
  Amortization of deferred
   compensation..............           16           3,554        52      3,695
                                   -------        --------   -------  ---------
    Total costs and
     expenses................        2,822          17,779     1,543     12,322
                                   -------        --------   -------  ---------
Loss from operations.........       (2,804)        (14,464)   (1,209)    (9,909)
Interest and other income
 (expense), net..............           54             170         2         60
                                   -------        --------   -------  ---------
Net loss.....................       (2,750)        (14,294)   (1,207)    (9,849)
Accretion on redeemable
 convertible preferred
 stock.......................         (214)         (1,072)     (101)      (402)
                                   -------        --------   -------  ---------
Net loss attributable to
 common stockholders.........      $(2,964)       $(15,366)  $(1,308) $ (10,251)
                                   =======        ========   =======  =========
Basic and diluted net loss
 per share...................      $ (0.57)       $  (2.31)  $ (0.20) $   (1.21)
                                   =======        ========   =======  =========
Shares used in computing
 basic and diluted net loss
 per share...................        5,227           6,643     6,481      8,442
                                   =======        ========   =======  =========
Unaudited pro forma basic and
 diluted net loss per share..                     $  (0.71)           $   (0.41)
                                                  ========            =========
Shares used in computing
 unaudited pro forma basic
 and diluted net loss per
 share.......................                       20,137               23,998
                                                  ========            =========

                                                    December 31,
                                                  -----------------   March
                                                   1998      1999    31, 2000
                                                  -------  --------  --------
                                                       (in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term
 investments..................................... $ 2,807  $ 12,489  $ 11,773
Working capital..................................   2,979     9,698     4,683
Total assets.....................................   3,672    17,525    17,321
Long-term obligations, net of current portion....     449     2,277     2,423
Redeemable convertible preferred stock...........   5,237    21,449    21,851
Total stockholders' equity (deficit).............  (2,423)  (13,253) $(18,452)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

 General

   We provide eSupport infrastructure software. From our incorporation in December 1997 through the end of 1998, we primarily engaged in research activities and developing and marketing our products. We first began generating revenue from software license fees from the initial version of our products in December 1998. During 1999, we continued to enhance the functionality of our products, build our management team and operational infrastructure and began shipping the second version of our products. In January 2000, we expanded our eSupport Suite by introducing enhanced versions of our existing products as well as the Support Portal and Foundry, which are new applications designed to increase the level of support process automation we provide. During the first quarter of 2000 we added 13 customers and hired 45 employees. As our revenue increased we also incurred significant operating expenses as we expanded our research and development organization, our direct sales force and professional services department. At March 31, 2000, we had an accumulated deficit of $26.9 million.

 Revenue

   We generate revenue primarily from software licenses and related professional services. We market our products through a combination of direct sales, resellers and support outsourcers. Through 1999, substantially all of our revenue was derived from direct sales. We focused on building our indirect sales channel in the fourth quarter of 1999. Although we expect direct sales to continue to account for a majority of revenue in the future, we anticipate a more significant portion of sales to be generated through our indirect channel. In 1998, no revenue was generated from licenses to customers outside of North America, in 1999, 2% of our revenue was generated from these customers and in the first quarter of 2000, 11% of our revenue was generated from these customers. We plan to expand our international operations significantly, particularly in Europe and Asia.

 Revenue Recognition

   We license our software under subscription and perpetual licenses. Revenue under subscription licenses is recognized monthly over the term of the subscription period beginning upon delivery of the product. Subscription licenses typically have a term of 36 months, with subscription pre-payments generally made at the beginning of each 12 month period. For example if we receive an order from a customer for a 36-month subscription license in September of a year, we would recognize only four months of monthly license fees for that same year even if that customer prepaid 12 months of the 36-month term. We began licensing software under a subscription model in June 1999.

   Because revenue under perpetual license agreements is recognized more rapidly than subscription-based revenue, a majority of the revenue recognized through March 31, 2000 has been derived from perpetual licenses. However, a majority of the licenses executed were subscription-based. In determining whether we recognize revenue for subscription and perpetual license fee arrangements, we consider whether evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is probable. If any of these criteria are not met, revenue recognition is deferred until all of the criteria are met.

   Subscription and perpetual licensing arrangements may include service elements. Services revenue consists primarily of fees from professional services, such as consulting services, maintenance and support. Consulting services include a range of services including installation, implementation and building of complex and non-complex interfaces for the customer's specific application. Our maintenance arrangements provide technical support and include the right to unspecified upgrades, if and when available.


   We intend to continue to invest in product development and technologies to enhance our products and services and develop new products and services. Also, an important part of our strategy is to expand our operations and employee base and build our sales, marketing, customer support, technical and operational resources. We expect to continue to incur substantial operating losses in the future, and our expected increase in operating expenses will require significant increases in revenue before we become profitable.

   For purposes of this discussion, references to 1998 include the period from our incorporation on December 3, 1997 to December 31, 1998.

Three Months Ended March 31, 1999 and 2000

 Revenue

   Revenue increased 622% from $334,000 for the three months ended March 31, 1999 to $2.4 million for the three months ended March 31, 2000. In the first quarter of 1999, we generated revenue from five customers and in the first quarter of 2000, we generated revenue from 31 customers. This increase was because of greater market acceptance of our software products and expansion of our product line.

 License revenue

   License revenue increased from $330,000 for the three months ended March 31, 1999 to $1.6 million for the three months ended March 31, 2000. This increase reflects continued growth of revenue since the first quarter of 1999, the first full quarter in which we licensed our products.

 Services revenue

   Service revenue increased from $4,000 for the three months ended March 31, 1999 to $795,000 for the three months ended March 31, 2000. This increase was because of increased implementation and consulting services performed and the growth in number and size of existing maintenance contracts.

 Cost of revenue

   Total cost of revenue increased from $74,000 for the three months ended March 31, 1999 to approximately $918,000 for the three months ended March 31, 2000. This increase was primarily because of the growth in our professional services organization.

 Cost of license revenue

   Cost of license revenue consists primarily of expenses incurred to manufacture, package and distribute software products and related documentation and license fees paid to third parties under technology license arrangements. Cost of license revenue increased from $1,000 for the three months ended March 31, 1999 to approximately $36,000 for the three months ended March 31, 2000. For the first quarter of 2000, cost of license revenue increased primarily because we licensed third party technologies. We expect cost of license revenue to grow in absolute dollars as we continue to license third party technologies.

 Cost of services revenue

   Cost of services revenue includes salaries and other expenses from our customer support organization, related overhead expenses and payments made to third parties for consulting services. Cost of services revenue increased from $73,000 for the three months ended March 31, 1999 to approximately $882,000 for the three months ended March 31, 2000. This increase was primarily because of the growth in the number of employees in our customer support and professional services organizations which grew from 2 employees at March 31, 1999 to 19 employees at March 31, 2000. We expect to continue to invest heavily in customer support, professional services, consulting and training and expect cost of services revenue to increase.

 Operating expense

   Research and development. Research and development expense consists primarily of payroll expenses and related costs for research and development personnel. Research and development expense is expensed as incurred. Research and development expenses increased from approximately $373,000 for the three months ended March 31, 1999 to approximately $1.6 million for the three months ended March 31, 2000. This increase was primarily because of the growth in the number of engineering personnel from 14 employees at March 31, 1999 to 42 employees at March 31, 2000. We expect research and development expense to increase in absolute dollars in the future as we continue to hire additional research and development personnel and spend additional amounts on third party development efforts.

   Sales and marketing. Sales and marketing expense consists primarily of payroll expense, including salaries and commissions and related costs for sales and marketing personnel and promotional expenses, including public relations, advertising and trade shows. Sales and marketing expense increased from approximately $862,000 for the three months ended March 31, 1999 to approximately $5.3 million for the three months ended March 31, 2000.

   This increase was primarily because of the growth in the number of sales and marketing employees from 17 employees at March 31, 1999 to 62 employees at March 31, 2000. Also, sales and marketing expense increased because of commissions paid on increased sales. We expense sales commissions for the entire committed amount of the order in the period the order is received, which typically occurs before recognition of revenue. We also incurred additional expenses during the first quarter of 2000 as we increased the number of regional and international sales offices. We expect that sales and marketing expense will continue to be a significant component of operating expense. We expect sales and marketing expense will increase in absolute dollars as we increase our sales and marketing activities.

   General and administrative. General and administrative expense consists primarily of payroll expense and related costs of administrative personnel and professional fees for legal, accounting and other professional services. General and administrative expense increased from approximately $182,000 for the three months ended March 31, 1999 to approximately $771,000 for the three months ended March 31, 2000. The increase was primarily because of the growth in the number of general and administrative personnel from five employees at March 31, 1999 to 19 employees at

March 31, 2000. We expect general and administrative expense to increase as we hire additional personnel to support the anticipated growth of our business and our operations as a public company.

   Amortization of deferred compensation. We have recorded deferred stock-based compensation for stock options granted to employees and consultants through March 31, 2000 of approximately $23.7 million. This amount represents the difference between the exercise price of these stock option grants and the fair value of the common stock at the time of grant as set by the board of directors. Of this amount, we amortized approximately $7.1 million through March 31, 2000. The remaining $16.6 million and the additional amount of stock-based compensation from recent grants will be amortized over the remaining vesting period of the options. Based on option grants through March 31, 2000, we expect to amortize approximately $2.9 million in the second quarter of 2000, $2.3 million in the third quarter of 2000 and $2.0 million in the fourth quarter of 2000. We expect to recognize lower amounts in subsequent quarters.

   Interest and other income (expense), net. Net interest income consists primarily of interest earned on our cash, cash equivalents and short term investments offset by interest expenses from our capital leases and equipment advances. Net interest and other income was $2,000 for the three months ended March 31, 1999 and approximately $60,000 for the three months ended March 31, 2000. The increase in net interest and other income was primarily from increased average cash balances resulting from our equity financing in June 1999.

Years ended December 31, 1998 and 1999

 Revenue

   Total revenue increased from $18,000 in 1998 to $3.3 million in 1999. This increase was because of greater market acceptance of our software products and expansion of our product line.

 License revenue

   License revenue increased from approximately $18,000 in 1998 to $2.7 million in 1999. This increase was primarily because our first sale of a product occurred in December 1998.

 Services revenue

   Services revenue increased from $0 in 1998 to $569,000 in 1999. This increase was primarily because of maintenance on new licenses and increased implementation and consulting services performed with increased license sales in 1999.

 Cost of revenue

   Total cost of revenue increased from $0 in 1998 to approximately $969,000 in 1999. This increase was primarily because of growth in our professional services organization.

 Cost of license revenue

   Cost of license revenue increased from $0 in 1998 to approximately $4,000 in 1999. This increase was primarily because of increased costs to distribute our software products and related documentation.

 Cost of services revenue

   Cost of services revenue increased from $0 in 1998 to approximately $965,000 in 1999. This increase was primarily because of the growth in the number of employees in our customer support and professional services organizations from no employees at December 31, 1998 to 13 at December 31, 1999. Cost of services revenue exceeds services revenue during 1999 because of the investment in our services organization.

 Operating Expense

   Research and development. Research and development expenses increased from approximately $1.1 million in 1998 to approximately $2.4 million in 1999. This increase was primarily because of the growth in the number of engineering personnel from 10 at December 31, 1998 to 30 at December 31, 1999.

   Sales and marketing. Sales and marketing expense increased from approximately $1.2 million in 1998 to approximately $9.0 million in 1999. This increase was primarily because of a $2.5 million increase in personnel costs, $1.6 million in sales commissions from higher levels of sales during that period and increased facilities expenses.

   General and administrative. General and administrative expense increased from approximately $477,000 in 1998 to approximately $1.9 million in 1999. The increase was primarily because of the growth in the number of administrative personnel from five at December 31, 1998 to 15 at December 31, 1999.

   Amortization of deferred compensation. We have recorded deferred stock-based compensation from stock options granted to employees and consultants through December 31, 1999 of approximately $17.8 million. This amount represents the difference between the exercise price of these stock option grants and the fair value of the common stock at the time of grant as set by the board of directors. Of this amount, we amortized approximately $3.5 million through December 31, 1999. The remaining $14.3 million and the additional amount of stock-based compensation from recent grants will be amortized over the remaining vesting period of the options.

   Interest and other income (expense), net. Net interest and other income was approximately $54,000 in 1998 and approximately $170,000 in 1999. The increase in net interest and other income was primarily because of increased average cash balances resulting from our equity financing in June 1999.

   Provision for income taxes. From our incorporation in December 1997 through December 31, 1999, we incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit. As of December 31, 1999, we had $10.1 million of federal and state net operating loss carryforwards to offset future taxable income. The net operating loss carryforwards begin to expire on varying dates beginning in 2005 through 2019. With our limited operating history, our losses incurred and the difficulty in accurately forecasting our future results, management does not believe that the realization of the related deferred income tax asset meets the criteria required by generally accepted accounting principles. Therefore we have recorded a 100% valuation allowance against the deferred income tax asset.

Quarterly Results of Operations

   The table below shows our unaudited quarterly statement of operations data for the five quarters ended March 31, 2000. This information has been derived from our unaudited consolidated financial statements, which, in management's opinion, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                             Three months ended
                                  --------------------------------------------
                                   Mar.     June     Sept.    Dec.
                                    31,      30,      30,      31,    Mar. 31,
                                   1999     1999     1999     1999      2000
                                  -------  -------  -------  -------  --------
                                               (in thousands)
Statement of Operations Data:
Revenue
  License fees................... $   330  $   492  $   624  $ 1,300  $ 1,618
  Services.......................       4       21      154      390      795
                                  -------  -------  -------  -------  -------
    Total revenue................     334      513      778    1,690    2,413
Costs and expenses
  Cost of license fees...........       1       --        2        1       36
  Cost of services...............      73      128      240      524      882
  Research and development.......     373      370      787      871    1,647
  Sales and marketing............     862    1,648    2,576    3,888    5,291
  General and administrative.....     182      322      488      889      771
  Amortization of deferred
   compensation..................      52      183    1,324    1,995    3,695
                                  -------  -------  -------  -------  -------
    Total costs and expenses.....   1,543    2,651    5,417    8,168   12,322
                                  -------  -------  -------  -------  -------
Loss from operations.............  (1,209)  (2,138)  (4,639)  (6,478)  (9,909)
Interest and other income
 (expense), net..................       2      (22)      88      102       60
                                  -------  -------  -------  -------  -------
Net loss......................... $(1,207) $(2,160) $(4,551) $(6,376) $(9,849)
                                  =======  =======  =======  =======  =======

   Our quarterly revenue increased sequentially through the first quarter of 2000 because of the introduction of and increased demand for our software products as well as the growth of our direct sales force. In the second quarter of 1999, we began generating services revenue which consists of the maintenance components of our license agreements and consulting services of 1999. Services revenue and related costs increased on a quarterly basis as we hired services personnel and grew our customer base.

   On a quarterly basis we have increased the level of spending throughout the organization. Total operating expenses increased primarily because of expenses associated with building a sales and marketing infrastructure, and increased spending on research and development to support new products and product enhancements. Specifically:

  . Sales and marketing. During the third and fourth quarters of 1999 and the first quarter of 2000, sales and marketing expenses increased because of additional personnel costs, commissions and travel expenditures as we expanded our direct sales force and indirect sales channel. We also incurred expenses in the third and fourth quarters of 1999 from the launch and branding of the Support.com name and web site.

  . Research and development. In the third quarter of 1999 and the first quarter of 2000, research and development costs increased because of additional hiring of engineering personnel and related recruiting expenses.

  . General and administrative. In the fourth quarter of 1999, general and administrative costs increased as we hired additional personnel to manage our expanding operations and incurred expenses associated with executive recruiting, information technology and other infrastructure developments.

   Net interest and other income increased in the third and fourth quarters primarily because of the financing we obtained in June 1999. We invested the proceeds of the financing in short term investments.

   We have incurred operating losses since we were founded in December 1997. In the past, a significant portion of our sales have been realized near the end of the quarter. A delay in an anticipated sale past the end of a particular quarter could negatively impact our results of operations for that quarter. We believe that future operating results will fluctuate on a quarterly basis.



Liquidity and Capital Resources

 Financing Activities

   Since our incorporation in December 1997, we have financed our operations primarily through the private placement of our preferred stock, and to a lesser extent through revenues, bank borrowings and capital equipment lease financing. As of March 31, 2000, we had $11.8 million in cash, cash equivalents and short-term investments. Net cash provided by financing activities was $0.9 million for the three months ended March 31, 2000, $17.9 million in 1999 and $5.5 million in 1998. In all cases, the cash was primarily from the net proceeds from the issuance of common and preferred stock.

   We have both a secured and subordinated debt facility with a single lender under which we are entitled to borrow up to $2.5 million, all of which has been used. We intend to repay $2.2 million in principal under secured and subordinated debt facilities with the proceeds of this offering. We also have a total of $2.5 million available under equipment lease credit facilities, of which $1.6 million is outstanding as of March 31, 2000. Under the equipment lease line, we are entitled to lease equipment with payment terms extending 48 months. The ability to lease new equipment expires in July 2001. Amounts outstanding under these facilities bear interest at rates ranging from 9.0% to 12.0% and are secured by substantially all of our tangible assets.

 Operating Activities

   Net cash used in operating activities was $2.4 million in 1998, $8.0 million in 1999 and $1.5 million for the three months ended March 31, 2000. Cash used in operating activities was primarily because of net losses offset by changes in accounts receivable deferred revenue, accrued expenses and accounts payable.

 Investing Activities

   Net cash used in investing activities was $307,000 in 1998 and $8.7 million in 1999. Net cash provided by investing activities was $2.3 million for the three months ended March 31, 2000. Net cash provided by investing activities for the three months ended March 31, 2000, included $8.4 million in sales of short-term investment offset by $5.9 million in purchases of short term investments.

 Commitments

   As of December 31, 1999, our principal commitments consisted of obligations outstanding under notes payable, capital and operating leases. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel. As of December 31, 1999, future lease commitments for our office facility were $1.3 million in 2000 and

$850,000 in 2001. We expect to require additional space to meet our needs in the next 12 months. Adequate space may not be available on commercially reasonable terms.

 Working Capital and Capital Expenditure Requirements

   We believe that the net proceeds from the sale of common stock in this offering and our existing cash balances will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. We have no present understandings, commitments or agreements for any acquisition of other businesses, products and technologies except for an agreement under which we have an exclusive option to purchase technology related to problem identification for up to $11.4 million. We evaluate potential acquisitions of other businesses, products and technologies and may in the future require additional equity or debt financings to accomplish any potential acquisitions.

   If we require additional capital resources to grow our business internally or to acquire complementary technologies and businesses at any time in the future, we may seek to sell additional equity or debt securities. The sale of additional equity or convertible debt securities could result in more dilution to our stockholders. Financing arrangements may not be available to us, or may not be available in amounts or on terms acceptable to us.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Financial Instruments and for Hedging Activities, which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for all fiscal quarters for fiscal years beginning after June 15, 2000 and is not anticipated to have a significant impact on our operating results or financial condition when adopted.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, or SAB 101. SAB 101 summarizes some of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. We are evaluating the impact of SAB 101. We believe our current practices comply with SAB 101. However if we determine that a change in our accounting policy is necessary, this change will be made in the second quarter of 2000 and would result in a charge to results of operations for the cumulative effect of the change. This amount, if recognized, would be recorded as deferred revenue and recognized as revenue in future periods. Financial statements for prior periods would not be restated.

Qualitative and Quantitative Disclosures about Market Risk

   We develop products in the United States and market and sell in North America, South American, Asia and Europe. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As all sales are currently made in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Because of the nature of our short-term investments, we have concluded that there is no material market risk exposure.

   Our investment policy requires us to invest funds in excess of operating requirements in:

  . obligations of the U.S. government and its agencies;

  . investment grade state and local government obligations;

  . securities of U.S. corporations rated A1 or AA by Standard and Poors or the Moody's equivalent; and

  . money market funds, deposits or notes issued or guaranteed by U.S. and non-U.S. commercial banks, meeting credit rating and net worth requirements with maturities of less than two years.

   At March 31, 2000, our cash and cash equivalents consisted primarily of demand deposits and money market funds held by large institutions in the U.S. and our short-term investments were invested in corporate debt securities maturing in less than one year.

                                    BUSINESS

Overview

   We provide eBusiness infrastructure software that automates, personalizes and enhances user support over the Internet. Our eSupport software is designed to accelerate eBusiness growth by increasing the efficiency and capabilities of support organizations that would otherwise constrain expanding Internet initiatives. Our software enables our customers to automate problem avoidance through self-healing, promote call avoidance through user self-service and improve problem resolution through online assisted support. We believe that by deploying our eSupport infrastructure, customers can transform eBusiness support operations from inefficient cost centers to highly productive and scalable competitive assets that increase customer loyalty, improve operational efficiencies and generate incremental revenue.

   We sell our products and services to corporate information technology departments, Internet service providers, application service providers and support outsourcers. Our customers include Bear Stearns, Cisco, Compaq, Computer Sciences Corporation, everdream, Excite@Home, Globo Cabo, JCPenney, micronpc.com and Samsung.

Industry Background

 User Support Is Critical for eBusiness

   Businesses are increasingly relying on the Internet to sell more products and services, drive efficiencies in supply chains and distribution channels, establish and improve customer relationships and increase employee productivity. Among these organizations are traditional businesses that are increasingly conducting business over the Internet, companies that are formed specifically to deliver products and services over the Internet, and Internet-related technology vendors and service providers. To support their eBusiness initiatives, businesses are deploying Internet, intranet and extranet technology solutions that automate and improve the interaction between the enterprise and its employees and customers, as well as the members of an extended enterprise of suppliers, distributors and business partners.

   We believe high-quality user support is essential to succeed in this environment. As businesses increase their reliance on the Internet, user support becomes a primary interface between a business and its employees, supply chain partners and customers. High-quality, personalized and continuous user support enables internal and external systems to run more efficiently, improves employee productivity and increases customer acquisition, retention and satisfaction. Therefore, deploying a comprehensive Internet-based support infrastructure is becoming a competitive asset that enables a company to differentiate its products and services and improve the efficiency of its operations.

 The Growing Difficulty in Delivering User Support

   We believe technical support has become the most critical form of user support, as businesses and users increasingly rely upon complex information technology infrastructure and the Internet to conduct business. IDC estimates that 59% of businesses either lose business, or are no longer able to conduct business, if their system or network is not available. Delivering technical support is increasingly complex and difficult as systems become more sophisticated, different electronic devices proliferate and the number of users and their demands grow.

   Millions of Individuals Are Using the Web. According to IDC, the number of people using the web will grow from 196 million in 1999 to 502 million in 2003. These users have a broad range of support requirements and levels of sophistication. Supporting this growing demographic is further complicated by each user's dependence on different applications and devices. These users also face a proliferation of new web-based services and require real-time training and electronic support.

   Computing Environments Are Becoming More Complicated. A typical business uses a broad range of operating systems, networking technologies, e-commerce software, security solutions, server applications, packaged and internally developed applications and productivity tools. In many cases, these applications are integrated within the corporation and with the systems and applications of the extended enterprise, through a variety of networks and protocols.

   Electronic Devices Are Proliferating. Businesses and consumers use many different electronic devices to conduct business, access the Internet and purchase products and services, such as personal computers, personal digital assistants and other mobile devices. Each device bears an individual profile--a different configuration of applications, operating system components, network access protocols and personal settings. To illustrate this proliferation, according to IDC, the number of shipped personal computers alone will grow from approximately 112 million in 1999 to 190 million in 2003.

   Applications Are Multiplying. Meta Group estimates that the number of programs on the average personal computer has risen from approximately 200 in 1997 to over 600 in 1999. These applications are frequently upgraded, and combinations will increase exponentially. Also, we believe that the variability of device configurations will increase as customers download, install and use thousands of programs from the Internet or access hosted applications.

 Existing Support Solutions Are Inadequate

   Existing approaches to user support are increasingly inefficient and costly in today's rapidly evolving and dynamic Internet economy. Providing scalable, personalized technical support is especially difficult. Businesses have traditionally provided support to users on-site or remotely through call centers and help desks. These methods are highly labor intensive because support is typically provided through time consuming phone interaction, e-mail or on-site visits. Also, call centers and help desks generally experience high turnover and have difficulty scaling. Support professionals are provided with limited knowledge of users, their systems and business needs and therefore cannot properly and rapidly diagnose and resolve users' problems. Also, user self-help options such as manuals and software help features have been of limited effectiveness, as they are static and require intensive user effort.

   The increasing complexity of support requires a highly personalized, automated and web-based approach to the development and delivery of support. Support infrastructure technology investments have primarily focused on making incremental improvements to existing call center and help desk solutions. For example, work-flow solutions, such as automated call-tracking, and web-based applications, such as email response management systems, have increased the efficiency of support delivery. However, these solutions do not reduce the need for assisted support, offer automated support or provide web-based technologies for personalized problem diagnosis or resolution.

 The Growth of eSupport

   According to the Gartner Group, the volume of non-financial goods and services sold through business-to-business e-commerce is expected to reach over $7 trillion worldwide in 2004. However, most organizations lack an adequate support infrastructure to meet the demands imposed by this increasing volume of Internet commerce. The inadequacy of existing support infrastructure impedes the growth and rapid acceptance of eBusiness. Therefore, businesses are seeking more effective and efficient ways to deliver user support. Support solutions must deliver highly personalized services that are able to automatically and intelligently identify and resolve user problems and questions. Organizations need to transform eBusiness support operations from inefficient cost centers to highly productive and scalable competitive assets that increase customer loyalty, improve operational efficiencies and generate incremental revenue. Businesses must fully build out their web-based support infrastructure. The market for eSupport, the automated delivery of user support over the Internet, is estimated by IDC to grow to over $14 billion in 2003.

The Support.com Solution

   We provide eBusiness infrastructure software that automates, personalizes and enhances user support over the Internet. The core of our solution is an Internet support infrastructure that automates information collection from the user's system, enhances communication between support analysts and users, and enables self-healing and automated problem resolution. Our web-based offerings are available in a variety of configurations, including a full-service web site, or support portal, that serves as the nexus of an eBusiness support infrastructure.

   The key features of our products include:

   Personalized Support. Our software automatically discovers and tracks the unique characteristics of each user's system and that system's components to personalize and increase the efficiency of the support process.

   Self-Healing. Our software recognizes, diagnoses and resolves potential problems before they cause users to experience problems, without the need for the user to request assistance.

   Self-Service. Our software helps users to resolve their own problems through a single, intuitive interface that provides adaptive, context-sensitive resolution of problems and queries.

   Assisted Service. Our solution is designed to ensure that when a problem or query is escalated to the level at which it requires the assistance of a support analyst, that analyst will have detailed information about the user's system and access to sets of support actions to accelerate problem resolution.

   Web Support Content Authoring. Our solution enables support analysts to develop support actions that automatically implement problem diagnosis and repair, user training and just-in-time help through the web. These actions are made available to other support analysts and users to further automate the support process.

   Internet-Based Architecture. Our products are primarily web-based, meaning that they can be delivered and updated through the Internet, are secure, scalable and extendable. By structuring our software this way, we are able to offer solutions to users, corporate information technology departments and other support providers that are geographically unconstrained and easy to use and deploy. By designing a new eSupport process that uses the Internet, we are able to improve the effectiveness and efficiency of support with automated and detailed information exchange.

   Through the features, our solutions:

   Accelerate eBusiness Growth. Our software's high degree of automation and scalability provides our customers with a means for eliminating the support bottlenecks that would constrain their rapidly expanding eBusiness initiatives. Our products provide information-gathering capabilities that can help our customers convert the traditional help desk into a revenue generating business services desk.

   Reduce Support Costs. Traditional support solutions involve multiple instances of human interaction by telephone and in person. Our products can enable fully automated problem and query resolution directly by users--that is, without necessarily requiring remote or in-person assistance. We refer to this user self-service as tier zero, and believe that it is an effective and efficient means of providing support. By providing a 24-hour, seven-days-a-week automated support button on systems, our software minimizes escalation of problems from tier zero to levels requiring human interaction. As a result, our customers can enhance their existing support infrastructure, reduce their overall support costs, and create an internal environment that allows them to attract and retain high-quality support analysts.

   Increase Customer Satisfaction. Our products are personalized, context-sensitive, and adapt to dynamically changing system environments. Our patented DNA Probe, for example, recognizes individual system settings and provides our eSupport solution with the information necessary to resolve technical problems at tier zero. In situations where problems are not eliminated at tier zero, the Support.com infrastructure provides support analysts with detailed user and process information and problem history. Our approach resolves user problems faster and more quickly than traditional support solutions, while increasing user satisfaction and reducing the amount of time during which users experience problems.

   Rapidly Deploy and Integrate with Existing Solutions. Our products are designed to reduce customer configuration deployment times and installation costs. Our software helps customers to preserve their investments in and deployments of call center and help desk products, workflow tools, knowledge bases and other applications. Our solution can enhance these capabilities and integrate them into a cohesive, automated and personalized Internet support infrastructure. Our solution is also designed to effectively support third-party software and does not require lengthy development, testing or maintenance cycles.

   Enable Businesses to Achieve Competitive Advantage. Our comprehensive eSupport solution can accelerate problem resolution, reduce system downtime and increase user productivity, each of which is important to maintaining a competitive advantage in the Internet economy. We also offer our customers the ability to differentiate their product offerings, improve their customer satisfaction and enhance their online presence by enabling them to brand their own version of our support portal.

Support.com Strategy

   Our mission is to be the leading provider of comprehensive eSupport infrastructure software. Key components of our strategy include:

   Grow with eBusiness and the Internet. We believe that as businesses continue to use the power of the Internet to realize efficiencies in their interactions with customers, supply chain partners and employees, the opportunities to provide web-based products that address the support needs of these constituencies will be substantial. As companies increasingly use the Internet to automate business processes, their contact with customers is progressively becoming limited to those support interactions that occur when a user has a problem. Our goal is to use our technologies and web-based architecture to help our customers provide superior levels of customer care through the Internet.

   Continue to Develop Advanced Support Technologies. Our eSupport product offerings are based on patented technology and are designed to solve many complex user support problems, primarily those revolving around technical support. We intend to continue investing substantial resources in developing innovative web-based technologies that enhance the personalization, automation and overall effectiveness of our solutions. We also plan to continue developing technologies to support additional platforms and applications and to address the complex and evolving natures of corporate computing environments and the Internet. We believe that our focus on providing technical support infrastructure gives us a competitive advantage as we develop solutions to address broader customer service opportunities.

   Extend Market Leadership Position by Expanding Our Sales and Distribution Capabilities. We plan to continue developing both our internal sales force and our indirect sales channel of resellers, systems integrators, support outsourcers and other service providers. We also intend to expand our web-based sales strategies. We believe that our indirect sales channel and web sales will add cost efficiencies to and increase the scalability of our sales process. We believe that distribution of our products through Internet service providers and application service providers, which typically have large numbers of customers, will help promote recognition of our brand and enhance our market penetration and position. We believe the combination of our existing base of reference accounts and our consultative selling approach will assist us to further penetrate our markets and to attract new customers.

   Expand our Technology Relationships. Our relationships with key technology vendors are important to delivering a comprehensive support solution and increasing our brand recognition. We work with leading technology companies in the areas of knowledge management, customer communications, call center and help desk software to ensure that our offerings can be integrated with our customers' existing infrastructure. We intend to strengthen our relationships with these and other key technology providers in the future to support additional platforms and applications and to increase the functionality and applicability of our product offerings.

   Continue to Increase Customer Return on Investment. We work in close partnership with our customers to develop an in-depth understanding of their businesses, and to effectively deploy our eSupport solution to increase their return on investment. We intend to continue to provide a high level of customer service and support through our services organization and by using our own eSupport technologies. We will continue to work with our customers as they grow with the Internet to improve the quality of our product offerings and to identify and address their new support challenges.

   These components of our strategy are part of our ongoing, overall business plan. Because we intend to continue to pursue and revise these objectives on an ongoing basis, we do not have definitive targeted implementation and completion dates for each objective.

Products

   Our eSupport infrastructure products and services can enable our customers to support their customers, supply chain partners and employees automatically and through the Internet, extranets or intranets. Our software allows our customers to provide their users with personalized, automated support solutions tailored to meet the needs of each of their business environments. Support solutions generated by our products are unique for each user and are intelligent because they are interactive, adaptable and have the capability to automatically update themselves as the user's support requirements change. Our products are web-based, which reduces user deployment and installation expenses. This ease of deployment makes our software scalable in corporate environments.

   The table below highlights the features of our products:

     Product                               Description

  Healing Agent  A comprehensive, context-sensitive user-based support application that enables personalized self-service and makes software self-healing by identifying and repairing problems before they cause users to experience problems.
-------------------------------------------------------------------------------

  Support Center A centralized support infrastructure and a suite of software components for remote assisted service, enterprise-wide
                 problem resolution and management and administration of the overall support environment. Builds on the Healing Agent's capabilities to rapidly resolve user requests that are
                 escalated to a support analyst.
-------------------------------------------------------------------------------

  Support Portal An interactive web platform that enables self-service and assisted service. Works with the Internet-enabled Support
                 Center and Healing Agent to provide support organizations with the components and infrastructure they need to provide
                 interactive, full-service and personalized online support.
-------------------------------------------------------------------------------

  Foundry A comprehensive application for authoring automated support actions and managing support content that can then be utilized by the Healing Agent, Support Center and Support Portal.

   Our eSupport suite consists of four products that provide a modular approach to building comprehensive eSupport solutions. This diagram illustrates the components of our eSupport Suite and how they interact:

[GRAPHIC APPEARS HERE]

 Healing Agent

   The Healing Agent provides users with self-healing and automated self-service capabilities to resolve problems and questions that normally require a call to the call center or help desk. The Healing Agent acts as the user's personalized, context-sensitive support assistant, identifying and automatically solving problems before they cause users to experience problems. The Healing Agent provides a single source of information for addressing software and system malfunctions and responding to users' queries. The Healing Agent serves as the foundation for our comprehensive support infrastructure.

   The Healing Agent includes:

   Self-Healing Capabilities. By monitoring the applications and components of a user's changing system, the Healing Agent can intelligently eliminate problems before they cause downtime.

   Automated Self-Service. Enables users to address support problems that normally require calls to the call center or help desk. This reduces the number of calls to the call center and provides users with an effective alternative to contacting a support analyst.

   Support for Disconnected and Mobile Users. Allows users to solve problems when they are completely disconnected from their networks. The solutions critical to disconnected and mobile users reside locally on the user's machine.

   Undo Capability. Provides users with the ability to undo actions taken by the Healing Agent.

 Support Center

   The Support Center provides a centralized support infrastructure and a suite of software components for remote assisted service, enterprise-wide problem resolution and management and administration of the overall support environment. This product provides support analysts with the ability to deliver context-sensitive diagnosis and resolution of user problems. The Support Center builds on the Healing Agent's support capabilities in an effort to rapidly resolve support requests that are escalated to the call center or help desk. The Support Center provides support for a comprehensive range of call types, including solving problems, answering questions and resolving requests for system modifications.

   The Support Center enables support analysts to provide enhanced assisted service with a set of tools for diagnosing and resolving problems from remote locations. By integrating the Healing Agent's knowledge and user history with remote assisted service, the Support Center provides support analysts with appropriate information that they would normally have to gather manually. The Support Center allows support analysts to identify the fundamental causes of problems and enable users and support staff to systematically and rapidly resolve them without desktop visits or lengthy interactions between the user and the analyst. The result is significant reductions in call times, which can lead to improved service to users and lower support costs.

   The enterprise healing capabilities of the Support Center enable the support organization to solve problems for a large number of users across the organization before user productivity becomes impaired. Enterprise healing allows the support organization to identify problems that could affect large numbers of users and repair them before users suffer downtime.

   The administration and management capabilities of the Support Center provide centralized user management, usage and status reporting, storage maintenance, security administration and instructions for the Healing Agent. The Support Center manages characteristics and privileges for users and support analysts and reports on support activities. For instance, periodic maintenance can be performed from the Support Center to manage security parameters and storage requirements. The Support Center provides centralized instructions for the Healing Agents, which control their behavior and activity.

   The Support Center includes:

   Knowledge-Driven Remote Diagnosis. Provides the support analyst with the knowledge and tools to remotely diagnose problems on a user's system. The Support Center provides support analysts with information about the configuration of a user's system, a history of all prior actions taken to resolve the user's problems and tools to present context-sensitive solutions to the support analyst. This allows for analysis of problems based on the status of the user's system and personalized support requirements and results in quicker diagnosis of the fundamental cause of the problem and its solution.

   Remote Repair. Enables the support analyst to remotely solve problems with no user interaction. This reduces desktop visits and costly, time-consuming interaction with users. Remote repair allows the support analyst to initiate online chat sessions with users, edit their files and execute commands on their systems.

   Reporting. Provides support organizations with information for monitoring support transactions, identifying trends and potential problems and measuring the effectiveness of our eSupport suite.

   Extensibility. Provides an open architecture to enhance and extend the capabilities of the Support Center to meet changing support needs. The Support Center enables support organizations to transfer and use information with knowledge bases and automatically transfers information into call tracking databases.

   Security. The user can control which activities are allowed or disallowed by the support analyst. Also, support administrators manage overall user and group security. All support activity occurs using industry standard security, including encryption and the use of digital certificates.

   Undo capabilities. Provides support analysts with the ability to undo actions taken from the Support Center.

 Support Portal

   The Support Portal is an interactive web platform that enables businesses to add to or enhance self-service or assisted service capabilities. The Support Portal works with the Internet-enabled Support Center and Healing Agent to provide support organizations with the components and infrastructure they need to build interactive, full-service, context-sensitive and personalized online support. The Support Portal enhances existing support solutions, such as knowledge bases and call tracking systems, by delivering context-sensitive information that allows for better solution matching and automated problem resolution. The Support Portal interacts with the user, the system and other support technologies to provide a personalized solution to the user's support request.

   The Support Portal includes these features:

   Web-Based Solution. The Support Portal serves as a single point of integration for all support content, technologies and processes.

   Interactive, Context-Sensitive Support. Interacts with users' systems to guide those users through the complexities of their specific environments, offering them context-sensitive, personalized support.

   Support Process Automation. Connects users to support providers and automates and reduces inefficiencies in the support process. This includes:

  . self-service;

  . routing of support requests to the support organization;

  . user identification and privilege verification;

  . problem description;

  . diagnosis and repair; and

  . logging of actions taken by all parties involved in the support transaction.

 Foundry

   The Foundry is a development environment for authoring support actions and managing support content that can be utilized by the Healing Agent, Support Center and Support Portal. The Foundry's authoring capabilities enable support organizations to create automated solutions, or SupportActions, that support user applications and operating system components, automate common support activities and schedule jobs to manage user systems. SupportActions can be created for a complete range of support requests.

   The Foundry includes:

   Content Creation and Content Management. The Foundry enables support organizations to create, publish, integrate and maintain automated SupportActions. The Foundry is a platform for authoring automated
SupportActions from a point-and-click interface. This includes support content automation and the ability to easily integrate existing support content into a database of solutions and content.

   Personalization. The Foundry enables the support organization to create personalized support content. Using the Foundry's capabilities, a company can:

  . create support solutions that automatically identify and address the unique support requirements of each user.

  . deliver automated support solutions to a single user or set of users based on the unique characteristics of their systems and the history of their support needs.

Technology

   We believe that our core technologies provide the foundation for a scalable support infrastructure. The intelligent nature of our core technologies enables our products to automatically adapt to varying environments and to reduce the manual labor in the support process.

 DNA Probe--Personalized Support

   The DNA Probe provides detailed data about each user, their system and the software on their system. The patented DNA Probe technology automatically identifies the characteristics of each user's software applications and operating system components and tracks them over time. This personalized data can be used to quickly sift through large amounts of information, compare historical data and highlight potential fundamental causes of problems. For example, the DNA Probe technology automatically identifies all of the network settings for each individual user, including the network address, machine name, Internet configuration and the specific drivers for their network card.

In contrast to other support process methodologies, which involve authoring generic solutions and attempting to apply those to numerous unique users, support organizations can use the DNA Probe's ability to learn about each dynamic environment to efficiently provide users with personalized support solutions.

 ContextResponse--Context-Sensitive Support

   ContextResponse analyzes the data gathered by the DNA Probe, identifies and diagnoses the most relevant information, and then delivers a solution for a user's problem or question. It is the ability to gather, analyze and transmit context-sensitive information which efficiently automates the support process. ContextResponse personalizes and automates the support process by:

  . automatically gathering information that normally requires a time-consuming and frequently complex interaction between the user and the support analyst. For example, rather than asking a user to identify their specific operating system parameters and software versions, ContextResponse automatically gathers this information and electronically relays the information to the support analyst.

  . analyzing information to identify potential problems. ContextResponse is designed to identify the fundamental cause of a problem by analyzing the results of diagnostic programs or comparing the user's system configuration to a previous working configuration, a reference configuration or another user's configuration.

 SupportAction--Point and Click Development and Delivery

   Many custom support solutions can be packaged as SupportActions, which enable the automation of common support activities such as solving problems or answering questions. Support analysts use the Foundry to create custom SupportActions using a point-and-click interface. Support organizations can integrate existing programs, commands and content into SupportActions to turn static information into automated knowledge. For example, the support organization could integrate frequently asked questions or a diagnostic program into a SupportAction so that the user can automatically perform the steps described by the answers to the frequently asked questions or the diagnostics program. SupportActions can accomodate many scripting languages and a wide range of content.

 Change Management Infrastructure

   Our change management infrastructure provides a common mechanism for the distribution and application of changes to one or more machines. This infrastructure is used across our products so that changes made to a user's machine are consistent, reversible and recorded. Repair to a user's machine, comparison of one machine to another, installation, modification and distribution can all be achieved using our common change management infrastructure. Support solutions are easier to develop with this infrastructure because steps that are done manually and are potentially error-prone are replaced by automatic and consistent mechanisms. This can facilitate rapid development and reduce the cost of on-going maintenance.

 Nexus--Enhanced Communication Infrastructure

   Our products communicate directly with each other using secure protocols, but firewalls and other network components often restrict direct communication across the Internet. If a firewall or other device prevents direct communication between remote parties, our products are designed to communicate indirectly using our Nexus technology as an intermediary. Our Nexus technology allows communication to take place between parties in circumstances where direct communication is unreliable or impossible.

 Software Vaults--Efficient Storage Management

   Once a user's problem is diagnosed, the solution is delivered to the user from the Software Vault. Support solutions generally require access to a large amount of support content, in the form of files, programs and other information, which must be available locally or across a network. Our patent-pending Software Vault provides storage, retrieval and management of this support content. Files and programs for supported applications, operating system components and all SupportActions are stored in the Software Vault.

   The Software Vault provides a redundant, distributed mechanism for this support content. For example, if a particular file on a user's system has been corrupted and needs to be replaced, one or more Software Vaults will be accessed in a logical sequence until the needed file has been found. Software Vaults reside on servers to support thousands of users, and portions of Software Vaults can also be placed locally on a user's system to provide support for critical applications and operating system components when the user is completely disconnected from the network.

   The Software Vault's file storage mechanism is efficient. By storing each unique file only once, the Software Vault minimizes disk space, communications and bandwidth requirements. For example, if a number of users have multiple applications that all use a particular version of a file or program, only one copy of that file is kept in the Software Vault.

Services and Support

   Our services organization provides a range of support offerings from architectural design to on-going customer support and is critical to our focus on customer satisfaction. Our services group customizes solutions for our customers that can be used across all or parts of their organization. Our services and support capabilities are divided into three areas:

  . Implementation--Provides architectural design, transformation, product integration and deployment services to our customers. Each implementation is customized according to the customer's organizational and technical requirements.

  . Education--Trains our customers and those parties with whom we have alliances in the design, implementation and use of our products.

  . Technical Support--Responds to design, feature, implementation and deployment questions.

   Under a maintenance contract, our customers receive generally available new releases, corrections, enhancements, updates and other changes to the products they have licensed.

   As of March 31, 2000, we had 19 employees engaged in services and support activities.

Customers

   We market and sell our eSupport solutions to corporate information technology departments, support outsourcers, Internet service providers, application service providers and other businesses that use the Internet.

   In 1998, Charles Schwab accounted for 64% of our total revenue and Morgan Stanley accounted for 36% of our total revenue. In 1999, Bear Stearns accounted for 53% of our total revenue and CompuCom accounted for 10% of our total revenue. For the three months ended March 31, 2000, Schlumberger accounted for 27% of our total revenue, General Electric accounted for 15% of our revenue and Computer Sciences Corporation accounted for 10% of our total revenue.

   Below is a representative list of companies who have purchased our products and services organized by our customer focus categories. We have listed our customers who have placed orders with us of at least $100,000.

    Customer Focus Category                       Customers
  -----------------------------------------------------------------------------
    Corporate information technology departments
     can use our                                  Bear Stearns
    software to support users of internal
     software and software                        Broadcom
    used by external customers and partners.      Cadence Design Systems
                                                  Chase H&Q
                                                  Cisco
                                                  Equifax
                                                  JCPenney
                                                  KBA Marketing
                                                  McKesson HBOC
  -----------------------------------------------------------------------------
    Support outsourcers can use our software to
     meet customers                               Compaq
    service levels for the complex environments
     they support.                                CompuCom
                                                  Computer Sciences Corporation
                                                  Inacom
                                                  Samsung
                                                  Schlumberger
                                                  Xerox Connect
  -----------------------------------------------------------------------------
    Internet service providers can use our
     software to resolve                          Excite@Home
    questions or problems of their subscribers,
     included those                               Globo Cabo
    related to Internet connectivity, email and
     browser use.
  -----------------------------------------------------------------------------
    Application service providers can use our
     technology to add                            everdream
    web-based support for the software and
     systems they provide                         Jamcracker
    their customers.                              micronpc.com

   License revenue from three of the customers listed in the table was recognized when the product was delivered. We recognize license revenue from all of the other customers listed in the table on a monthly basis. Our eSupport Suite consists of four products--Support Portal, Healing Agent, Support Center and Foundry. All of the customers listed in the table have license rights to the Support Center and Healing Agent. In the first quarter of 2000, we introduced two new products to the eSupport Suite--the Support Portal and Foundry. Seven of the customers listed in the table have licensed rights to one or both of these new products.

 Case Studies

   The case studies below illustrate how our customers integrate our solution. These case studies are intended only to illustrate how companies have used our solution and should not be viewed by investors as an endorsement or promotion of our products and services by these customers:

--------------------------------------------------------------------------------

  Customer                                     Description

  Excite@Home            Excite@Home is a global media company that provides
                         high-speed Internet access to over 1,200,000 consumer
                         and small business users. Excite@Home needed a
                         solution to better manage calls related to
                         connectivity difficulties, one of their most common
                         support calls. They chose the Support.com Healing
                         Agent, which is installed as a standard part of
                         Excite@Home's service. The Healing Agent supports
                         personal computer, network and Internet
                         configurations, provides continuous support for
                         network components and client software, and can
                         automatically solve user's connection problems. The
                         Support.com solution also delivers the information the
                         support team needs to perform remote diagnosis. As a
                         result, Excite@Home has seen a reduction in the number
                         of connection related calls to the help desk, as well
                         as a reduction in the time it takes to solve calls
                         that do reach the help desk.
-------------------------------------------------------------------------------
  JCPenney               JCPenney, the worldwide leader in the retail industry,
                         was seeking a solution to enhance its support process
                         while providing a better service level to its
                         employees. JCPenney uses our software to provide a
                         full range of eSupport solutions focused on automating
                         the support process and improving the user community
                         experience with the help desk.
-------------------------------------------------------------------------------
  Compaq                 Compaq Professional Services, a division of Compaq
                         Computer Corporation, operates one of the world's
                         largest and leading multi-lingual help desks,
                         providing service to some of Compaq's corporate
                         clients. Compaq was looking for a solution to resolve
                         user problems as quickly as possible and decrease
                         overall support costs. The eSupport solution for
                         Compaq is a part of the Compaq Professional Services
                         global help desk and provides comprehensive self-
                         healing, self-service and assisted service over the
                         Internet.
-------------------------------------------------------------------------------
  everdream              everdream is an application service provider that
                         delivers hardware, software, networking infrastructure
                         and support to small business customers, offering its
                         customers a single point of support. With the
                         integration of our self-healing, self-service and
                         assisted service technology on the everdream platform,
                         everdream is able to increase the number of technical
                         problems solved for its customers and decrease the
                         time it takes to solve them. As a result, everdream's
                         customers can experience increased productivity and
                         cost savings.

Strategic Alliances

   An important element of our sales and marketing strategy is to expand our strategic alliances with industry leaders to increase market awareness, acceptance and distribution of our products and services. We have established formal and informal distribution and solutions alliances with industry leaders to help us to deliver comprehensive solutions and allow us to focus on our core area of expertise: developing eSupport software. We employ this network of alliances to expand our sales, service and marketing capabilities and to extend the technical and functional application of our eSupport solutions.

 Distribution Alliances

   We have established distribution alliances with specialized technology and services firms that deliver our solutions to specific market segments. These distribution relationships allow us to benefit from the marketing and lead generation capabilities of these firms and are intended to increase geographic sales coverage and to address small- to-medium-sized businesses and large corporate customers. Also, the companies with which we have distribution alliances can enhance their product and service offerings and increase customer satisfaction with our products while effectively managing costs of providing support to their customers.

   The table below illustrates our formal distribution alliances:
--------------------------------------------------------------------------------

                 Target Category                              Company

  Support Outsourcers deliver outsourced           Compaq
   technical support and
   help desk capabilities to large corporations.   CompuCom
                                                   Computer Sciences Corporation
                                                   Cotelligent
                                                   Inacom
                                                   Samsung
                                                   Service911.com
                                                   Sykes Enterprises
                                                   Xerox Connect
--------------------------------------------------------------------------------
  Internet Service Providers offer their           Excite@Home
   customers Internet access.
                                                   Globo Cabo
--------------------------------------------------------------------------------
  Personal Computer Vendors provide support to     Omni Tech
   their customers
   with their hardware product offerings.          Premio Computer
--------------------------------------------------------------------------------
  Application Service Providers offer hardware,    everdream
   software,
   networking infrastructure with Internet         Jamcracker
   accessible applications
   and support to small- and medium-sized          micronpc.com
   companies.
--------------------------------------------------------------------------------
  Support Integrators provide strategic            Support Technologies
   consulting and implementation services to
   organizations building their
   support infrastructure.


 Solutions Alliances

   We have established solutions alliances with leading providers of complementary support technologies such as call center/help desk management companies, knowledge management companies and systems management firms. Our relationships with these technology providers help us deliver comprehensive solutions to our customers and allow us to adapt our solutions to our customers' needs. We also seek to generate referral sales from these alliances. By establishing alliances with Support.com, these technology providers can provide a more comprehensive support solution to their customers while informing and educating their customers about new support products and technologies.

   The table below illustrates our formal and informal solutions alliances:

--------------------------------------------------------------------------------

                      Target Category                             Company

  Call Center/Help Desk Management solution providers       HP OpenView
   offer software that allows organizations to respond to   Peregrine Systems
   service call requests and monitor support activity.      Remedy

-------------------------------------------------------------------------------
  Knowledge Management companies provide solutions that     Inference
   collect, organize and share an enterprise's support
   data.                                                    ServiceWare

-------------------------------------------------------------------------------
  Email Management solutions providers enable help          Kana Communications
   desk/customer service departments to route, track and
   respond to high volumes of customer email.

-------------------------------------------------------------------------------
  Systems Management solutions providers enable global      Computer Associates
   organizations to control their information technology    Tivoli
   resources, increase application availability and
   improve customer service.
-------------------------------------------------------------------------------
  Password Reset companies provide solutions to automate    Courion
   the reset and synchronization of user passwords.

-------------------------------------------------------------------------------
  Content Providers deliver support-related content.        MyHelpdesk.com
                                                            Shaman Corporation
-------------------------------------------------------------------------------
  Hardware Diagnostics solutions providers offer utilities  PC-Doctor to accurately determine the cause of hardware problems.


Research and Development

   The emerging market for eSupport solutions is characterized by rapid technological change, new product introductions and enhancements, evolving customer requirements and rapidly changing industry standards. We devote a substantial portion of our resources to developing new and enhanced versions of our eSupport infrastructure software, conducting product testing and quality assurance testing and improving our core technologies.

   As of March 31, 2000, we had 42 employees in research and development activities. Our research and development expenditures were approximately $1.1 million in 1998 and $2.4 million in 1999. We expect to continue to devote significant resources to research and development for the next several years.

Sales and Marketing

   We sell our eSupport software through a combination of direct and indirect sales channels. Our direct sales efforts to corporate customers are focused on several industries, including financial services, telecommunications, retail and manufacturing. Our indirect sales channel to corporate customers consists of outsourcers, live support providers and system integrators. We primarily sell to Internet service providers and application service providers through our direct sales channel. We plan to establish a telephone and web sales organization that will be responsible for lead management, customer follow-up, add-on business and new sales over the web to existing customers and new market segments.

   We maintain direct and indirect sales personnel in North America covering the United States, Canada and Latin America, in the United Kingdom covering Europe, the Middle East and Africa, and in Singapore covering the Asia Pacific region.

   Our sales strategy utilizes partner relationships and consultative selling techniques and incorporates a comprehensive communication infrastructure for both our direct and indirect sales forces. We plan to continue to invest and increase the size and geographical locations of both our direct and indirect sales model on a global basis.

   Our marketing efforts include needs assessment and market analysis, brand awareness, category education and lead generation, and educating organizations in our target markets.

   As of March 31, 2000, approximately 62 of our employees were engaged in sales and marketing activities.

Competition

   Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Our potential competitors may have longer operating histories, significantly greater financial, technical and other resources or greater name recognition than we do. Competition could seriously harm our ability to sell additional software, maintenance renewals and services on terms favorable to us. Competitive pressures could also reduce our market share or require us to reduce the price of products and services, which could harm our business, financial condition and operating results.

 Existing Competition

   The market for our products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Although we do not believe there is one dominant competitor in the market for all aspects of our eSupport solution, there are vendors who offer products and services with features that compete with specific elements of our eSupport solution. These elements include automated development of support solutions, automated delivery of support solutions, and an Internet support infrastructure. For example, in the market for automated development of support solutions, we compete with companies such as Serena Software, Inc. In the market for automated delivery of support solutions, we compete with Motive Communications, Inc.

 Future Competition

   We may encounter competition from other software companies to the extent that we enter each other's market. These companies may include:

  . customer communications software companies, including Kana
    Communications, Inc. and eGain Communications, Inc.;

  . question and answer companies, including Ask Jeeves;

  . customer relationship management, or CRM, solutions companies, including
    Siebel Systems, Inc., Oracle Corporation and Silknet Software, Inc.;

  . consolidated service desk solution vendors, including Clarify, Inc., Peregrine Systems, Inc. and Remedy Corporation; and

  . operating systems providers, including Microsoft Corporation.

   We believe that the principal competitive factors in our market include:

  . establishing a significant base of reference customers;

  . demonstrating ongoing value and return-on-investment;

  . product functionality, quality and performance;

  . introducing new products to the market in a timely manner;

  . customer service and support; and

  . pricing.

   Although we believe our solutions compete favorably in each of these factors, the market for our products is new and rapidly evolving. We may not be able to maintain our market position against competitors, especially those with greater resources.

Intellectual Property

 Patents

   We have one patent in the general area of automated discovery of dynamic configurations. We have four patent applications pending in the United States, and we may seek additional patents in the future. We do not know if our patent applications or any future patent application will result in a patent being issued with the scope of the claims we seek, if at all. Also, we do not know whether any patents we have or may receive will be challenged or invalidated. It is difficult to monitor unauthorized use of technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States, and our competitors may independently develop technology similar to ours.

 Copyright, Trademark and other Proprietary Rights

   Our trademarks include Support.com, the Support.com logo, ContextResponse Technology, Self-Healing, SupportAction, DNA Probe and TierZero. Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. We rely on a combination of copyright, trade secret, trademark and contractual protection to establish and protect our proprietary rights that are not protected by patent. We also enter into confidentiality agreements with our employees and consultants involved in product development. We routinely require our employees, customers and potential business partners to enter into confidentiality agreements before we will disclose any sensitive aspects of our business. Also, we require employees to agree to surrender to us any proprietary information, inventions or other intellectual property they generate or come to possess while employed by us. Despite these efforts, unauthorized parties may attempt to copy or obtain and use our products or technology. These precautions may not prevent misappropriation or infringement of our intellectual property.

 Our Infringement of Others' Intellectual Property

   We may be involved in legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties. Our products may infringe issued patents that may relate to our products. Also, patent applications may have been filed which relate to our software products. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from running our business. This litigation could also require us to develop non-infringing technologies or enter into royalty or license agreements. These royalty or license agreements, if required, may not be available on acceptable terms, if at all. Our failure or inability to develop non-infringing technologies or license the proprietary rights on a timely basis would harm our business.

Employees

   As of March 31, 2000, we had 142 full-time employees, including 42 in research and development, 19 in services, 62 in sales and marketing and 19 in general and administrative. None of our employees are covered by collective bargaining agreements. We believe our relations with our employees are good.

Legal Proceedings

   We are not a party to any material legal proceeding. We may face claims and legal actions arising in the ordinary course of business.

Facilities

   Our corporate headquarters are located in Redwood City, California, where we lease approximately 23,200 square feet under a lease that expires in August 2001. As of March 31, 2000, we also leased office space in nine other cities for our sales and support personnel. The terms of these leases expire beginning in April 2000 and ending in July 2001, and automatically renew unless earlier terminated. We also lease approximately 10,000 square feet of office space in Palo Alto, California. This lease expires in July 2001.

   We expect to require additional space to meet our needs in the next 12 months. We are pursuing our options to obtain additional facilities. Adequate space may not be available on commercially reasonable terms.

                                  MANAGEMENT

Directors and Executive Officers

   Our directors, executive officers and key employees and their ages as of March 31, 2000 are:

Name                            Age Position
----                            --- --------
Radha R. Basu.................. 49  Chief Executive Officer, President and Director
Mark J. Pincus................. 34  Chairman of the Board
Brian M. Beattie............... 46  Chief Financial Officer, Senior VP of Finance and
                                     Administration
Jim R. Hilbert................. 39  Senior Vice President of Sales and Business
                                     Development
Scott W. Dale.................. 30  Vice President of Engineering
Cadir B. Lee................... 28  Chief Software Officer
Lucille K. Hoger............... 46  Vice President of Operations
Anthony C. Rodoni.............. 35  Vice President of Marketing
Matthew T. Cowan............... 28  Director
Manuel Diaz.................... 65  Director
William L. Dunn................ 63  Director
Bruce Golden................... 40  Director
Edward S. Russell.............. 39  Director
Roger J. Sippl................. 44  Director

   Radha R. Basu. Ms. Basu has served as president, chief executive officer and as a director of Support.com since July 1999. Ms. Basu worked at Hewlett-Packard Company, a computing and imaging solutions provider company, from November 1978 to January 1999, and held various general management positions, most recently the general manager of the electronic business software organization. Ms. Basu also serves as chairman of the board of directors of Seec, Inc., an eBusiness solutions company. Ms. Basu holds a B.S. in engineering from the University of Madras, a masters degree in electrical engineering and computer science from the University of Southern California and is a graduate of the Stanford University executive management program.

   Mark J. Pincus. Mr. Pincus co-founded, and has served as the chairman of Support.com since December 1997. Mr. Pincus served as the chief executive officer and president of Support.com since its founding until July 1999. Mr. Pincus is also a part-time employee of Support.com. From 1995 to 1997, Mr. Pincus was a co-founder and chief executive officer of FreeLoader, Inc., a web-based push technology service. From 1994 to 1995, he served as vice president with Columbia Capital, a venture capital firm. From 1993 to 1994, he served as manager at Tele-Communications, Inc. now AT&T Cable. Mr. Pincus holds a B.S. in economics from Wharton, University of Pennsylvania and an MBA from Harvard Business School.

   Brian M. Beattie. Mr. Beattie has served as executive vice president of finance and administration and chief financial officer of Support.com since October 1999. From May 1998 to May 1999, he served as vice president of finance, mergers and acquisitions of Nortel Networks Corporation, a voice and data networking company. From July 1996 to April 1998, Mr. Beattie served as group vice president of meridian solutions of Nortel Networks Corporation. From February 1993 to June 1996, Mr. Beattie served as vice president of finance, enterprise networks, for Nortel Networks Corporation. Mr. Beattie holds a bachelor of commerce and an MBA from Concordia University in Montreal.

   Jim R. Hilbert. Mr. Hilbert has served as senior vice president of sales and business development of Support.com since December 1999. From December 1998 to December 1999, he served as vice president and general manager of Tivoli Systems, Inc., a provider of systems management software and subsidiary of International Business Machines Corporation. From March 1997 to December 1998, he served as vice president of sales of Tivoli Systems, Inc. From 1987 to 1997, he served in several senior management positions in sales and marketing for Amdahl Corporation, a computer company. Mr. Hilbert holds a B.S. in computer science from the University of Texas.

   Scott W. Dale. Mr. Dale co-founded Support.com and has served as the chief technical officer of Support.com since its incorporation in December 1997 and recently assumed the role of vice president of engineering. From January 1997 to December 1997, Mr. Dale served as a software consultant for M&I Data Services, a financial transaction software company. From July 1992 to January 1997, Mr. Dale served as a software consultant to Hewlett-Packard Company, a computing and imaging solutions provider company. Mr. Dale holds a B.S. in computer science from Stanford University.

   Cadir B. Lee. Mr. Lee co-founded Support.com and has served as the chief software officer of Support.com since its incorporation in December 1997. From 1995 to 1997, Mr. Lee served as a software consultant to Hewlett-Packard Company, a computing and imaging solutions provider company. Mr. Lee holds a B.S. in biological sciences and a B.A. in music from Stanford University.

   Lucille K. Hoger. Ms. Hoger has served as the vice president of operations of Support.com since February 2000. From 1996 to 2000, Ms. Hoger served as the chief operating officer at ConnectInc.com, an e-commerce software company. From 1992 to 1995, she served as a principal for Gemini Consulting, an affiliate of Cap Gemini, a consulting company. Ms. Hoger holds a B.A. in accounting from Southwest Texas State University.

   Anthony C. Rodoni. Mr. Rodoni has served as vice president of marketing of Support.com since June 1998. From March 1988 to June 1998, Mr. Rodoni served in a variety of management positions, most recently as general manager of the data warehouse business unit, at Informix Software, Inc., a database software company. Mr. Rodoni holds a B.S. in computer science from the University of California at Santa Barbara and an MBA from Santa Clara University.

   Matthew T. Cowan. Mr. Cowan has served as a director of Support.com since June 1999. From September 1998 to the present, Mr. Cowan has served as general partner of Bowman Capital Management, an institutional investor specializing in both public and private technology growth companies. From July 1994 to September 1998, Mr. Cowan served as director, corporate business development of Intel Corporation. Mr. Cowan holds a B.A. degree in political science from Tufts University.

   Manuel F. Diaz. Mr. Diaz has served as a director of Support.com since April 2000. Mr. Diaz worked at Hewlett-Packard Company, a computing and imaging solutions provider company, from November 1982 to February 1999, and held various general management positions, most recently the vice president for customer advocacy. Mr. Diaz holds a B.S. in electrical engineering from the University of Havana, a masters degree in solid-state physics from the University of Cincinnati and is a graduate of the Stanford University executive management program.

   William L. Dunn. Mr. Dunn has served as a director of Support.com since April 1998. From 1961 to 1989, Mr. Dunn served as an executive vice-president of Dow-Jones & Company, a publishing company. Mr. Dunn holds a B.A. in economics from Drake University.

   Bruce Golden. Mr. Golden has served as a director of Support.com since June 1998. Since September 1997, Mr. Golden has served initially as entrepreneur-in-residence and then as a partner at Accel Partners, a venture capital firm. From 1993 to August 1996, Mr. Golden served as a vice president of marketing at Illustra Information Technology, which was acquired by Informix Corporation, a database company, in 1996. Mr. Golden was employed by Informix Corporation after the acquisition. Mr. Golden holds a B.A. in political science from Columbia University.

   Edward S. Russell. Mr. Russell has served as a director of Support.com since June 1998. Since October 1996, Mr. Russell served as a general partner at Softbank Technology Ventures, Inc. From 1988 to October 1996, Mr. Russell served as the executive director at SBC Warburg. Mr. Russell is a director of Buy.com, a multi-category Internet superstore. Mr. Russell received his B.S. in computer science from Carnegie Mellon University and an executive MBA from London School of Business.

   Roger J. Sippl. Mr. Sippl has served as a director of Support.com since January 1999. Since August 1995, Mr. Sippl has served as the managing partner of Sippl Macdonald Ventures, a venture capital firm. From 1980 to 1989, Mr. Sippl was the founder and served as chief executive officer and chairman of the board of Informix Corporation, a database company. From 1989 to 1993, Mr. Sippl served as chairman of the board of Informix Corporation. From December 1990 to 1996, he co-founded and served as a director of The Vantive Corporation, a customer relationship management solutions company. From 1996 to 1998, he served as chairman of the board of The Vantive Corporation. From February 1993 until March 1998, Mr. Sippl was the founder and served as the chief executive officer and chairman of the board of Visigenic Software, Inc., a software tools provider company. From March 1998 to July 1998, he served as chief technology officer of Borland International, Inc. Mr. Sippl holds a B.S. in computer science from the University of California at Berkeley.

   There are no family relationships among any of our directors or executive officers.

Board Committees

   Our board of directors has a compensation committee and an audit committee.

   Our compensation committee is responsible for determining salaries, incentives and other forms of compensation for our directors and executive officers and administering various incentive compensation and benefit plans. Our board of directors established executive compensation levels for 1999. Bruce Golden and Roger J. Sippl are the members of the compensation committee. Radha R. Basu, our chief executive officer, will participate in decisions about salaries and incentive compensation for non-executive employees and consultants.

   Our audit committee reviews our annual audit and meets with our independent auditors to review our internal controls and financial management practices. Edward S. Russell, Matthew T. Cowan and William L. Dunn are the members of the audit committee.

Compensation Committee Interlocks and Insider Participation

   No interlocking relationship exists, or has existed in the past, between the board of directors or compensation committee and the board of directors or compensation committee of any other company.

Director Compensation

   Except for the grant of stock options and the grant of common stock under restricted stock purchase agreements, we do not compensate our directors for their services as directors. Our directors are eligible to participate in our 2000 omnibus equity incentive plan and our directors who are employees of Support.com are eligible to participate in our 2000 employee stock purchase plan. We also reimburse each member of our board of directors for out-of-pocket expenses incurred by attending board meetings.

   We have granted options or restricted stock to these directors:

                                                        # of Shares     Exercise
   Name                                              Underlying Options  Price
   ----                                              ------------------ --------
   Bruce Golden.....................................       50,000        $0.10
   William Dunn.....................................       80,000        $0.10
   Roger Sippl......................................      100,000        $0.10
   Manuel Diaz......................................       60,000        $9.00

   Mr. Golden exercised his option in 1999. Mr. Dunn and Mr. Sippl purchased their restricted stock in 1999. We have a right to repurchase these shares and this repurchase right lapses over time as the options vest.

Executive Compensation

   The table below provides summary information concerning compensation earned by or paid to our chief executive officer, our former chief executive officer and to our three other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, for services provided in all capacities to Support.com during 1999. These individuals are referred to as the named executive officers. Other than the salary and bonus described below, Support.com did not pay any executive officer named in the summary compensation table any fringe benefits, perquisites or other compensation in excess of 10% of that executive officer's salary and bonus during 1999.

                           Summary Compensation Table

                                                                     Long-Term
                                                                    Compensation
                                                                       Awards
                                                                    ------------
                                           Annual Compensation(1)     Security
                                          -------------------------  Underlying
Name and Principal Position               Year Salary ($) Bonus ($) Options (#)
---------------------------               ---- ---------- --------- ------------
Radha R. Basu............................ 1999  $ 94,744   $45,834   1,680,189
 President and Chief Executive Officer

Mark J. Pincus(1)........................ 1999   146,692        --     500,000
 Chairman of the Board

Scott W. Dale............................ 1999   120,833        --     250,000
 Chief Technical Officer

Cadir B. Lee............................. 1999   120,833        --     250,000
 Chief Software Officer

Anthony C. Rodoni........................ 1999   135,000    30,000      25,000
 Vice President of Marketing

--------

(1) Mr. Pincus served as our chief executive officer until July 15, 1999.

Option Grants in Last Fiscal Year

   The percentage of total options granted is based on a total of 6,328,639 options granted in 1999. The exercise price on the date of grant was equal to the fair market value on the date of grant as determined by the board of directors. Options have a maximum term of 10 years but may be terminated earlier for specified events related to termination of employment. The 5% and 10%, assumed rates of appreciation are required by the rules of the Securities and Exchange Commission and do not represent Support.com's estimate or projection of the future stock price.

   The values reflected in the table may never be achieved. The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options at December 31, 1999 and the exercise prices of the options. Solely for purposes of determining the value of the options at December 31, 1999, we have assumed that the fair market value of
shares of common stock issuable upon exercise of options was $      per share,
the assumed initial public offering price, since the common stock was not traded in an established market before the offering.

   These stock options were granted under the 1998 stock option plan and are immediately exercisable. We have a right to repurchase at cost any shares which have been exercised but remain unvested at the time the officer's employment ends. Ms. Basu's options vest at a rate of 25% upon the first anniversary of her vesting start date and then at a rate of 1/48 per month. If we merge or consolidate with another entity or sell all or substantially all of our assets and Ms. Basu is terminated without justification or if she terminates her employment under specified circumstances after a merger, consolidation or sale of all or substantially all of our assets, all of her remaining unvested shares will vest. Under the terms of Mr. Pincus's amended offer letter, only 88,541 of these options will vest.

   Of Mr. Pincus' 500,000 options, 250,000 options vest at a rate of 1/48 per month. Under the terms of Mr. Pincus's amended offer letter, only 88,541 of these options will vest. The additional 250,000 options vest at a rate of 1/12 per month over one year. If we merge or consolidate with another entity or sell all or substantially all of our assets and Mr. Pincus is terminated without justification or if he terminates his employment under specified circumstances after a merger, consolidation or sale of all or substantially all of our assets, all of his remaining unvested shares will vest.

   Mr. Dale's and Mr. Lee's options vest at a rate of 25% upon the first anniversary of their vesting start dates and then at a rate of 1/48 per month.

   Mr. Rodoni's options were fully vested on the date of grant.

                       Option Grants in Last Fiscal Year

                                       Individual Grants
                         ---------------------------------------------- Potential Realizable Value at
                          Number of      % of                              Assumed Annual Rates of
                           Shares    Total Options Exercise              Stock Price Appreciation for
                         Underlying   Granted to    or Base                      Option Term
                           Options   Employees in    Price   Expiration -------------------------------
Name                     Granted (#)  Fiscal Year  ($/Share)    Date        5% ($)          10% ($)
----                     ----------- ------------- --------- ---------- --------------  ---------------
Radha R. Basu...........  1,680,189      26.55%      $0.40    7/15/09
Mark J. Pincus..........    500,000       7.90        0.99    7/22/09
Scott W. Dale...........    250,000       3.95        0.90    7/22/09
Cadir B. Lee............    250,000       3.95        0.90    7/22/09
Anthony C. Rodoni.......      7,500       0.12        0.10    2/11/09

   The table below assumes a per-share fair market value equal to $          ,
the mid-point of the initial public offering range.

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

                                                     Number of Securities      Value of Unexercised
                            Shares                  Underlying Unexercised    In-the-Money Options at
                         Acquired on     Value       Options at FY-End (#)          FY-End ($)
Name                     Exercise (#) Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
----                     ------------ ------------ ------------------------- -------------------------
Radha R. Basu...........        --       $  --           1,680,189/--                  $  /
Mark J. Pincus..........   500,000                              --/--                     /
Scott W. Dale...........        --          --             250,000/--
Cadir B. Lee............        --          --             250,000/--
Anthony C. Rodoni.......   286,944                         170,556/--

1998 Stock Option Plan

 General

   The board of directors in October 1998 adopted our 1998 stock option plan. Our 1998 stock option plan provides for the grant of incentive stock options as defined in Section 422 of the Internal Revenue Code to employees and the grant of nonstatutory stock options to employees, non-employee directors and consultants. An incentive stock option means an option granted to a company's employee if:

  . the option is granted under a plan approved by the stockholders of the company within 12 months before or after the plan is adopted;

  . the option is granted within 10 years from the earlier of the date the plan is adopted or the date the plan was approved by the stockholders;

  . the option is not exercisable after 10 years from the date of grant;

  . the option price is at least 100% of the fair market value of the underlying stock on the date of grant; and

  . the option holder, at the time the option is granted, does not own stock equal to 10% or more of the total combined voting power of all classes of stock of the company.

   A total of 9,424,434 shares of common stock have been reserved for issuance under our 1998 stock option plan as of March 31, 2000. As of March 31, 2000,

  . 7,010,466 shares of common stock have been issued upon the exercise of options; and

  . 470,434 shares were available for future awards.

 Administration

   Our compensation committee and our non-insider option committee administer our 1998 stock option plan. Our compensation committee consists of at least two directors who are non-employee directors, as defined in Rule 16b-3 of the Securities Exchange Act of 1934. The board of directors may amend our 1998 stock option plan as desired without further action by Support.com's stockholders except as required by applicable law. Our 1998 stock option plan will continue until terminated by the board or for a term of 10 years from its amendment and restatement date, whichever is earlier.

   The consideration for each award under our 1998 stock option plan will be established by the compensation committee, but the option price for incentive stock options will not be less than 100% of the fair market value of the stock on the date of grant. Awards will have the terms and be exercisable in the manner and at the times as the compensation committee may determine. However, each incentive stock option must expire within a period of not more than 10 years from the date of grant.

 Vesting

   Generally, options granted under the 1998 stock option plan vest over four years and are nontransferable other than by will or the laws of descent and distribution. If there are specified changes in control of Support.com, the acquiring or successor corporation may assume or substitute for options outstanding under the 1998 stock option plan, or these options will terminate. Some options granted to our executive officers provide for partial acceleration upon a change in control of Support.com.

2000 Omnibus Equity Incentive Plan

 General

   The 2000 omnibus equity incentive plan was adopted by our board of directors on February 15, 2000 and was approved by our stockholders.

 Administration

   The 2000 omnibus equity incentive plan will be administered by our compensation committee. The 2000 omnibus equity incentive plan provides for the direct award or sale of shares of common stock and for the grant of options to purchase shares of common stock. The 2000 omnibus equity incentive plan provides for the grant of incentive stock options as defined in Section 422 of the Internal Revenue Code and the grant of nonstatutory stock options and stock purchase rights to employees, non-employee directors, advisors and consultants. A non-employee director is a director who:

  .  is not an officer or otherwise employed by Support.com;

  . does not receive compensation from us in any capacity other than as director except for an amount that does not exceed $60,000; and

  . does not have an interest in any transaction or has not engaged in a related party transaction.

   The board of directors will be able to amend or modify the 2000 omnibus equity incentive plan at any time, subject to any required stockholder approval.

 Authorized Shares

   4,000,000 shares of common stock have been authorized for issuance under the 2000 omnibus equity incentive plan. However, no participant in the 2000 omnibus equity incentive plan can receive option grants or direct stock issuances for more than 1,000,000 shares total per fiscal year. The number of shares reserved for issuance under the 2000 omnibus equity incentive plan will be increased on the first day of each of our fiscal years from 2000 through 2009 by the lesser of:

  . 2,000,000;

  . 5% of our outstanding common stock on the last day of the immediately preceding fiscal year; or

  . the number of shares determined by the board of directors.

 Plan Features

   Under the 2000 omnibus equity incentive plan:

  . Qualified employees will be eligible for the grant of incentive stock options to purchase shares of common stock;

  . Qualified non-employee directors will be eligible to receive automatic option grants to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the date of grant;

  . The compensation committee will determine the exercise price of options or the purchase price of stock purchase rights, but the option price for incentive stock options will not be less than 100% of the fair market value of the stock on the date of grant;

  . The exercise price or purchase price may, at the discretion of the compensation committee, be paid in cash, cash equivalents, full-recourse promissory notes, past services or future services.

 Vesting

   The 2000 omnibus equity incentive plan will include change in control provisions that may result in the accelerated vesting of outstanding option grants and stock issuances. The committee may grant options or stock purchase rights in which all or some of the shares shall become vested if there is a change in control of Support.com. Change in control is defined under the 2000 omnibus equity incentive plan as:

  . a change in the composition of the board of directors, as a result of which fewer than one-half of the incumbent directors are directors who either:

   . had been directors of Support.com 24 months before the change; or

   . were elected, or nominated for election, to the board with the affirmative votes of at least a majority of the directors who had been directors 24 months before the change and who were still in office at the time of the election or nomination; or

  . an acquisition or aggregation of securities by a person, including two or more persons acting together, as a result of which the person becomes the beneficial owner of 20% or more of the voting power of Support.com's outstanding securities.

2000 Employee Stock Purchase Plan

 General

   The board of directors adopted our 2000 employee stock purchase plan on February 15, 2000, to be effective upon completion of this offering. Our stockholders have approved our 2000 employee stock purchase plan. A total of 2,000,000 shares of common stock have been reserved for issuance under our employee stock purchase plan. The number of shares reserved for issuance under the 2000 employee stock purchase plan will be increased on the first day of each of our fiscal years from 2000 through 2009 by the lesser of:

  . 2,000,000;

  . 3% of our outstanding common stock on the last day of the immediately preceding fiscal year; or

  . the number of shares determined by the board of directors.

 Administration

   Our 2000 employee stock purchase plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, is administered by the board of directors or by a committee appointed by the board. Employees, including officers and employee directors of Support.com but excluding 5% or greater stockholders, are eligible to participate if they are customarily employed for more than 20 hours per week and for at least five months in any calendar year. Our 2000 employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's total compensation. The maximum number of shares a participant may purchase during a single participation period is 1,000 shares.

 Offering and Participation Periods

   The 2000 employee stock purchase plan will be implemented by a series of overlapping offering periods of 24 months' duration, with new offering periods, other than the first offering period, beginning in January and July of each year. The board of directors will establish participation periods for our 2000 employee stock purchase plan, none of which will exceed six months. During each participation period, payroll deductions will accumulate, without interest. On the purchase dates set by the board of directors for each participation period, accumulated payroll deductions will be used to purchase common stock. The initial offering period is expected to begin on the date of this offering and end on December 31, 2001. The initial participation period is expected to begin on the date of this offering and end on June 30, 2000.

   The purchase price will be equal to 85% of the fair market value per share of common stock on either the first day of the participation period or on the last day of the participation period, whichever is less. Employees may withdraw their accumulated payroll deductions at any time. Participation in our 2000 employee stock purchase plan ends automatically on termination of employment with Support.com. Immediately before the effective time of a corporate reorganization, the participation period then in progress shall terminate and stock will be purchased with the accumulated payroll deductions, unless the 2000 employee stock purchase plan is assumed by the surviving corporation or its parent corporation under the plan of merger or consolidation.

401(k) Plan

   We have established a tax-qualified employee savings and retirement plan for which Support.com's employees will generally be eligible. Under our 401(k) plan, employees may elect to reduce their compensation and have the amount of this reduction contributed to the 401(k) plan. Support.com has made no matching contributions. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, so that contributions to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that any contributions by Support.com will be deductible by Support.com when made.

Employment Agreements

 Officer Offer Letters

   We have offer letters with our chief executive officer, our chief financial officer, our senior vice president of sales and business development, our chairman, our vice president of marketing and our vice president of operations. All of these officers may leave or be terminated at any time.

   The table below summarizes the basic terms of each of these offer letters. Under each of these letters, if the officer is terminated other than after a merger or sale of substantially all the assets of Support.com, the officer is only entitled to post-termination salary and benefits if the officer is not employed at least 50% of the time by another employer and:

  . was terminated by us without justification or

  . resigns for justifiable reasons.

If the officer is terminated because of a merger or sale of substantially all the assets of Support.com, each officer is entitled to post-termination salary and benefits for the period indicated below.

                               Total                                   Post-Termination  Salary and Benefits upon
                             Potential                  Exercise Price    Salary and        Merger or Sale of
  Name             Salary      Bonus         Options      per Share        Benefits      Substantially all Assets

  Radha Basu      $200,000       $100,000     1,680,189     $0.40      12 months plus        12 months
                                                                       pro rata share of     plus pro rata
                                                                       bonus under           share of
                                                                       specified             bonus
                                                                       circumstances

-----------------------------------------------------------------------------------------------------------------

  Brian Beattie    180,000         87,000       560,000      0.90      6 months              6 months
                                                                                             plus pro rata
                                                                                             share of bonus
                                                                                             and 50% of
                                                                                             unvested
                                                                                             options vest
                                                                                             immediately

-----------------------------------------------------------------------------------------------------------------

  Mark Pincus      180,000 N/A                  338,540      0.99      12 months             100% of unvested
                                                                                             shares vest
                                                                                             immediately

-----------------------------------------------------------------------------------------------------------------

  Jim Hilbert      150,000 incentive            500,000      0.90      6 months              6 months
                           bonus                                                             plus pro rata
                                                                                             share of bonus
                                                                                             and 50% of
                                                                                             unvested
                                                                                             options vest
                                                                                             immediately

-----------------------------------------------------------------------------------------------------------------

  Anthony Rodoni   135,000 25,000 shares        425,000      0.10      N/A                   50% of
                           (paid in 1999)                                                    unvested
                           and $30,000                                                       shares vest
                                                                                             immediately

-----------------------------------------------------------------------------------------------------------------

  Lucy Hoger       160,000         20,000 300,000 plus       2.00      6 months              6 months
                                          50,000 on                                          plus pro rata
                                          Jan. 20, 2001                                      share of bonus
                                                                                             and 50% of
                                                                                             unvested
                                                                                             shares vest
                                                                                             immediately

 Officer Employment Agreements

   We have formal employment agreements with Scott Dale, our vice president of engineering, and Cadir Lee, our chief software officer. Both agreements are for an initial term of one year and are automatically renewed for three successive one-year terms unless terminated with 30 days notice. Both agreements also contain non-competition provisions.

   Under these agreements, Mr. Dale and Mr. Lee are each entitled to:

  . annual salary of $150,000;

  . benefits and bonus tied to criteria established by our board of directors;

  . salary and benefits through date of termination if terminated for justifiable reasons;

  . salary and benefits for three months after termination if terminated for disability; and

  . 250,000 options at an exercise price of $0.90 per share.

Limitation of Liability and Indemnification Matters

 Delaware Law

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemption; or

  . any transaction from which the director derived an improper personal benefit.

   This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

 Certificate of Incorporation and Bylaws

   Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his actions as an officer, director, employee or agent of ours, regardless of whether the bylaws would permit indemnification.

 Indemnification Agreements

   We are also entering into agreements to indemnify our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                        RELATED PARTY TRANSACTIONS

   Since we were founded, we have not been a party to any transaction or series of transactions in which:

  . the amount involved exceeded or exceeds $60,000 and

  . any director, executive officer or 5% stockholder or any of their immediate family had or will have a material interest.

Prior Sales of Equity

   Between December 1997 and June 1999, we issued and sold the securities listed below:

  . December 8, 1997 and June 22, 1998: 6,428,880 shares of common stock to
    Mark Pincus, Scott Dale and Cadir Lee for a total consideration of $646,

  . December 8, 1997 to March 19, 1998: 3,571,600 shares of series A preferred stock at a price of $0.07 per share,

  . June 22, 1998: 7,346,108 shares of series B preferred stock at a price of $0.68747 per share and

  . June 14, 1999: 4,638,618 shares of series C preferred stock at a price of $3.27148 per share.

   When this offering is completed, each share of series A, series B and series C preferred stock will convert into one share of common stock.

Transactions with Management and 5% Stockholders

   The table below summarizes purchases, valued in excess of $60,000, of shares of our capital stock by our directors, executive officers and entities that were 5% stockholders before they purchased the stock:

                                                                Shares
                                                        ----------------------
                                                        Series A  Series C
                                                        --------- --------
Directors and Executive Officers:
Mark J. Pincus......................................... 1,535,788     --
Roger J. Sippl (1).....................................       --  305,672
5% Stockholders Affiliated with Directors:
Entities affiliated with Accel VI L.P. (2).............       --  775,394
Entities affiliated with Softbank Technology Ventures
 IV (3)................................................       --  697,465

--------

(1) Roger J. Sippl, one of our directors, is a managing partner of venture funds associated with Sippl MacDonald Ventures, a venture fund related to Sippl MacDonald Ventures II, L.P. and its related entities.

(2) Bruce Golden, one of our directors, is a partner of venture funds associated with Accel Partners, a venture fund related to Accel VI L.P. and its related entities.

(3) Edward S. Russell, one of our directors, is a general partner of venture funds related to Softbank Technology Ventures, Inc. and its related entities.

   These affiliates purchased the securities described above at the same price and on the same terms and conditions as the unaffiliated investors in the private financings.

Indebtedness of Management

   If there is a proposed transaction between us and our officers, directors, 5% stockholders or their affiliates, that transaction must be approved by a majority of the disinterested directors, must be on terms at least as favorable to us as those that could be obtained from unaffiliated parties and must be reasonably expected to benefit us.

   The individuals listed below elected to pay the exercise price for some of their outstanding options with full recourse promissory notes secured by the common stock underlying the options. The notes bear interest at 5.86% per year and payment on the notes is shown below. As of March 31, 2000, the principal amounts of these notes have not been repaid. As of December 31, 1999, the original total principal amounts of the promissory notes executed by each executive officer in favor of Support.com are:

                                                                    Total
                                                                  Original
                         Executive Officer                       Note Amount
                         -----------------                       -----------
   Mark J. Pincus/Chairman of the Board......................... $ 99,999.90(1)
   Mark J. Pincus/Chairman of the Board......................... $147,500.10(2)
   Mark J. Pincus/Chairman of the Board......................... $247,500.00(2)
   Brian M. Beattie/Chief Financial Officer..................... $504,000.00(3)
   Jim R. Hilbert/Senior Vice President......................... $449,950.00(3)
   Radha R. Basu/Chief Executive Officer........................ $672,075.60(4)

--------
(1) 50% of the principal and interest will be due and payable on the earlier of our initial public offering or two years from the date of the note. The remaining 50% will be due upon the earlier of our initial public offering or four years from the date of the note.
(2) 50% of the principal and interest will be due and payable on the earlier of the date nine months following the effective date of our initial public offering or two years from the date of the note. The remaining 50% will be due upon the earlier of the date nine months after the effective date of our initial public offering or four years from the date of the note.
(3) 50% of the principal and interest will be due and payable on the earlier of one year from the effective date of our initial public offering or two years from the date of the note. The remaining 50% will be due upon the earlier of one year from the effective date of our initial public offering or four years from the date of the note.

(4) 50% of the principal and interest will be due and payable on the earlier of one year from the effective date of our initial public offering or two years from the date of the note. The remaining 50% will be due upon the earlier of two years from the effective date of our initial public offering or four years from the date of the note.

                             PRINCIPAL STOCKHOLDERS

   The table below provides information about the beneficial ownership of common stock as of March 31, 2000, by:

  . each person or entity known to us to own beneficially more than 5% of our common stock;

  . each of the named executive officers;

  . each of our directors; and

  . all executive officers and directors as a group.

   The table below assumes no exercise of the underwriters' over-allotment option. Applicable percentage ownership is based on 29,125,922 shares of common
stock outstanding as of March 31, 2000 and            shares outstanding
immediately after completion of this offering.

   Beneficial ownership is determined based on the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable or exercisable within 60 days of March 31, 2000 are counted as outstanding. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and the applicability community property laws, each stockholder named in the table has sole voting and investment power for the shares listed opposite that stockholder's name.

   Unless otherwise indicated, the address for these stockholders is c/o Support.com, Inc., 575 Broadway, Redwood City, California 94063.

                                                             Percentage of
                                                              Common Stock
                                             Total Shares ---------------------
                                             Beneficially   Before      After
Name and Address of Beneficial Owner            Owned      Offering    Offering
------------------------------------         ------------ -----------  --------
5% Stockholders:
Entities affiliated with Accel VI L.P.
 (1).......................................    4,428,397         15.2%
 c/o Accel Partners, 428 University Avenue,
  Palo Alto, California 94301
Entities affiliated with Softbank
 Technology Ventures IV (2)................    3,952,299         13.6
 333 W. San Carlos St., Suite 1225, San
  Jose, California 95110
Entities affiliated with Spinnaker Founders
 Fund, L.P. (3)............................    1,574,359          5.4
 c/o Bowman Capital Management, 1875 South
  Grand Street, Suite 600, San Mateo,
  California 94402

Executive Officers and Directors:
Radha R. Basu (4)..........................    1,680,189          5.8
Mark J. Pincus (5) ........................    4,970,728         17.1
Scott W. Dale (6)..........................    2,497,114          8.5
Cadir B. Lee (7)...........................    2,510,114          8.5
Anthony C. Rodoni (8)......................      457,500          1.6
Matthew T. Cowan (3).......................    1,574,359          5.4
Manuel Diaz................................           --           --
William L. Dunn (9)........................      103,000  less than 1%
Bruce Golden (1)...........................    4,478,397         15.4
Edward S. Russell (2)......................    3,952,299         13.6
Roger J. Sippl (10)........................      436,172          1.5
All directors and executive officers as a
 group (11)................................   24,019,872         81.1%

--------

 (1) Includes 3,604,714 shares held by Accel VI L.P. Accel VI Associates L.L.C. is the general partner of Accel VI L.P. and has the sole voting and investment power. Arthur C. Patterson,

    ACP Family Partnership L.P., James R. Swartz, James W. Breyer, The Breyer 1995 Trust dated 10/4/95, Swartz Family Partnership L.P., J. Peter Wagner, and G. Carter Sednaoui are the managing members of Accel VI Associates L.L.C. and share these powers.

      Also includes 460,553 shares held by Accel Internet Fund II L.P. Accel Internet Fund II Associates L.L.C., or AIF2A, is the general partner of Accel Internet Fund II L.P. and has the sole voting and investment power. Arthur C. Patterson, ACP Family Partnership L.P., James R. Swartz, James W. Breyer, Swartz Family Partnership L.P., J. Peter Wagner, and G. Carter Sednaoui are the managing members of AIF2A and share these powers.

    Also includes 57,570 shares held by Accel Keiretsu VI L.P. Accel Keiretsu VI Associates L.L.C. is the general partner of Accel Keiretsu VI L.P. and has the sole voting and investment power. Arthur C. Patterson, James R. Swartz, James W. Breyer, J. Peter Wagner, and G. Carter Sednaoui are the managing members of Accel Keiretsu VI Associates L.L.C. and share these powers.

    Also includes 305,560 shares held by Accel Investors '98 L.P. Arthur C. Patterson, James R. Swartz, James W. Breyer, J. Peter Wagner, and G. Carter Sednaoui are the general partners of Accel Investors '98 L.P. and therefore share the voting and investment powers. Bruce Golden, a partner at Accel Partners and one of our directors, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in entities affiliated with Accel Partners.

 (2) Includes:

    .3,874,090 shares held by Softbank Technology Ventures IV, L.P. and

    .78,209 shares held by Softbank Technology Advisors Fund, L.P.

    . Edward S. Russell, a general partner at Softbank Technology Ventures,
      Inc. is one of our directors. Mr. Russell disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in entities affiliated with Softbank Technology Ventures, Inc.

 (3) Includes:

    . 481,057 shares held by Spinnaker Founders Fund, L.P.,

    . 382,643 shares held by Spinnaker Technology Fund, L.P., 379,267 shares held by Spinnaker Technology Offshore Fund, Ltd.,

    . 270,257 shares held by Spinnaker Offshore Founders Fund, Ltd. and

    . 61,135 shares held by Spinnaker Clipper Fund, L.P.

    . Mr . Cowan is a general partner of Bowman Capital Management and one of our directors. Mr . Cowan disclaims beneficial ownership of all these shares except to the extent of his pecuniary interest in entities affiliated with Spinnaker Founders Fund, L.P.

 (4) Includes 1,680,189 shares of common stock subject to our right of repurchase.

 (5) Includes 291,800 shares of common stock which we have a right to repurchase.

 (6) Includes 250,000 shares of common stock issuable under immediately exercisable options and subject to our right of repurchase. Also includes 200,000 shares of common stock held by SDK Limited Partnership. Mr. Dale and Kelly Plater Dale are general partners of SDK Limited Partnership.

 (7) Includes 250,000 shares of common stock issuable under immediately exercisable options and which we have a right to repurchase. Also includes 300,000 shares of common stock held by Cadir Lee Limited Partnership. Mr. Lee is the general partner of Cadir Lee Limited Partnership.

 (8) Includes 218,951 shares of common stock which we have a right to right of purchase.


 (9) Includes 58,368 shares of common stock which we have a right to repurchase.

(10)  Includes:

    . 230,500 shares of common stock held by Sippl MacDonald Ventures II, L.P.,

    . 105,672 shares of common stock held by Sippl Investments LLC and

    . 72,960 shares of common stock held by Mr . Sippl which we have a right to repurchase.

    . Mr. Sippl is a managing partner of Sippl MacDonald Ventures and one of our directors. Mr. Sippl disclaims beneficial ownership of the shares held by Sippl MacDonald Ventures II, L.P. and Sippl
      Investments LLC, except to the extent of his pecuniary interest in those entities.

(11)  Includes:

    . 3,682,268 shares of common stock which we have a right to repurchase and

    . 500,000 shares of common stock issuable under immediately exercisable options and which we have a right to repurchase.

                          DESCRIPTION OF CAPITAL STOCK

   When this offering is completed and after the conversion of all outstanding preferred stock into common stock and the amendment of our certificate of incorporation, our authorized capital stock will consist of 150,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Common Stock

   As of March 31, 2000, there were 29,125,922 shares of common stock outstanding held by approximately 159 stockholders of record.

   Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of common stock are entitled to:

   Dividends. Holders of common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as the board of directors may determine.

   Voting. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and will not have cumulative voting rights unless Support.com is subject to Section 2115 of the California Corporations Code.

   Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

   Preemptive rights, conversion and redemption. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

   Liquidation, dissolution and winding-up. Upon liquidation, dissolution or winding-up of Support.com, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation of any preferred stock.

Preferred Stock

   The board of directors is authorized, without action by the stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions on these shares.

   The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock.

   The issuance of preferred stock could delay, defer or prevent a change in control of Support.com. We have no plans to issue any shares of preferred stock.

Warrants

   We issued these warrants to purchase a total of 283,650 shares of series C preferred stock:

  . 98,511 shares at an exercise price of $1.979 per share,

  . 38,461 shares at an exercise price of $6.50 per share,

  . 27,511 shares at an exercise price of $3.27 per share, and

  . 119,167 shares at an exercise price of $18.00 per share.

   The 38,461 warrants expire upon completion of this offering.

Registration Rights

   Upon completion of this offering, the holders of 15,839,976 shares of common stock issuable upon conversion of the series A, B and C preferred stock and upon the exercise of warrants have the right to cause us to register these shares under the Securities Act based on:

  . Demand Registration Rights. At the earlier of June 14, 2002 or six months after this offering, one or more holders of 30% of the common stock issued upon conversion of series A, B or C preferred stock may request that we register their shares.

  . Piggyback Registration Rights. The holders of registrable securities may request to have their shares registered anytime we file a registration statement to register any of our securities for our own account or for the account of others subject to a pro rata cutback to a minimum of 20% of any offering other than our initial public offering.

  . S-3 Registration Rights. The holders of at least 5% of registrable securities have the right to request registrations on Form S-3 if we are eligible to use Form S-3 and have not already registered shares on an S-3 registration within the past six months and if the total proceeds are at least $1,000,000.

   Registration of shares of common stock because of the exercise of demand registration rights, piggyback registration rights or S-3 registration rights under the Securities Act would result in the holders being able to trade these shares without restriction under the Securities Act when the registration statement is declared effective. Support.com will pay all registration expenses, other than underwriting discounts and commissions, related to any registration. The registration rights terminate five years after completion of this offering, or, for an individual holder when the holder can sell all of the holder's shares in any 90-day period under Rule 144 under the Securities Act.

Section 2115

   We are subject to Section 2115 of the California General Corporation Law.
Section 2115 provides that, regardless of a company's legal domicile, some provisions of California corporate law will apply to that company if more than 50% of its outstanding voting securities are held of record by persons having addresses in California and the majority of the company's operations occur in California. For example, while we are subject to Section 2115, stockholders may cumulate votes in electing directors. This means that each stockholder may vote the number of votes equal to the number of candidates multiplied by the number of votes to which the stockholder's shares are normally entitled in favor of one candidate. This potentially allows minority stockholders to elect some members of the board of directors. When we are no longer subject to Section 2115, cumulative voting will not be allowed and a holder of 50% or more of our voting stock will be able to control the election of all directors.
Section 2115 also:

  . enables removal of directors with majority stockholder approval;

  . places limitations on the distribution of dividends;

  . extends additional rights to dissenting stockholders in any reorganization, including a merger, sale of assets or exchange of shares; and

  . provides for information rights and required filings if there is a sale of assets or a merger.

   We anticipate that our common stock will be qualified for trading as a national market security on the Nasdaq National Market and that we will have at least 800 stockholders of record by the record date for our 2000 annual meeting of stockholders. If these two conditions occur, then we will no longer be subject to Section 2115 as of the record date for our 2000 annual meeting of stockholders.

Delaware Anti-Takeover Law and Charter Provisions

 Delaware Takeover Statute

   We are governed by Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  . before this date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by or which can be issued under:

   . persons who are directors and also officers, and

   . employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or after this date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   In general, Section 203 defines an interested stockholder as any entity or person who, with affiliates and associates owns, or within three years, did own beneficially 15% or more of the outstanding voting stock of the corporation.
Section 203 defines business combination to include:

  . any merger or consolidation involving the corporation and the interested stockholder and

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder.

  . subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

 Certificate of Incorporation and Bylaws

   Undesignated Preferred Stock. Under our certificate of incorporation, the board of directors has the power to authorize the issuance of up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders. The issuance of preferred stock may:

  . delay, defer or prevent a change in control of Support.com;

  . discourage bids for the common stock at a premium over the market price of our common stock;

  . adversely affect the voting and other rights of the holders of our common stock; and

  . discourage acquisition proposals or tender offers for our shares and, as a consequence, inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

   Advance Notice Provisions. Our bylaws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board.

   Special Meeting Requirements. Our bylaws provide that special meetings of stockholders be called by the chief executive officer or the board of directors.

   Cumulative Voting. Both our certificate of incorporation and our bylaws do not provide for cumulative voting in the election of directors.

   These provisions may only be amended by approval of the holders of at least 66 2/3% of the outstanding common stock and may deter a hostile takeover or delay a change in control or management of Support.com.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Securities Transfer & Trust.

Nasdaq National Market Listing

   We have applied to have our common stock quoted on the Nasdaq National Market under the symbol SPRT.

                                RESCISSION OFFER

 Reasons for the Offer

   Option grants made between October 1998 and June 1999 under our 1998 stock option plan were not exempt from registration or qualification under California state securities laws. These option grants and the stock issuances under these grants violated the registration requirements of California state securities laws because registration or qualification was not obtained. Although we were able to rely on Rule 701 exemption under the federal securities law, we were unable to rely on the exemption provided by Section 25102(f) of the California Corporation Code because these options were granted, and these shares were issued, to more than 35 persons during a 12-month period. We were also unable to rely on the exemption provided by Section 25102(o) of the California Corporation Code because the required filing under that section was not made.

 Terms of the Offer

   We intend to make a repurchase offer to the holders of these shares and options. This offer will be held open for 30 days after the date of the offer to repurchase. These holders will be able to accept our repurchase offer before the expiration date of the offer by returning to us shares to be repurchased and an election notice that we will deliver to the holders with the preliminary prospectus. If accepted, our repurchase offer could require us to make total payments to the holders of these shares and options of up to approximately $200,455 plus statutory interest.

 Shares Subject to the Offer

   This repurchase offer will cover a total of 2,932,900 shares issuable under options granted under the 1998 stock option plan, of which 1,730,983 shares were issued upon option exercises and 1,201,917 shares were never exercised. We will offer to repurchase these prior sales at the price per share paid for them under the 1998 stock option plan, plus interest at a statutory rate from the date of purchase by the purchaser to the expiration of the repurchase offer. Also, we will offer to repurchase these prior option grants not exercised at a price of 20% of the exercise price per share. If any or all of these holders reject the repurchase offer, we may continue to be liable under state securities laws for up to a total amount of approximately $215,000 plus statutory interest of 7% per year.

   We are not aware of any repurchase claims against us.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Before this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale.

   Sales of substantial amounts of our common stock in the public market after the restrictions lapse could cause the market price of our common stock to decline.

   When this offering is completed, we will have a total of            shares
of common stock outstanding, assuming no exercise of outstanding options. The shares offered by this prospectus will be freely tradable unless they are purchased by a person that directly or indirectly controls, is controlled by or is under common control with, us. These persons are considered to be affiliates of ours under Rule 144 of the Securities Act of 1933. The remaining 29,164,383 shares are restricted, which means they were originally sold in offerings that were not registered under a registration statement filed with the Securities and Exchange Commission. These restricted shares may be resold only through registration under the Securities Act of 1933 or under an available exemption from registration, including Rule 144.

Lock-up Agreements

   The holders of            shares of common stock have agreed to a 180-day
lock-up of these shares. This generally means that they cannot sell these shares during the 180 days after the date of this prospectus. After the 180-day lock-up period, these shares may be sold under Rule 144. Credit Suisse First Boston may release some or all of these shares before the expiration of the lock-up period.

Rule 144

   In general, under Rule 144, a person or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any holder who is not an affiliate, is entitled to sell within any three-month period a number of our shares of common stock that does not exceed the greater of:

  . 1% of the outstanding shares of our common stock at that time, which will
    equal approximately            shares upon completion of this offering;
    or

  . the average weekly trading volume of our common stock on the Nasdaq
    National Market during the four calendar weeks before the date on which notice of sale is filed with the Securities and Exchange Commission.

   Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of public information about us. Under Rule 144 and
subject to volume limitations,            of the restricted shares will be
eligible for sale beginning 180 days after the date of the final prospectus and the remaining restricted shares will become eligible for resale at various times after 180 days after the date of the final prospectus.

Rule 144(k)

   A person who is not an affiliate of Support.com at any time during the 90 days before a sale and who has beneficially owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell shares following this offering under Rule 144(k) complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

Rule 701 and Options

   Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions of Rule 144. Any employee, officer or director or consultant who purchased his shares under a written compensatory plan or contract may rely on the resale provisions of Rule 701. Under Rule 701:

  . affiliates can sell Rule 701 shares without complying with the holding period requirements of Rule 144;

  . non-affiliates can sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144; and

  . Rule 701 shares must be held at least 90 days after the date of this prospectus before they can be resold.

   However, all shares issued by us under Rule 701 are subject to lock-up provisions and will only become eligible for sale 180 days after the date of this prospectus.

Registration

   After this offering, we intend to file a registration statement under the Securities Act covering shares of common stock subject to outstanding options or issued or issuable under our 1998 stock plan, our 2000 stock incentive plan and our 2000 employee stock purchase plan. Based on the number of shares which can be issued upon the exercise of outstanding options at March 31, 2000, and reserved for issuance under these plans, this registration statement would cover approximately 15,424,434 shares.

   This registration statement will automatically become effective upon filing. Shares registered under this registration statement will be available for sale in the open market immediately after the expiration of the 180-day lock-up agreements although sales of shares held by our affiliates will be limited by Rule 144 volume limitations. Holders of 15,713,954 shares of common stock will be entitled to registration rights.

                                  UNDERWRITING

Underwriting agreement

   Under the terms and subject to the conditions contained in an underwriting
agreement dated           , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Chase Securities Inc., Bear, Stearns & Co. Inc. and Wit SoundView Corporation, are acting as representatives, the following numbers of shares of common stock:

                                                                       Number of
   Underwriter                                                          Shares
   -----------                                                         ---------
   Credit Suisse First Boston Corporation.............................
   Chase Securities Inc...............................................
   Bear, Stearns & Co. Inc............................................
   Wit SoundView Corporation..........................................
                                                                          ---
       Total..........................................................
                                                                          ===

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

Offering structure

   We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to            additional shares at the initial public offering
price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $      per share. The
underwriters and selling group members may allow a discount of $      per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The table below summarizes the compensation and estimated expenses we will pay.

                                       Per Share                       Total
                             ----------------------------- -----------------------------
                                Without          With         Without          With
                             Over-allotment Over-allotment Over-allotment Over-allotment
                             -------------- -------------- -------------- --------------
   Underwriting discounts
    and commissions paid by
    us.....................       $              $              $              $
   Expenses payable by us..       $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

Lock-up agreements

   For a period of 180 days after the date of this prospectus, we and our officers and directors and all of our stockholders have agreed not to do any of the following without the prior written consent of Credit Suisse First Boston
Corporation:

  . offer to transfer or transfer any of our common stock or securities convertible into any of our common stock, except, in our case, common stock issued upon the exercise of employee stock options outstanding as of the date of this prospectus;

  . in our case file with the Securities and Exchange Commission a registration statement under the Securities Act relating to our common stock or securities convertible into any of our common stock;

  . in the case of our stockholders enter into any swap, hedge or other arrangement that transfers any part of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock, other securities, cash, or other consideration; or,

  . publicly disclose the intention to make any offer, sale, pledge or disposition.

Directed share program

   The underwriters have reserved for sale, at the initial public offering
price, up to         shares of the common stock for employees, directors and
other persons associated with us who have expressed an interest in purchasing
common stock in the offering. This group may include           , who have
expressed an interest in acquiring up to      shares of common stock in the
offering, based upon an assumed initial public offering price of $   per share.
The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Indemnification

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make for these liabilities.

Nasdaq Stock Market listing

   We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol SPRT.

Factors in determining the offering price

   Before this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors to be considered in determining the public offering price include:

  . the information included in this prospectus;

  . market conditions for initial public offerings;

  . the history and the prospects for the industry in which we will compete;

  . the ability of our management;

  . our prospects for our future earnings;

  . the present state of our development and our financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

Transactions with the underwriters

   In June 1999, we sold 61,135 shares of our series C preferred stock in a private placement at $3.27148 per share to several entities affiliated with Chase Securities Inc. We also sold 244,538 shares of our series C preferred stock in this private placement at $3.27148 per share to Access Technology Partners, L.P. In February 2000, one of our stockholders sold 9,200 shares of his own series A preferred stock at $10 per share to several entities affiliated with Chase Securities Inc. This stockholder also sold 36,800 shares of his own series A preferred stock at $10 per share to Access Technology Partners, L.P. Chase Securities Inc. is one of our customers. Access Technology Partners, L.P. is a fund that is managed by an affiliate of Chase Securities Inc. This affiliate has an 1% ownership interest in Access Technology Partners, L.P.

   In November 1999, we granted a right to purchase 6,500 shares of our common stock at $0.40 per share to an individual employed by Chase Securities Inc.

   In June 1999, we sold 15,000 shares of our common stock at $0.10 per share to an individual employed by Bear, Stearns & Co. Inc. In June 1999, we sold 17,642 shares of our series C preferred stock at $3.27148 per share in a private placement to two individuals employed by Bear, Stearns & Co. Inc. Bear, Stearns & Co. Inc. is one of our customers, accounting for 53% of our total revenue of $3.3 million in 1999.

Syndicate activities


   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in compliance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would be in the absence of these transactions. These transactions may be executed on the Nasdaq National Market or may be executed on any other trading markets that our common stock may be traded upon in the future, and, if these stabilizing transactions, syndicate covering transactions or penalty bids are initiated by the underwriters, these transactions may be discontinued at any time.

Internet distribution


   A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Distribution will be allocated by the underwriters that may make Internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice before any resale of the common stock.

Representations of Purchasers

   By purchasing the common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that (1) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under these securities laws, (2) where required by law, that the purchaser is purchasing as principal and not as agent, and (3) the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action--Ontario Purchasers

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or such persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of the common stock to whom the Securities Act of British Columbia applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of the common stock should consult their own legal and tax advisors about the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Selected legal matters relating to the validity of the common stock offered by this prospectus are being passed upon for Support.com by Pillsbury Madison & Sutro LLP, Palo Alto, California. Some partners of Pillsbury Madison & Sutro LLP beneficially own an aggregate of 35,142 shares of Support.com common stock. The underwriters have been represented by Wilson Sonsini Goodrich & Rosati, Palo Alto, California.

                                    EXPERTS

   Ernst & Young, LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1999 and for the period from incorporation on December 3, 1997 to December 31, 1998 and the year ended December 31, 1999, as shown in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement or the exhibits and schedules which are part of the registration statement.

   For more information about Support.com and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

   Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities and Exchange Act and will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the web site of the SEC.

                               SUPPORT.COM, INC.

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Report of Ernst & Young LLP, Independent Auditors........................ F-2

Consolidated Balance Sheets.............................................. F-3

Consolidated Statements of Operations.................................... F-4

Consolidated Statements of Redeemable Convertible Preferred Stock and
 Stockholders' Equity (Deficit).......................................... F-5

Consolidated Statements of Cash Flows.................................... F-7

Notes to Consolidated Financial Statements............................... F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Support.com, Inc.

   We have audited the accompanying consolidated balance sheets of Support.com, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for the period from incorporation on December 3, 1997 to December 31, 1998 and for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Support.com, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from incorporation on December 3, 1997 to December 31, 1998 and for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ Ernst & Young LLP
Palo Alto, California
February 15, 2000

                               SUPPORT.COM, INC.

                        CONSOLIDATED BALANCE SHEETS
                 (in thousands except share and per share data)

                                      December 31,        March 31, 2000
                                    -----------------  --------------------
                                     1998      1999    Historical Pro Forma
                                    -------  --------  ---------- ---------
                                                             (unaudited)
Assets
Current assets:
 Cash and cash equivalents......... $ 2,807  $  4,023   $  5,823
 Short-term investments............      --     8,466      5,950
 Accounts receivable, less
  allowance of $10, $40 and $100,
  respectively.....................      65     3,450      2,747
 Prepaids and other current
  assets...........................     516       451      1,073
                                    -------  --------   --------
   Total current assets............   3,388    16,390     15,593
Property and equipment, net........     256       881      1,469
Other assets.......................      28       254        259
                                    -------  --------   --------
                                    $ 3,672  $ 17,525   $ 17,321
                                    =======  ========   ========
Liabilities and stockholders'
 equity (deficit)
Current liabilities:
 Notes payable, current portion.... $    50  $    921   $    983
 Capital lease obligations,
  current portion..................      --       274        428
 Accounts payable..................      98     1,227      1,334
 Accrued compensation..............      60     1,168      2,126
 Other accrued liabilities.........     159       494        941
 Deferred revenue..................      42     2,608      5,098
                                    -------  --------   --------
   Total current liabilities.......     409     6,692     10,910
Notes payable, net of current
 portion...........................     449     1,478      1,223
Capital lease obligations, net of
 current portion...................      --       799      1,200

Deferred revenue--long-term
 portion...........................      --       360        589
Commitments

 Redeemable convertible preferred
  stock; 7,346,108 shares
  designated at December 31, 1998,
  12,280,108 shares authorized at
  December 31, 1999 and March 31,
  2000, $0.0001 par value,
  issuable in series:
 Series B redeemable convertible
  preferred stock; 7,346,108
  shares designated, issued and
  outstanding, and none pro forma
  (liquidation preference of
  $5,668 and $5,769 at December
  31, 1999 and March 31, 2000,
  respectively)....................   5,237     5,641      5,741
 Series C redeemable convertible
  preferred stock; 4,934,000
  shares designated; 4,638,618
  shares issued and outstanding at
  December 31, 1999, and March 31,
  2000 and none pro forma
  (liquidation preference of
  $15,844 and $16,147 at
  December 31, 1999 and March 31,
  2000, respectively)..............      --    15,808     16,110
Stockholders' equity (deficit):
 Series A convertible preferred
  stock; par value $0.0001,
  3,571,600 shares designated,
  3,571,600 shares issued and
  outstanding at December 31, 1998
  and 1999 and March 31, 2000, and
  none pro forma (liquidation
  preference at December 31, 1999
  and March 31, 2000 of $250)......       1         1          1  $    --
 Common stock; par value $0.0001,
  31,060,000 shares authorized,
  6,468,880, 10,874,374, and
  13,569,596 shares issued and
  outstanding at December 31, 1998
  and 1999, and March 31, 2000,
  respectively; 150,000,000
  authorized, 29,125,922 shares
  issued and outstanding pro
  forma............................       1         1          1         3
 Additional paid-in capital........     478    19,491     27,168    49,018
 Receivable from stockholders......      --    (1,450)    (2,121)  (16,608)
 Deferred compensation.............    (153)  (14,252)   (16,608)   (2,121)
 Accumulated deficit...............  (2,750)  (17,044)   (26,893)  (26,893)
                                    -------  --------   --------  --------
   Total stockholders' equity
    (deficit)......................  (2,423)  (13,253)   (18,452)    3,399
                                    -------  --------   --------  --------
   Total liabilities and
    stockholders' equity
    (deficit)...................... $ 3,672  $ 17,525   $ 17,321  $  3,399
                                    =======  ========   ========  ========

                            See accompanying notes.

                               SUPPORT.COM, INC.

                   CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands except per share data)

                                                           Period from                        Three months ended
                                                        incorporation on                           March 31,
                                                       December 3, 1997 to    Year ended     ---------------------
                                                        December 31, 1998  December 31, 1999     1999       2000
                                                       ------------------- ----------------- ------------ --------
                                                                                                  (unaudited)
Revenue:
  License fees.......................................        $    18           $  2,746        $   330    $  1,618
  Services...........................................             --                569              4         795
                                                             -------           --------        -------    --------
    Net revenues.....................................             18              3,315            334       2,413
                                                             -------           --------        -------    --------
Costs and expenses:
  Cost of license fees...............................             --                  4              1          36
  Cost of services...................................             --                965             73         882
  Research and development...........................          1,132              2,401            373       1,647
  Sales and marketing................................          1,197              8,974            862       5,291
  General and administrative.........................            477              1,881            182         771
  Amortization of deferred compensation (1)..........             16              3,554             52       3,695
                                                             -------           --------        -------    --------
    Total costs and expenses.........................          2,822             17,779          1,543      12,322
                                                             -------           --------        -------    --------
Loss from operations.................................         (2,804)           (14,464)        (1,209)     (9,909)
Interest income......................................            105                501             25         162
Interest expense.....................................            (51)              (331)           (23)       (102)
                                                             -------           --------        -------    --------
Net loss.............................................         (2,750)           (14,294)        (1,207)     (9,849)
Accretion on redeemable convertible preferred stock..           (214)            (1,072)          (101)       (402)
                                                             -------           --------        -------    --------
Net loss attributable to common stockholders.........        $(2,964)          $(15,366)       $(1,308)   $(10,251)
                                                             =======           ========        =======    ========
Basic and diluted net loss per share.................        $ (0.57)          $  (2.31)       $ (0.20)   $  (1.21)
                                                             =======           ========        =======    ========
Shares used in computing basic and diluted net loss
 per share...........................................          5,227              6,643          6,481       8,442
                                                             =======           ========        =======    ========
Pro forma basic and diluted net loss per share
 (unaudited).........................................                          $  (0.71)                  $  (0.41)
                                                                               ========                   ========
Shares used in computing pro forma basic and diluted
 net loss per share (unaudited)......................                            20,137                     23,998
                                                                               ========                   ========
--------
(1) Amortization of deferred compensation relates to the following:

                                                                                             Three months
                                                                                                ended
                                                                              Year ended      March 31,
                                                                           December 31, 1999     2000
                                                                           ----------------- ------------
                                                                                             (unaudited)
Cost of services.........................................................      $     53        $   163
Research and development.................................................           742            728
Sales and marketing......................................................         1,122          1,327
General and administrative...............................................         1,637          1,477
                                                                               --------        -------
  Total..................................................................      $  3,554        $ 3,695
                                                                               ========        =======

                            See accompanying notes.

                               SUPPORT.COM, INC.

       CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                    AND STOCKHOLDERS' EQUITY (DEFICIT)
                (in thousands except share and per share data)

                      Redeemable
                     Convertible       Convertible                                    Notes
                   Preferred Stock   Preferred Stock    Common Stock    Additional  Receivable    Deferred
                  ------------------ ---------------- -----------------  Paid-In       From        Stock     Accumulated
                    Shares   Amount   Shares   Amount   Shares   Amount  Capital   Stockholders Compensation   Deficit
                  ---------- ------- --------- ------ ---------- ------ ---------- ------------ ------------ -----------
Issuance of
common stock to
founders at
$0.0001,
$0.0077, and
$0.0155 per
share for cash..          -- $    --        --  $ --   6,428,880  $  1   $    --     $    --      $     --    $      --
Issuance of
Series A
convertible
preferred stock
at $0.07 per
share for cash,
net of issuance
costs of $6.....          --      -- 3,571,600     1          --    --       244          --            --           --
Issuance of
Series B
redeemable
convertible
preferred stock
at $0.68747 per
share for cash
and receivable,
net of issuance
costs of $27....   7,346,108   5,023        --    --          --    --        --          --            --           --
Issuance of
common stock
upon exercise of
stock options...          --      --        --    --      40,000    --         4          --            --           --
Issuance of
warrants........          --      --        --    --          --    --       249          --            --           --
Issuance of
stock options to
non-employees...          --      --        --    --          --    --        26          --            --           --
Accretion on
redeemable
convertible
preferred
stock...........          --     214        --    --          --    --      (214)         --            --           --
Deferred
compensation
related to grant
of stock
options.........          --      --        --    --          --    --       169          --          (169)          --
Amortization of
deferred
compensation....          --      --        --    --          --    --        --          --            16           --
Net loss........          --      --        --    --          --    --        --          --            --       (2,750)
                  ---------- ------- ---------  ----  ----------  ----   -------     -------      --------    ---------
Balances at
December 31,
1998............   7,346,108   5,237 3,571,600     1   6,468,880     1       478          --          (153)      (2,750)
Issuance of
Series C
redeemable
convertible
preferred stock
at $3.271 per
share for cash,
net of issuance
costs of $36....   4,638,618  15,140        --    --          --    --        --          --            --           --
Issuance of
common stock
upon exercise of
options to
employees and to
consultants for
cash and
promissory
notes...........          --      --        --    --   4,131,994    --     1,914      (1,450)           --           --
Issuance of
common stock for
services........          --      --        --    --      51,500    --       132          --            --           --
Issuance of
warrants........          --      --        --    --          --    --        94          --            --           --
Issuance of
restricted stock
to non-
employees.......          --      --        --    --     222,000    --        37          --            --           --
Expense on
issuance of
restricted stock
and stock
options to non-
employees.......          --      --        --    --          --    --       255          --            --           --
Accretion on
redeemable
convertible
preferred
stock...........          --   1,072        --    --          --    --    (1,072)         --            --           --
Deferred
compensation
related to grant
of stock
options.........          --      --        --    --          --    --    17,653          --       (17,653)          --
Amortization of
deferred
compensation....          --      --        --    --          --    --        --          --         3,554           --
Net loss........          --      --        --    --          --    --        --          --            --      (14,294)
                  ---------- ------- ---------  ----  ----------  ----   -------     -------      --------    ---------
Balances at
December 31,
1999............  11,984,726 $21,449 3,571,600  $  1  10,874,374  $  1   $19,491     $(1,450)     $(14,252)   $(17, 044)
                      Total
                  Stockholders'
                     Equity
                    (Deficit)
                  -------------
Issuance of
common stock to
founders at
$0.0001,
$0.0077, and
$0.0155 per
share for cash..    $      1
Issuance of
Series A
convertible
preferred stock
at $0.07 per
share for cash,
net of issuance
costs of $6.....         245
Issuance of
Series B
redeemable
convertible
preferred stock
at $0.68747 per
share for cash
and receivable,
net of issuance
costs of $27....          --
Issuance of
common stock
upon exercise of
stock options...           4
Issuance of
warrants........         249
Issuance of
stock options to
non-employees...          26
Accretion on
redeemable
convertible
preferred
stock...........        (214)
Deferred
compensation
related to grant
of stock
options.........          --
Amortization of
deferred
compensation....          16
Net loss........      (2,750)
                  -------------
Balances at
December 31,
1998............      (2,423)
Issuance of
Series C
redeemable
convertible
preferred stock
at $3.271 per
share for cash,
net of issuance
costs of $36....          --
Issuance of
common stock
upon exercise of
options to
employees and to
consultants for
cash and
promissory
notes...........         464
Issuance of
common stock for
services........         132
Issuance of
warrants........          94
Issuance of
restricted stock
to non-
employees.......          37
Expense on
issuance of
restricted stock
and stock
options to non-
employees.......         255
Accretion on
redeemable
convertible
preferred
stock...........      (1,072)
Deferred
compensation
related to grant
of stock
options.........          --
Amortization of
deferred
compensation....       3,554
Net loss........     (14,294)
                  -------------
Balances at
December 31,
1999............    $(13,253)

                            See accompanying notes.

                            SUPPORT.COM, INC.

       CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
             AND STOCKHOLDERS' EQUITY (DEFICIT)--(Continued)

              (in thousands except share and per share data)

                                                        Redeemable
                                                       Convertible       Convertible                                    Notes
                                                     Preferred Stock   Preferred Stock    Common Stock    Additional  Receivable
                                                    ------------------ ---------------- -----------------  Paid-In       From
                                                      Shares   Amount   Shares   Amount   Shares   Amount  Capital   Stockholders
                                                    ---------- ------- --------- ------ ---------- ------ ---------- ------------
Balances at
December 31,
1999
(continued).....                                    11,984,726 $21,449 3,571,600  $ 1   10,874,374  $ 1     19,491     $(1,450)
Issuance of
common stock
upon exercise of
options for cash
and promissory
notes, net of
repurchases
(unaudited).....                                            --      --        --   --    2,638,645   --      1,852        (671)
Issuance of
common stock to
consultants for
services
(unaudited).....                                            --      --        --   --        3,577   --         16          --
Expense on
issuance of
stock options to
non-employees
(unaudited).....                                            --      --        --   --           --   --        218          --
Issuance of
restricted stock
to non-
employees, net
of repurchases
(unaudited).....                                            --      --        --   --       53,000   --          9          --
Issuance of
warrants
(unaudited).....                                            --      --        --   --           --   --        131          --
Accretion on
redeemable
convertible
preferred stock
(unaudited).....                                            --     402        --   --           --   --       (402)         --
Deferred
compensation
related to grant
of stock options
(unaudited).....                                            --      --        --   --           --   --      5,853          --
Amortization of
deferred
compensation
(unaudited).....                                            --      --        --   --           --   --         --          --
Net loss
(unaudited).....                                            --      --        --   --           --   --         --          --
                                                    ---------- ------- ---------  ---   ----------  ---    -------     -------
Balances at
March 31, 2000..                                    11,984,726 $21,851 3,571,600  $ 1   13,569,596  $ 1    $27,168     $(2,121)
--------------------------------------------------
                                                    ========== ======= =========  ===   ==========  ===    =======     =======
                                                                                 Total
                                                      Deferred               Stockholders'
                                                       Stock     Accumulated    Equity
                                                    Compensation   Deficit     (Deficit)
                                                    ------------ ----------- -------------
Balances at
December 31,
1999
(continued).....                                      $(14,252)   $(17,044)    $(13,253)
Issuance of
common stock
upon exercise of
options for cash
and promissory
notes, net of
repurchases
(unaudited).....                                            --          --        1,181
Issuance of
common stock to
consultants for
services
(unaudited).....                                            --          --           16
Expense on
issuance of
stock options to
non-employees
(unaudited).....                                            --          --          218
Issuance of
restricted stock
to non-
employees, net
of repurchases
(unaudited).....                                            --          --            9
Issuance of
warrants
(unaudited).....                                            --          --          131
Accretion on
redeemable
convertible
preferred stock
(unaudited).....                                            --          --         (402)
Deferred
compensation
related to grant
of stock options
(unaudited).....                                        (5,853)         --           --
Amortization of
deferred
compensation
(unaudited).....                                         3,497          --        3,497
Net loss
(unaudited).....                                            --      (9,849)      (9,849)
                                                    ------------ ----------- -------------
Balances at
March 31, 2000..                                      $(16,608)   $(26,893)    $(18,452)
--------------------------------------------------
                                                    ============ =========== =============

                         See accompanying notes.

                               SUPPORT.COM, INC.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                              Period from                        Three months
                           incorporation on                     ended March 31,
                          December 3, 1997 to    Year ended     ----------------
                           December 31, 1998  December 31, 1999  1999     2000
                          ------------------- ----------------- -------  -------
                                                                  (unaudited)
Operating activities
  Net loss..............        $(2,750)          $(14,294)     $(1,207) $(9,849)
  Adjustments to
   reconcile net loss to
   net cash used in
   operating activities:
    Depreciation and
     amortization.......             23                294           26      219
    Amortization of
     deferred
     compensation.......             16              3,554           52    3,497
    Other...............             39                425           22      365
    Changes in assets
     and liabilities:
      Accounts
       receivable, net..            (65)            (3,385)        (473)     703
      Prepaids and other
       current assets...            (29)              (129)         274     (622)
      Accounts payable..             98              1,129          108      107
      Accrued
       compensation.....             60              1,108           56      958
      Other accrued
       liabilities......            159                335          (13)     447
      Deferred revenue..             42              2,926          207    2,719
                                -------           --------      -------  -------
  Net cash used in
   operating
   activities...........         (2,407)            (8,037)        (948)  (1,456)
                                -------           --------      -------  -------
Investing activities
  Purchases of property
   and equipment........           (279)               (89)          --     (178)
  Proceeds from sale of
   equipment............             --                 99           --       --
  Other assets..........            (28)              (226)          (6)      (5)
  Purchases of short-
   term investments.....             --            (12,266)          --   (5,915)
  Sales of short-term
   investments..........             --              3,800           --    8,431
                                -------           --------      -------  -------
  Net cash provided by
   (used in) investing
   activities...........           (307)            (8,682)          (6)   2,333
                                -------           --------      -------  -------
Financing activities
  Proceeds from notes
   payable..............            500              2,000        1,501       --
  Proceeds from sale-
   leaseback............             --                183          247       --
  Proceeds from issuance
   of preferred stock,
   net..................          5,017             15,390           --       --
  Proceeds from
   issuances of common
   stock................              5                501            9    1,226
  Repurchase of common
   stock................             --                 --           --      (36)
  Repayment of notes
   payable..............             (1)              (100)          --     (193)
  Principal payments
   under capital lease
   obligations..........             --                (39)          --      (74)
                                -------           --------      -------  -------
  Net cash provided by
   financing
   activities...........          5,521             17,935        1,757      923
                                -------           --------      -------  -------
Net increase in cash and
 cash equivalents.......          2,807              1,216          803    1,800
Cash and cash
 equivalents at
 beginning of period....             --              2,807        2,807    4,023
                                -------           --------      -------  -------
Cash and cash
 equivalents at end of
 period.................        $ 2,807           $  4,023      $ 3,610  $ 5,823
                                =======           ========      =======  =======
Supplemental disclosure
 of noncash financing
 activities
  Note received from
   stockholder in
   exchange for
   preferred stock......        $   250           $     --           --       --
                                =======           ========      =======  =======
  Note received from
   stockholders in
   exchange for common
   stock................        $    --           $  1,450      $    --  $   671
                                =======           ========      =======  =======
  Equipment acquired
   under capital lease
   obligation...........        $    --           $  1,112      $   107  $   629
                                =======           ========      =======  =======
Supplemental schedule of
 cash flow information
  Interest paid.........        $    39           $    249           22      102
                                =======           ========      =======  =======

                            See accompanying notes.

                               SUPPORT.COM, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited)

1. Organization and Summary of Significant Accounting Policies

Nature of Operations

   Support.com, Inc. ("Support.com"), formerly known as Tioga Systems, Inc. and Replicase, Inc., was incorporated in the state of Delaware on December 3, 1997. Support.com is a provider of eBusiness infrastructure software that automates, personalizes and enhances of user support over the Internet. Support.com's suite of eSupport software products and services is designed to accelerate eBusiness growth by increasing the efficiency and capabilities of support organizations that would otherwise constrain expanding internet initiatives. Support.com sells its products primarily in the United States and, to a lesser extent in Europe, Asia, and Latin America through its direct and indirect sales force.

   Support.com commenced operations in December 1997. Operations through December 31, 1997 consisted of initial development activities. Operating expenses were approximately $9,000 for the period from incorporation on December 3, 1997 to December 31, 1997. As such activities were not significant, the results have been included in operations for the period ended December 31, 1998.

   Support.com has incurred operating losses to date and had an accumulated deficit of $26,893,000 at March 31, 2000. Support.com's activities have been primarily financed through private placements of equity securities and capital lease financings. Support.com may need to raise additional capital through the issuance of debt or equity securities and capital lease financings. Such financing may not be available on terms satisfactory to Support.com, if at all. If adequate funds are not available, Support.com may be required to reduce its level of spending.

Basis of Presentation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The Company has export sales from the United States and has operations in Singapore and the United Kingdom. All significant intercompany transactions and balances have been eliminated.

Interim Financial Information

   The financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited but includes all adjustments, consisting of only normal recurring adjustments, that in the opinion of management is necessary for a fair presentation of the Company's financial position, operating results, and cash flows for such periods. Operating results for the three month period ended March 31, 2000 are not necessarily indicative of results to be expected for the full fiscal year of 2000 or any future period.

Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ materially from these estimates.

                             SUPPORT.COM, INC.

     (Information as of March 31, 2000 and for the three months ended

                   March 31, 1999 and 2000 is unaudited)


Concentration of Credit Risk and Significant Customers

   Financial instruments that potentially subject Support.com to concentration of credit risk consist principally of cash investments and trade receivables. Support.com invests cash which is not required for immediate operating needs principally in money market funds and commercial paper, which incur minimal risk. Support.com's customers are currently concentrated in the United States. Support.com performs ongoing evaluations of its customers' financial condition and generally does not require collateral. Support.com maintains reserves for credit losses, and such losses have been within management's expectations.

   For the year ended December 31, 1999, two customers accounted for 53% and 10% of revenue. For the three months ended March 31, 2000, three customers accounted for 27%, 15% and 10% of revenue.

Fair Value of Financial Instruments

   The fair value of notes payable is estimated by discounting the future cash flows using the current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying value of the notes payable approximated its fair value. The fair value of short-term and long-term capital lease obligations is estimated based on current interest rates available to Support.com for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their fair values.

Cash, Cash Equivalents and Short-Term Investments

   Support.com considers all highly liquid, low-risk debt instruments with an original maturity at the date of purchase of three months or less to be cash equivalents. Through December 31, 1998, Support.com maintained cash and cash equivalents in money market accounts with major financial institutions for which the carrying amount approximated its fair value. Upon the completion of the Series C Financing (see Note 4), Support.com invested some of its proceeds in short-term investments with original maturities of greater than three months. At December 31, 1999 and March 31, 2000, cash equivalents and short-term investments consist primarily of commercial paper, other debt instruments and money market funds. Support.com's cash equivalents and short-term investments are classified as available-for-sale in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

   Currently, Support.com classifies its securities as available-for-sale, which are reported at amortized cost which approximated fair value at December 31, 1998 and 1999 and March 31, 2000. Material unrealized gains and losses, if any, are reported in stockholders' equity (deficit) and included in other comprehensive loss. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, both of which are included in interest income. Realized gains and losses are recorded using the specific identification method. For the period from incorporation on December 3, 1997 to December 31, 1998, the year ended December 31, 1999 and for the three months ended March 31, 2000, gross unrealized gains and losses on available-for-sale securities were immaterial.

                             SUPPORT.COM, INC.

     (Information as of March 31, 2000 and for the three months ended

                   March 31, 1999 and 2000 is unaudited)


   The following is a summary of available-for-sale securities at cost, which approximates fair value (in thousands):

                                                       December 31, December 31,
                                                           1998         1999
                                                       ------------ ------------
   Cash and cash equivalents
     Cash.............................................    $  699       $  296
     Money market funds...............................     2,108        2,729
     Municipal bonds..................................        --          998
                                                          ------       ------
                                                          $2,807       $4,023
                                                          ======       ======
   Short-term investments
     Municipal bonds..................................    $   --       $6,466
     Auction backed securities........................        --        2,000
                                                          ------       ------
                                                          $   --       $8,466
                                                          ======       ======

Property and Equipment

   Property and equipment are stated at cost, less accumulated depreciation which is provided using the straight-line method over the estimated useful lives of the assets, generally three years.

Revenue Recognition

   Revenue from subscription licenses is recognized ratably over the term of the subscription beginning upon the delivery of the licensed product. Revenue from arrangements with resellers is recognized upon delivery and is based upon guaranteed minimum amounts due under the arrangement and sell through activity. Revenue from perpetual license fees is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no obligations remain, the fee is fixed or determinable and collectibility is probable. License revenue is comprised of fees for subscription and perpetual licenses of Support.com's software by corporate customers and resellers. If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due from the customers. If collectibility is not considered probable, revenue is recognized when the fee is collected.

   Services revenue is primarily comprised of revenue from professional services, such as consulting services, maintenance and support. Consulting services include a range of services including installation, implementation and building of complex and non-complex interfaces for the customer's specific application. Maintenance agreements provide for technical support and include the right to unspecified upgrades on an if-and-when-available basis.

   In all cases, Support.com assesses whether the service element of the arrangement is essential to the functionality of the other elements of the arrangement. In this determination, Support.com focuses on whether the software is off-the-shelf software, whether the services include significant alterations to the features and functionality of the software, whether the services involve the building of complex interfaces, the timing of payments and the existence of milestones. Judgement is required in

                             SUPPORT.COM, INC.

     (Information as of March 31, 2000 and for the three months ended

                   March 31, 1999 and 2000 is unaudited)

the determination of whether the building of interfaces to the customer's existing applications constitute complex interfaces. In making this determination Support.com considers the following: (1) the relative fair value of the services compared to the software, (2) the amount of time and effort subsequent to delivery of the software until the interfaces or other modifications are completed, (3) the degree of technical difficulty in building of the interface, (4) the services are available from other vendors or could be performed by the customer, (5) the degree of involvement of customer personnel, and (6) any contractual cancellation, acceptance, or termination provisions for failure to complete the interfaces.

   In those instances where Support.com determines that the service elements are essential to the other elements of the arrangement, Support.com accounts for the entire arrangement in accordance with Accounting Research Bulletin
(ARB) No. 45, "Long--Term Construction--Type Contracts," using the relevent guidance in SOP 97-2, and in SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts."

   For those arrangements for which Support.com has concluded that the service element is not essential to the other elements of the arrangement, Support.com determines whether the services are available from other vendors, do not involve a significant degree of risk or unique acceptance criteria, and whether Support.com has sufficient experience in providing the service to be able to separately account for the service. When the service qualifies for separate accounting and Support.com has vendor-specific objective evidence of fair value
(VSOE) for the service, Support.com (1) recognizes revenue for the fees associated with a perpetual license using the residual method in accordance with SOP 98-9, regardless of any separate prices stated within the contract for each element or, (2) recognizes revenue for the fees associated with a subscription license on a monthly basis over the remaining term of the subscription period. VSOE of services in multiple element arrangements is based upon hourly rates which Support.com has charged in stand alone contracts for services.

   Maintenance is not priced or offered separately in subscription licensing arrangements and is therefore recognized as part of the subscription fee over the subscription period. For perpetual licensing arrangements, in accordance with paragraph 57 of SOP 97-2, VSOE for maintenance is determined by reference to the price the customer will be required to pay when it is sold separately, that is, the renewal rate which is the price established by management having the relevant authority. VSOE for maintenance contracts under perpetual license arrangements is based upon Support.com's pricing practice that maintenance renewal fees are based upon a percentage of the quoted license fees in the related contract. Each contract typically offers additional renewal periods at a stated price. Maintenance revenue is deferred and recognized on a straight-line basis as services revenue over the life of the related agreement, which is typically one year.

   To date Support.com has not entered into arrangements solely for license of products and, therefore, Support.com has not demonstrated VSOE for the license element. In those instances where perpetual licenses are bundled with other elements, Support.com has used the residual method following the guidance in SOP 98-9. Support.com accounts for such license fees when VSOE exists

                             SUPPORT.COM, INC.

     (Information as of March 31, 2000 and for the three months ended

                   March 31, 1999 and 2000 is unaudited)

for all undelivered elements in the arrangement and when the fair value of all the undelivered elements is less than the arrangement fee. Support.com defers the total fair value of the undelivered elements, until such time as they are delivered, and recognizes as revenue the difference between the total arrangement and the amount deferred for the undelivered elements.

   Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

   Support.com adopted Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), and Statement of Position 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition" ("SOP 98-4"), as of January 1, 1998. SOP 97-2 and SOP 98-4 provide guidance for recognizing revenue on software transactions and supersede SOP 91-1, "Software Revenue Recognition." Full implementation guidelines for these standards have not yet been issued. Once available, the current revenue accounting practices may need to change and such changes could affect Support.com's future revenues and results of operations. In December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 amends SOP 98-4 to extend the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. Support.com does not expect the final adoption of SOP 98-9 to have a material impact on its future revenues or results of operations.

Research and Development

   Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on Support.com's product development process, technological feasibility is established upon the completion of a working model. Costs incurred by Support.com between the completion of the working model and the point at which the product is ready for general release have been insignificant. Accordingly, Support.com has charged all such costs to research and development expense in the accompanying statement of operations. Support.com did not incur any cost related to software developed or obtained for internal use as defined SOP 98-1.

Advertising Costs

   Advertising costs are recorded as sales and marketing expense in the period in which they are incurred. Advertising expense for the period from incorporation on December 3, 1997 to December 31, 1998 was $0, for the year ended December 31, 1999 was $70,675 and for the three months ended March 31, 2000 was $226,970.

                             SUPPORT.COM, INC.

     (Information as of March 31, 2000 and for the three months ended

                   March 31, 1999 and 2000 is unaudited)


Stock-Based Compensation

   Support.com accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and has adopted the disclosure only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").

   Any deferred stock compensation calculated according to APB 25 is amortized over the vesting period of the individual options, generally four years, using the graded vesting method. The graded vesting method provides for vesting of portions of the overall awards at interim dates and results in greater vesting in earlier years than straight-line.

   All stock-based awards to non-employees are accounted for at their fair value, as calculated using the Black-Scholes model, in accordance with FAS 123 and Emerging Issues Task Force Consensus No. 96-18 ("EITF 96-18"). The options and restricted stock purchase arrangements are subject to periodic re-valuation over their vesting terms.

Net Loss Per Share

   Basic and diluted net loss per share are presented in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"), for all periods presented. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 98, ordinary shares and convertible preferred shares issued or granted for nominal consideration prior to the anticipated effective date of Support.com's initial public offering must be included in the calculation of basic and diluted net loss per share as if they had been outstanding for all periods presented. To date, Support.com has not had any issuances or grants for nominal consideration.

   Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Had Support.com been in a net income position, diluted earnings per share would have included the shares used in the computation of basic net loss per share as well as the impact of common shares outstanding subject to repurchase and outstanding options and warrants to purchase an additional 2,306,761, 7,586,002, and 8,075,604 shares, prior to the application of the treasury stock method, for the period from incorporation on December 3, 1997 to December 31, 1998, the year ended December 31, 1999 and the three months ended March 31, 2000. Such shares have been excluded because they are antidilutive for all periods presented. Shares of convertible preferred stock have been excluded from the computation.

Comprehensive Loss

   Support.com adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"), at December 31, 1998. Under FAS 130, Support.com is required to display comprehensive income and its components as part of the financial statements. Other comprehensive income includes certain changes in equity that are excluded from net loss.

                             SUPPORT.COM, INC.

     (Information as of March 31, 2000 and for the three months ended

                   March 31, 1999 and 2000 is unaudited)

Support.com has no material components of other comprehensive loss and, as a result, the comprehensive loss is the same as the net loss for all periods presented.

Segment Information

   Support.com operates in one segment. For the year ended December 31, 1999, revenue from customers located outside the United States was approximately $46,000 and was derived from customers in Canada and the United Kingdom. For the three months ended March 31, 2000, revenue from customers located outside the United States was approximately $273,000 and was derived from customers in Brazil, Korea, and the United Kingdom.

Pro Forma Net Loss Per Share (Unaudited)

   Pro forma net loss per share is computed using the weighted-average number of shares of common stock outstanding, including the pro forma effects of the automatic conversion of Support.com's convertible preferred stock into shares of common stock, effective upon the closing of Support.com's initial public offering as if such conversion occurred at the date of original issuance. Pro forma stockholders' equity at March 31, 2000, as adjusted for the conversion of the convertible preferred stock, is disclosed on the balance sheet.

                             SUPPORT.COM, INC.

     (Information as of March 31, 2000 and for the three months ended

                   March 31, 1999 and 2000 is unaudited)

   A reconciliation of shares used in the calculation of basic and diluted and pro forma net loss per share follows (in thousands except per share data):

                                 Period from                         Three months
                              incorporation on                     ended March 31,
                             December 3, 1997 to    Year ended     -----------------
                              December 31, 1998  December 31, 1999  1999      2000
                             ------------------- ----------------- -------  --------
   Net loss attributable to
    common stockholders....        $(2,964)          $(15,366)     $(1,308) $(10,251)
                                   =======           ========      =======  ========
   Basic and diluted:
     Weighted-average
      shares of common
      stock outstanding....          6,432              7,166        6,481    13,066
     Less weighted-average
      shares subject to
      repurchase...........         (1,205)              (523)         --     (4,624)
                                   -------           --------      -------  --------
     Shares used in
      computing basic and
      diluted net loss per
      share................          5,227              6,643        6,481     8,442
                                   =======           ========      =======  ========
   Basic and diluted net
    loss per share.........        $ (0.57)          $  (2.31)     $ (0.20) $  (1.21)
                                   =======           ========      =======  ========
   Pro forma:
     Net loss..............                          $(14,294)              $ (9,849)
                                                     ========               ========
     Shares used above.....                             6,643                  8,442
     Unaudited pro forma
      adjustment to reflect
      weighted effect of
      assumed conversion of
      convertible preferred
      stock................                            13,494                 15,556
                                                     --------               --------
     Shares used in
      computing unaudited
      pro forma basic and
      diluted net loss per
      share................                            20,137                 23,998
                                                     ========               ========
   Unaudited pro forma
    basic and diluted net
    loss per share.........                          $  (0.71)              $  (0.41)
                                                     ========               ========

Recent Accounting Pronouncements

   In June 1998, the FASB issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which will be effective for the year ending December 31, 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. Support.com believes the adoption of SFAS 133 will not have a material effect on the financial statements, since it currently does not invest in derivative instruments and engage in hedging activities.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", or SAB 101. SAB 101 summarizes

                             SUPPORT.COM, INC.

     (Information as of March 31, 2000 and for the three months ended

                   March 31, 1999 and 2000 is unaudited)

certain of the SEC Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company is currently evaluating the impact of SAB 101. The Company believes their current practices comply with SAB 101; however, should the Company determine that a change in accounting policy is necessary, such a change will be made in the second quarter of 2000 and would result in a charge to results of operations for the cumulative effect of the change. This amount, if recognized, would be recorded as deferred revenue and recognized as revenue in future periods. Financial statements for prior periods would not be restated.

2. Property and Equipment

   Property and equipment are stated at cost and consist of the following (in thousands):

                                                                    December
                                                                       31,
                                                                   ------------
                                                                   1998   1999
                                                                   ----  ------
   Computer and software equipment................................ $168  $1,193
   Furniture and equipment........................................  106       5
   Leasehold improvements.........................................    5      --
                                                                   ----  ------
                                                                    279   1,198
   Accumulated depreciation and amortization......................  (23)   (317)
                                                                   ----  ------
                                                                   $256  $  881
                                                                   ====  ======

   As of December 31, 1999, property and equipment included amounts acquired under capital leases of approximately $1,112,000, with related accumulated amortization of approximately $267,000. This includes property and equipment with a net book value of approximately $122,000 at December 31, 1999 that was acquired in 1998 and financed in 1999 through a sale-leaseback transaction.

3. Capital Leases, Borrowings and Commitments

   In October 1998, Support.com entered into a loan and security agreement, a subordinated loan and security agreement and a lease agreement with a financial institution. In connection with each of these agreements, Support.com issued warrants to the financial institution (see Note 4). Additionally, Support.com cannot declare or pay any cash dividends or make a distribution on any class of stock without the consent of the lender.

   The loan and security agreement allows Support.com to borrow up to $1,500,000 in minimum installments of $500,000 evidenced by secured promissory notes. Each promissory note bears interest at the rate of 9% per year, is payable in 36 monthly installments, and is secured by substantially all of Support.com's assets. At December 31, 1999, Support.com had borrowed $1,500,000 under this agreement. Remaining principal payments under these notes are approximately $639,000 in 2000, $699,000 in 2001 and $61,000 in 2002.

   The subordinated loan and security Agreement allows Support.com to borrow up to $1,000,000 in two installments of $500,000 evidenced by subordinated secured promissory notes. Each promissory note bears interest at the rate of 12.5% per year, is payable in 9 monthly installments of interest only followed by 33 monthly installments of principal and interest. Each note is secured by substantially all of Support.com's assets. At December 31, 1999, Support.com had borrowed

                             SUPPORT.COM, INC.

     (Information as of March 31, 2000 and for the three months ended

                   March 31, 1999 and 2000 is unaudited)

$1,000,000 under this agreement. Principal payments due are approximately $282,000 in 2000, $362,000 in 2001 and $356,000 in 2002.

   The lease agreement allows Support.com to borrow up to $2,500,000. Support.com can borrow under this agreement until 2001 and advances may only be used to finance purchases of equipment, software and tenant improvements, subject to certain limitations. Advances are secured by the assets acquired. Each equipment advance is payable in 48 monthly installments of principal and interest, computed at the monthly rate of 2.9% of the principal balance. At March 31, 2000, Support.com had borrowed approximately $1,740,000 under this agreement.

   Support.com leases its facilities under noncancelable operating lease agreements which expire at various dates from 2000 to 2001. Rent expense was approximately, $433,000 for the three months ended March 31, 2000, $783,000 for the year ended December 31, 1999 and approximately $184,000 for the period from incorporation on December 3, 1997 to December 31, 1998. Support.com received sublease rental income of approximately $90,000 for the three months ended March 31, 2000, approximately $162,000 for the year ended December 31, 1999 and approximately $45,000 for the period from incorporation on December 3, 1997 to December 31, 1998.

   As of December 31, 1999, minimum payments under noncancelable lease agreements were as follows (in thousands):

   Years ending                                               Capital  Operating
   December 31,                                               Leases    Leases
   ------------                                               -------  ---------
    2000....................................................  $  336    $1,349
    2001....................................................     344       850
    2002....................................................     344        --
    2003....................................................     187        --
                                                              ------    ------
      Total minimum lease and principal payments............   1,211    $2,199
                                                                        ======
   Amount representing interest.............................    (138)
                                                              ------
   Present value of future payments.........................   1,073
   Current portion of capital lease obligations.............     274
                                                              ------
   Noncurrent portion.......................................  $  799
                                                              ======

4. Redeemable Convertible Preferred Stock and Stockholders' Equity

Preferred Stock

   Each share of preferred stock is, at the option of the holder, convertible into one share of common stock, subject to certain adjustments for dilution, if any, resulting from future stock issuances. The outstanding shares of preferred stock automatically convert into common stock immediately prior to the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which Support.com receives at least $15,000,000 in gross proceeds and the market valuation for Support.com is at least $125,000,000. Each class of preferred stock automatically converts into common stock at the election of holders of at least a majority of the outstanding shares.

                             SUPPORT.COM, INC.

     (Information as of March 31, 2000 and for the three months ended

                   March 31, 1999 and 2000 is unaudited)


   As of December 31, 1999, convertible preferred stock consisted of the following:

                                                             Non-
                                                          cumulative Liquidation
                                     Shares     Shares     Dividend  Preference
                                   Authorized Outstanding Per Share   Per Share
                                   ---------- ----------- ---------- -----------
   Series A.......................  3,571,600  3,571,600    $   --     $0.070
   Series B.......................  7,346,108  7,346,108    $0.550     $0.687
   Series C.......................  4,934,000  4,638,618    $0.262     $3.271
                                   ---------- ----------
                                   15,851,708 15,556,326
                                   ========== ==========

   The holders of Series B and C preferred stock are entitled to receive dividends payable in preference and priority to any payment of any dividend on Series A preferred stock and common stock. No dividends have been declared as of December 31, 1999.

   The liquidation preference of the convertible preferred stock is subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization affecting such share and, in addition, an amount equal to all declared but unpaid dividends on the shares of preferred stock. The liquidation preference of the Series B and C preferred stock is increased at the rate, without compounding, of 8% per year, such rate to be prorated over the length of any partial year. Any remaining assets would then be distributed on a pro rata basis among the holders of common stock.

   The majority of the holders of Series B redeemable convertible preferred stock can require Support.com to redeem one-third, two-thirds, and all of the outstanding Series B redeemable convertible preferred stock, together with a 8% annual rate of return, at any time after June 19, 2003, June 19, 2004 and June 19, 2005. The carrying amount of Series B redeemable convertible preferred stock is being increased by periodic accretions so that its carrying amount will equal the redemption amount at the redemption date.

   The majority of the holders of Series C redeemable convertible preferred stock can require Support.com to redeem one-third, two-thirds, and all of the outstanding Series C redeemable convertible preferred stock, together with a 8% annual rate of return, at any time after June 14, 2004, June 14, 2005 and June 14, 2006. The carrying amount of Series C redeemable convertible preferred stock is being increased by periodic accretions so that its carrying amount will equal the redemption amount at the redemption date.

   The preferred stockholders have voting rights equal to the common shares issuable upon conversion of their preferred shares.

   At December 31, 1998, Support.com had a receivable from a stockholder for $250,229 in connection with the purchase of Series B preferred stock. The receivable was included in prepaids and other currents assets. Support.com collected the receivable during 1999.

                            SUPPORT.COM, INC.

     (Information as of March 31, 2000 and for the three months ended

                  March 31, 1999 and 2000 is unaudited)

Common Stock

   Support.com has reserved shares of common stock for issuance at March 31, 2000 as follows:

   Stock Plans.......................................................  8,610,218
   Warrants..........................................................    283,650
   Conversion of preferred stock..................................... 15,556,326
                                                                      ----------
                                                                      24,450,194
                                                                      ==========

   Through March 31, 2000, certain option holders have exercised options to purchase 3,240,189 shares of common stock at prices ranging from $0.40 to $0.99, with a weighted-average exercise price of $0.65 per share in exchange for four-year, full recourse promissory notes. The notes bear interest at 5.9% and expire on various dates through 2003. Support.com has the right to repurchase all unvested shares purchased by the notes at the original exercise price in the event of employee termination. The number of shares subject to this repurchase right decreases as the shares vest under the original option terms, generally over four years.

Stock Warrants

   In October 1998 and July 1999, Support.com issued warrants to a financial institution in conjunction with the loan and security agreement, subordinated loan and security agreement and the master lease agreement (see Note 3). The warrant issued in October 1998 allows the financial institution to purchase 98,511 shares of Support.com's Series C preferred stock at an exercise price of $1.98 per share. The warrant issued in July 1999 allows the financial institution to purchase 27,511 shares of Support.com's Series C preferred stock at an exercise price of $3.27 per share. The warrants became exercisable in June 1999 and July 1999, respectively. The warrants granted in July 1999 shall be exercisable for a period of seven years or three years from the effective date of Support.com's initial public offering, whichever is longer. The warrants granted in October 1998 will expire 7 years from issuance or at the time of Support.com's initial public offering. The warrants were valued using the Black-Scholes model. In applying the Black-Scholes model, Support.com used an expected dividend yield of zero, a risk-free interest rate of 6.5% and a volatility factor of 0.5. The value of approximately $249,000 on the warrant issued in 1998 and $59,000 on the warrant issued in 1999 is being amortized to interest expense over the term of the financing agreements.

   In August 1999, Support.com issued warrants to a lessor in conjunction with a sublease agreement. The warrant allows the lessor to purchase 38,461 shares of Support.com's Series C preferred stock at an exercise price of $6.50 per share. The warrant is immediately exercisable and expires in November 2001 or at the time of Support.com's initial public offering. The warrants were valued using the Black-Scholes model. In applying the Black-Scholes model, Support.com used an expected dividend yield of zero, a risk-free interest rate of 6.5% and a volatility factor of 0.5. The total value of approximately $35,000 is being amortized to interest expense over the term of the lease agreements.

                             SUPPORT.COM, INC.

     (Information as of March 31, 2000 and for the three months ended

                   March 31, 1999 and 2000 is unaudited)

   In February 2000, Support.com issued warrants to a customer in conjunction with a license agreement. The warrant allows the customer to purchase 119,167 shares of Support.com's Series C preferred stock at an exercise price of $18.00 per share. The warrant is immediately exercisable and expires in August 2002. The value of the warrants was estimated to be approximately $131,000 and was based upon a Black-Scholes valuation model with the following assumptions: risk free interest rate of 6.5%, dividend yield of 0%, volatility of 50%, expected life of 30 months, exercise price of $18.00 and fair value of $8.42. The value of the warrants will be recorded as a reduction to license revenues as the related revenues are recognized under the agreement.

Restricted Common Stock and Options to Non-Employees

   Support.com granted the right to purchase 205,500 shares of restricted common stock in 1999 and 80,000 shares of restricted common stock in 1998 to non-employees and members of the board of directors. During 1999, non-employees and members of the board of directors purchased 222,000 shares of restricted common stock. Support.com has the right to repurchase all unvested shares purchased at the original exercise price. The number of shares subject to this repurchase right decreases as the shares vest under the original terms of the restricted stock purchase agreements, generally over four years. As of December 31, 1999, there were 201,029 shares subject to repurchase. The restricted stock was purchased at prices ranging from $0.10 to $0.90, with a weighted-average exercise price of $0.17 per share.

   The rights to purchase restricted stock granted to the directors were valued using the intrinsic value method prescribed in APB 25. The restricted stock and options granted to non-employees were valued using the Black-Scholes model prescribed in FAS 123 and EITF 96-18. In applying the Black-Scholes model, Support.com used an expected dividend yield of zero, a risk-free interest rate of 6.5%, a volatility factor of 0.5 and the deemed fair value of Support.com's common stock on the date such restricted stock or option became vested. The restricted stock and options granted to non-employees are subject to periodic re-valuation over the vesting period. Support.com recognized compensation expense from restricted stock and options to non-employees relating to services performed in 1999 of approximately $255,000 and in the three months ended March 31, 2000 of approximately $218,000.

1998 Stock Option Plan

   During fiscal 1998, Support.com adopted the 1998 stock option plan (the "plan"). Under the plan, up to 9,424,434 shares of Support.com's common stock may be granted as options or sold to eligible participants. Under the plan, options to purchase common stock may be granted at no less than 85% of the fair value on the date of the grant (110% of fair value in certain instances), as determined by the board of directors. Options under the plan are immediately exercisable; however, shares issued are subject to Support.com's right to repurchase such shares at the original issuance price, which lapses in a series of installments measured from the vesting commencement date of the option. Options generally vest and the repurchase rights lapse over a 48-month period from the date of grant and have a maximum term of 10 years.

                             SUPPORT.COM, INC.

     (Information as of March 31, 2000 and for the three months ended

                   March 31, 1999 and 2000 is unaudited)

   Pro forma information regarding net loss is required by FAS 123 and has been determined as if Support.com had accounted for its employee stock options under the fair value method of FAS 123. The fair value of these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions: risk-free interest rates of 6.5%; a dividend yield of 0%; and a weighted-average expected life of the option of 4.5 years for the years ended December 31, 1998 and 1999 and the three months ended March 31, 2000.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options using a graded vesting method. The effects of applying FAS 123 for pro forma disclosures are not likely to be representative of the effects on reported net loss for future years.

   Support.com's pro forma information follows (in thousands, except per share amounts):

                             Period from incorporation
                              on December 3, 1997 to      Year ended     Three months ended
                                 December 31, 1998     December 31, 1999   March 31, 2000
                             ------------------------- ----------------- ------------------
   Net loss attributable to
    common stockholders:
     As reported...........           $(2,964)             $(15,366)          $(10,251)
     Pro forma.............            (2,969)              (15,468)           (10,334)
   Basic and diluted net
    loss per share:
     As reported...........           $ (0.57)             $  (2.31)          $  (1.21)
     Pro forma.............             (0.57)                (2.33)             (1.22)

   Information with respect to stock option activity is summarized as follows:

                                                Options Outstanding    Weighted
                                    Options    ----------------------- Average
                                   Available   Number of    Price Per  Exercise
                                   for Grant     Shares       Share     Price
                                   ----------  ----------  ----------- --------
   Shares authorized..............  2,929,434          --           --     --
   Options granted................ (2,343,250)  2,343,250  $      0.10  $0.10
   Options exercised..............         --     (40,000) $      0.10  $0.10
   Options canceled...............     95,000     (95,000) $      0.10  $0.10
                                   ----------  ----------  -----------
   Balance at December 31, 1998...    681,184   2,208,250  $      0.10  $0.10
   Shares authorized..............  5,195,000          --           --     --
   Options granted................ (6,326,139)  6,326,139  $0.10-$0.99  $0.57
   Options exercised..............         --  (4,131,994) $0.10-$0.99  $0.46
   Options canceled...............    457,500    (457,500) $0.10-$0.90  $0.23
                                   ----------  ----------  -----------
   Balance at December 31, 1999...      7,545   3,944,895  $0.10-$0.90  $0.47
   Shares authorized..............  1,300,000          --           --  $  --
   Options granted................ (1,236,361)  1,236,361  $2.00-$9.00  $4.41
   Options exercised..............         --  (2,838,472) $0.10-$8.00  $0.67
   Options canceled...............    203,000    (203,000) $0.10-$0.90  $0.11
   Shares repurchased.............    196,250              $0.10-$0.90  $0.18
                                   ----------  ----------  -----------  -----
   Balance at March 31, 2000......    470,434   2,139,784  $0.10-$9.00  $2.51
                                   ==========  ==========  ===========

                            SUPPORT.COM, INC.

     (Information as of March 31, 2000 and for the three months ended

                  March 31, 1999 and 2000 is unaudited)

   At March 31, 2000, 5,771,337 shares which had been issued upon exercise of options were subject to repurchase. At December 31, 1998 and 1999 and March 31, 2000, zero and 3,299,905 shares which had been issued upon exercise of options were subject to repurchase. At December 31, 1998 and 1999, options to acquire 5,500, 444,899, and 159,137 shares were vested but not exercised.

   Exercise prices for options outstanding as of December 31, 1999 and the weighted-average remaining contractual life are as follows:

                                          Options Outstanding and Exercisable
                                          -------------------------------------------------
                                                                                 Weighted-
                                                                                  Average
                                                                                 Remaining
               Exercise                   Number of                             Contractual
              Price Range                  Shares                                  Life
              -----------                 ---------                             -----------
                                                                                (In years)
                 $0.10                      764,556                                7.79
                 $0.40                    2,163,689                                9.54
                 $0.90                    1,016,650                                9.68
                                          ---------                                ----
                                          3,944,895                                9.22
                                          =========                                ====

   The weighted-average fair value of options granted during 1998 was $0.02 and 1999 was $0.12.

Stock Compensation

   During the period from incorporation December 31, 1997 to December 31, 1998, the year ended December 31, 1999 and for the three months ended March 31, 2000, in connection with the grant of certain share options to employees, Support.com recorded deferred stock compensation of approximately $169,000, $17.7 million, and $5.9 million respectively, representing the difference between the exercise price and the deemed fair value of Support.com's common stock on the date such stock options were granted. Such amounts are included as a reduction of stockholders' equity (deficit) and are being amortized by charges to operations on a graded vesting method. Support.com recorded amortization of deferred stock compensation expense of approximately $16,000 in 1998, $3.5 million in 1999 and $3.5 million for the three months ended March 31, 2000. At March 31, 2000, Support.com had a total of approximately $16.6 million remaining to be amortized over the corresponding vesting period of each respective option, generally four years. The amortization expense relates to options awarded to employees in all operating expense categories. This amount has not been separately allocated to these categories.

Initial Public Offering

   In February 2000, the board of directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed initial public offering ("IPO"). If the offering is consummated under the terms presently anticipated, all of the currently outstanding convertible preferred stock will convert to shares of common stock upon the closing of the IPO on a one-for-one basis. The effect of this conversion has

                             SUPPORT.COM, INC.

     (Information as of March 31, 2000 and for the three months ended

                   March 31, 1999 and 2000 is unaudited)

been reflected as unaudited pro forma stockholders' equity in the accompanying balance sheet at March 31, 2000.

   In February 2000, the board of directors also authorized 5,000,000 shares of undesignated preferred stock, for which the board of directors is authorized to fix the designation, powers, preferences and rights, and an increase in the authorized number of shares of common stock to 150,000,000 shares.

2000 Employee Stock Purchase Plan

   In February 2000, the board of directors approved the adoption of Support.com's 2000 employee stock purchase plan (the "2000 purchase plan"). A total of 2,000,000 shares of common stock have been reserved for issuance under the 2000 purchase plan. On January 1 of each year, the number of shares reserved automatically increases by the lesser of 2,000,000 shares, 3% of the outstanding shares, or an amount determined by the board of directors. The 2000 purchase plan permits eligible employees to acquire shares of Support.com's common stock through periodic payroll deductions of up to 15% of total compensation. No more than 1,000 shares may be purchased on any purchase date per employee. Each offering period will have a maximum duration of 24 months, consisting of 4 participation periods. Purchases occur on the last day of each July and January following the end of each participation period. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of Support.com's common stock on each employee's applicable enrollment date or on the last day of the respective participation period. The initial offering period commences upon the effectiveness of the initial public offering and will end on the last business day of December 2001.

2000 Omnibus Equity Incentive Plan

   In February 2000, the board of directors approved the adoption of Support.com's 2000 omnibus equity incentive plan (the "2000 incentive plan"), subject to stockholder approval. A total of 4,000,000 shares of common stock have been reserved for issuance to eligible participants under the 2000 incentive plan. On January 1 of each year, the number of shares reserved automatically increases by the lesser of 2,000,000 shares, 5% of outstanding shares, or an amount determined by the board of directors. The types of awards that may be made under the 2000 incentive plan include the grant of incentive stock options, the grant of nonstatutory stock options and stock purchase rights to employees, non-employee directors, advisors and consultants. Any shares not yet issued under Support.com's 1998 stock option plan as of the date of Support.com's IPO will be available for grant under the 2000 incentive plan. The exercise price for incentive stock options may not be less than 100% of the fair market value of Support.com's common stock on the date of grant (85% for nonstatutory options).

Rescission Offer

   Specific shares issued, and option grants made under, Support.com's 1998 stock option plan were not exempt from registration or qualification under California state securities laws, and these

                             SUPPORT.COM, INC.

     (Information as of March 31, 2000 and for the three months ended

                   March 31, 1999 and 2000 is unaudited)

stock issuances and option grants violated the registration requirements of California state securities laws because registration or qualification was not obtained. Support.com intends to make a rescission offer of 20% of the exercise price of the respective option to the holders of 2,932,900 shares and options which will be held open for 30 days. If accepted, the rescission offer could require Support.com to make payments of approximately $215,000 as consideration for the return of any such shares issued and options granted including statutory interest.

5. Income Taxes

   No provision for income taxes has been recorded as Support.com incurred net operating losses for the period from incorporation on December 3, 1997 to December 31, 1998 and for the year ended December 31, 1999. The following is a reconciliation of the statutory federal income tax rate (35%) to Support.com's effective income tax rate (In thousands):

                                   Period from incorporation
                                    on December 3, 1997 to      Year ended
                                       December 31, 1998     December 31, 1999
                                   ------------------------- -----------------
Statutory federal income tax
 expense (benefit)................           $(963)               $(5,003)
Loss for which no tax benefit is
 currently recognizable...........             963                  5,003
                                             -----                -------
                                             $  --                $    --
                                             =====                =======

   Significant components of Support.com's deferred tax assets are as follows (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Deferred tax assets:
     Net operating loss carryforwards......................... $ 1,000  $ 4,100
     Deferred compensation....................................     --     1,400
     Other....................................................     100      900
                                                               -------  -------
       Total deferred tax assets..............................   1,100    6,400
   Valuation allowances.......................................  (1,100)  (6,400)
                                                               -------  -------
   Net deferred tax assets.................................... $    --  $    --
                                                               =======  =======

   Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes Support.com's historical operating performance and the reported cumulative net losses in all periods, Support.com has provided a full valuation allowance against its net deferred tax assets.

   The valuation allowance increased by approximately $1.1 million during the period from incorporation on December 3, 1997 to December 31, 1998 and $5.3 million during the year ended December 31, 1999.

                             SUPPORT.COM, INC.

     (Information as of March 31, 2000 and for the three months ended

                   March 31, 1999 and 2000 is unaudited)


   As of December 31, 1999, Support.com had federal and state net operating loss carryforwards each of approximately $10.1 million. The net operating loss carryforwards will expire at various dates beginning in 2005 through 2019, if not utilized.

   Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.






6. Source Code License Agreement

   In March 2000 the Company entered into an exclusive agreement related to problem identification technology with another party. Pursuant to this arrangement the Company is obligated to pay up to $750,000 during the second quarter of 2000 for an evaluation license to the technology and training, integration services and engineering assistance. In addition, the Company also received a 90 day right to purchase the source code for fees of up to $11,350,000 which would be payable over a three year period from the date of exercise.

                                 [Company Logo]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   This table lists the various expenses expected to be incurred by the Registrant with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

                                                                      Payable by
                                                                      Registrant
                                                                      ----------
   SEC registration fee..............................................  $16,395
   National Association of Securities Dealers, Inc. filing fee.......    6,710
   Nasdaq National Market Listing Fee................................   95,000
   Accounting fees and expenses......................................     *
   Legal fees and expenses...........................................     *
   Printing and engraving expenses...................................     *
   Blue Sky fees and expenses........................................     *
   Registrar and Transfer Agent's fees...............................     *
   Miscellaneous fees and expenses...................................     *
                                                                       -------
     Total...........................................................     *
                                                                       =======

--------
* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify these persons under specified circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "Act"). Article XI.B. of the Registrant's Amended and Restated Certificate of Incorporation (Exhibit 3.1 hereto) and
Article XII of the Registrant's Amended and Restated Bylaws (Exhibit 3.2 hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against specified liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for specified liabilities, including liabilities arising under the Act and affords rights of contribution with respect thereto.

   The Underwriting Agreement (Exhibit 1.1) provides for indemnification by ourselves, our underwriters and our directors and officers of the underwriters, for certain liabilities, including liabilities arising under the Act and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities

     1. From December 1997 to December 31, 1999, the Registrant issued and sold 10,874,374 shares of common stock to employees, directors and consultants at prices ranging from $0.0001 to $0.90 per share.

     2. From December 8, 1997 to March 19, 1998, the Registrant issued and sold 3,571,600 shares of Series A preferred stock to a total of 4 investors for an aggregate purchase price of $250,012.00.

     3. On June 22, 1998, the Registrant issued and sold 7,346,108 shares of Series B preferred stock to a total of 9 investors for an aggregate purchase price of $5,050,228.87.

     4. On June 14, 1999, the Registrant issued and sold 4,638,618 shares of Series C preferred stock to a total of 35 investors for an aggregate purchase price of $15,175,147.93.

   The sales of the above securities were considered to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions under compensatory benefit plans and contracts relating to compensation as provided under Rule
701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1*   Form of Underwriting Agreement.

  3.1** Amended and Restated Certificate of Incorporation, to be effective upon consummation of this offering.

  3.2** Amended and Restated Bylaws, to be effective upon consummation of this offering.

  3.3**  Amended and Restated Certificate of Incorporation.

  3.4**  Certificate of Correction of the Amended and Restated Certificate of
         Incorporation.

  3.5**  Bylaws.

  4.1    Form of Common Stock Certificate.

  4.2** Registration Rights Agreement, dated June 22, 1998, by and among the registrant and the parties who are signatories thereto.

  4.3**  Amended and Restated Registration Rights Agreement, dated June 14,
         1999, by and among the registrant and the parties who are signatories thereto.

  4.4**  Warrant Agreement to Purchase Shares of Series C Convertible Preferred
         Stock, dated July 12, 1999, by and between the registrant and Comdisco, Inc.

  4.5** Warrant Agreement to Purchase Shares of Series C Preferred Stock, dated October 27, 1998, by and between the registrant and Comdisco, Inc.

  4.6** Warrant Agreement to Purchase Shares of Series C Preferred Stock, dated October 27, 1998, by and between the registrant and Comdisco, Inc.

  4.7** Warrant Agreement to Purchase Shares of Series C Preferred Stock, dated October 27, 1998, by and between the registrant and Comdisco, Inc.

  4.8** Letter Agreement, dated June 7, 1999, by and between the registrant and Comdisco, Inc.

  4.9** Warrant Agreement to Purchase Shares of Series C Preferred Stock by and between the registrant and Excite, Inc.

 4.10**  Warrant Agreement to Purchase Shares of Series C Preferred Stock dated
         February 17, 2000 by and between the registrant and General Electric
         Company.

  5.1*   Opinion of Pillsbury Madison & Sutro LLP.

 10.1**  Registrant's Amended and Restated 1998 Stock Option Plan.

 10.2**  Registrant's 2000 Omnibus Equity Incentive Plan.

 10.3**  Registrant's 2000 Employee Stock Purchase Plan.

 10.4**  Form of Directors and Officers' Indemnification Agreement.

 10.5 Employment Agreement, dated June 24, 1998, by and between the registrant and Anthony C. Rodoni.

 10.7 Employment Agreement, dated July 15, 1999, by and between the registrant and Radha R. Basu.

 10.8** Employment Agreement, dated August 16, 1999, by and between the registrant and Scott Dale.

 10.9** Employment Agreement, dated August 16, 1999, by and between the registrant and Cadir Lee.

 10.10 Employment Agreement, dated September 27, 1999, by and between the registrant and Brian M. Beattie.


 Exhibit
  Number                         Description of Document
 --------                        -----------------------
 10.11    Employment Agreement, dated December 7, 1999, by and between the registrant and Jim Hilbert.

 10.12 Employment Agreement, dated January 18, 2000, by and between the registrant and Lucille Hoger.

 10.13 Employment Agreement, dated August 1, 1999, by and between the registrant and Mark Pincus and amendment thereto.

 10.14 Sublease Agreement, dated August 6, 1999, by and between the registrant and Excite, Inc.

 10.15+** Enterprise License Agreement, dated May 27, 1999, by and between the registrant and Bear, Stearns & Co., Inc.

 10.16+** Amendment No. 1 to Enterprise License Agreement, dated October 6,
          1999, by and between the registrant and Bear, Stearns & Co., Inc.

 10.17+** Enterprise License Agreement dated February 17, 2000 by and between the registrant and General Electric Company.

 10.18**  Form of Proprietary Information and Inventions Agreement.

 10.19+** OEM Agreement, dated July 14, 1994, by and between the registrant and Excite@Home.

 10.20+** Amendment to OEM Agreement, dated March 2000, by and between the registrant and Excite@Home.

 10.21+** Reseller Agreement, dated March 2000, by and between the registrant and Samsung SDS Co. Ltd.

 10.22+** Sale and License Agreement, dated March 20, 2000.

 23.1     Consent of Ernst & Young LLP.

 23.2* Consent of Pillsbury Madison & Sutro LLP (contained in their opinion filed as Exhibit 5.1).

 24.1**   Power of Attorney.

 27.1**   Financial Data Schedule for Support.com, Inc.




 99.2**   Consent of Excite@Home.

 99.3**   Consent of JCPenney.

 99.4**   Consent of Compaq Professional Services.

 99.5**   Consent of everdream.

--------
 * To be filed by amendment.

** Previously Filed.

+ Confidential Treatment Requested. Confidential portions of the exhibit have been omitted and filed separately with the Commission.

  (b) Financial Statement Schedules

   Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The Registrant will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on the 26th day of April, 2000.

                                          Support.Com, Inc.

                                                /s/ Radha Ramaswami Basu
                                          By __________________________________
                                                    Radha Ramaswami Basu
                                            President, Chief Executive Officer
                                                       and Director

                              POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Radha Ramaswani Basu, Brian M. Beattie and Mark
A. Vranesh, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                Name                             Title                    Date
                ----                             -----                    ----

    /s/ Radha Ramaswami Basu         President, Chief Executive      April 26, 2000
____________________________________ Officer and Director
        Radha Ramaswami Basu         (Principal Executive
                                     Officer)

      /s/ Brian M. Beattie           Senior Vice President of        April 26, 2000
____________________________________ Finance and Administration,
          Brian M. Beattie           Chief Financial Officer
                                     (Principal Financial Officer
                                     and Principal Accounting
                                     Officer)

                 *                   Director                        April 26, 2000
____________________________________
           Mark J. Pincus

                 *                   Director                        April 26, 2000
____________________________________
          Matthew T. Cowan

        /s/ Manuel F. Diaz           Director                        April 24, 2000
____________________________________
           Manuel F. Diaz

                Name                             Title                    Date
                ----                             -----                    ----

                 *                   Director                        April 26, 2000
____________________________________
          William L. Dunn

                 *                   Director                        April 26, 2000
____________________________________
            Bruce Golden

                 *                   Director                        April 26, 2000
____________________________________
         Edward S. Russell

                 *                   Director                        April 26, 2000
____________________________________
           Roger J. Sippl

      /s/ Radha Ramaswami
           Basu
*By:___________________________
     Radha Ramaswami Basu
      (Attorney-in-Fact)

                                 EXHIBIT INDEX

 Exhibit
 Number                           Description of Document
 -------                          -----------------------
  1.1*     Form of Underwriting Agreement.

  3.1** Amended and Restated Certificate of Incorporation, to be effective upon consummation of this offering.

  3.2** Amended and Restated Bylaws, to be effective upon consummation of this offering.

  3.3**    Amended and Restated Certificate of Incorporation.

  3.4**    Certificate of Correction of the Amended and Restated Certificate of
           Incorporation.

  3.5**    Bylaws.

  4.1      Form of Common Stock Certificate.

  4.2** Registration Rights Agreement, dated June 22, 1998, by and among the registrant and the parties who are signatories thereto.

  4.3**    Amended and Restated Registration Rights Agreement, dated June 14,
           1999, by and among the registrant and the parties who are signatories thereto.

  4.4**    Warrant Agreement to Purchase Shares of Series C Convertible
           Preferred Stock, dated July 12, 1999, by and between the registrant and Comdisco, Inc.

  4.5** Warrant Agreement to Purchase Shares of Series C Preferred Stock, dated October 27, 1998, by and between the registrant and Comdisco, Inc.

  4.6** Warrant Agreement to Purchase Shares of Series C Preferred Stock, dated October 27, 1998, by and between the registrant and Comdisco, Inc.

  4.7** Warrant Agreement to Purchase Shares of Series C Preferred Stock, dated October 27, 1998, by and between the registrant and Comdisco, Inc.

  4.8** Letter Agreement, dated June 7, 1999, by and between the registrant and Comdisco, Inc.

  4.9** Warrant Agreement to Purchase Shares of Series C Preferred Stock by and between the registrant and Excite, Inc.

 4.10** Warrant Agreement to Purchase Shares of Series C Preferred Stock dated February 17, 2000 by and between the registrant and General
           Electric Company.

  5.1*     Opinion of Pillsbury Madison & Sutro LLP.

 10.1**    Registrant's Amended and Restated 1998 Stock Option Plan.

 10.2**    Registrant's 2000 Omnibus Equity Incentive Plan.

 10.3**    Registrant's 2000 Employee Stock Purchase Plan.

 10.4**    Form of Directors and Officers' Indemnification Agreement.

 10.5 Employment Agreement, dated June 24, 1998, by and between the registrant and Anthony C. Rodoni.

 10.7 Employment Agreement, dated July 15, 1999, by and between the registrant and Radha R. Basu.

 10.8** Employment Agreement, dated August 16, 1999, by and between the registrant and Scott Dale.

 10.9** Employment Agreement, dated August 16, 1999, by and between the registrant and Cadir Lee.

 10.10 Employment Agreement, dated September 27, 1999, by and between the registrant and Brian M. Beattie.

 10.11 Employment Agreement, dated December 7, 1999, by and between the registrant and Jim Hilbert.

 10.12 Employment Agreement, dated January 18, 2000, by and between the registrant and Lucille Hoger.

 10.13 Employment Agreement, dated August 1, 1999, by and between the registrant and Mark Pincus and amendment thereto.

 10.14 Sublease Agreement, dated August 6, 1999, by and between the registrant and Excite, Inc.

 10.15+** Enterprise License Agreement, dated May 27, 1999, by and between the registrant and Bear, Stearns & Co., Inc.

 Exhibit
  Number                         Description of Document
 --------                        -----------------------
 10.16+** Amendment No. 1 to Enterprise License Agreement, dated October 6,
          1999, by and between the registrant and Bear, Stearns & Co., Inc.

 10.17+** Enterprise License Agreement dated February 17, 2000 by and between the registrant and General Electric Company.

 10.18**  Form of Proprietary Information and Inventions Agreement.

 10.19+** OEM Agreement, dated July 14, 1994, by and between the registrant and Excite@Home.

 10.20+** Amendment to OEM Agreement, dated March 2000, by and between the registrant and Excite@Home.

 10.21+** Reseller Agreement, dated March 2000, by and between the registrant and Samsung SDS Co. Ltd.

 10.22+** Sale and License Agreement, dated March 20, 2000.

 23.1     Consent of Ernst & Young LLP.

 23.2* Consent of Pillsbury Madison & Sutro LLP (contained in their opinion filed as Exhibit 5.1).

 24.1**   Power of Attorney.

 27.1**   Financial Data Schedule for Support.com, Inc.

 99.2**   Consent of Excite@Home.

 99.3**   Consent of JCPenney.

 99.4**   Consent of Compaq Professional Services.

 99.5**   Consent of everdream.

--------
 * To be filed by amendment.

** Previously Filed.

+ Confidential Treatment Requested. Confidential portions of the exhibit have been omitted and filed separately with the Commission.